Exhibit 1

Shaw) Notice & Proxy Circular Annual General Meeting January 13, 2021

SHAW COMMUNICATIONS INC.

Notice of Annual General Meeting of

Shareholders and Availability of Materials

Date:	Wednesday, January 13, 2021

Time:	2:00 p.m. (Mountain time)

Location:	Virtual-only meeting via live webcast online at: www.virtualshareholdermeeting.com/shaw2021

In light of the COVID-19 pandemic and to mitigate the risks to the health and safety of our community, shareholders and employees, Shaw Communications Inc. (“Shaw”) will be holding its annual general meeting (the “Meeting”) in a virtual-only format. A virtual Meeting means that shareholders and proxyholders will participate by way of webcast accessed at www.virtualshareholdermeeting.com/shaw2021 and no physical or in-person Meeting will be held.

Shaw is using the notice-and-access model for delivery of materials to its shareholders for the Meeting. This model supports Shaw’s environmental goals by reducing paper use and the cost of printing and mailing.

Under notice-and-access, holders of Class A Participating Shares (“Class A Shares”) receive a proxy form or voting instruction form enabling them to vote their shares; however, instead of a paper copy of the management proxy circular (the “Circular”), they receive this notice with information on how to access the Circular electronically. Holders of Class B Non-Voting Participating Shares (“Class B Non-Voting Shares”) will also receive this notice with information on how to access the Circular electronically.

Business of the Meeting:	Heading in the Circular under “Business of the Meeting” where matter is described

1. Receive Shaw’s consolidated financial statements for the year ended August 31, 2020 and the auditors’ report on those statements	“Consolidated Financial Statements”

2. Elect directors	“Election of Directors”

3. Appoint auditors	“Appointment of Auditors”

4. Transact such other business as may properly come before the Meeting

Voting Shares

Holders of Class A Shares of record at the close of business on November 24, 2020 are the only shareholders entitled to vote at the virtual Meeting. Holders of Class B Non-Voting Shares are entitled to attend and speak (i.e. ask questions) at the virtual Meeting but are not entitled to vote on any matter proposed for consideration at the Meeting.

Shaw Communications Inc.	1

Notice of Meeting

Voting

Registered Shareholders

A holder of Class A Shares who holds the shares directly in their own name and not through a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a registered shareholder. Registered holders of Class A Shares are asked to return their proxies to Broadridge Investor Communications Corporation (“Broadridge”) using one of the following methods:

Internet:	Telephone:	Mail:
www.proxyvote.com	1-800-474-7493 (English) or 1-800-474-7501 (French)	Data Processing Centre P.O. Box 3700 STN Industrial Park Markham, ON L3R 9Z9

In order to be valid and acted upon at the Meeting, completed proxies or votes must be received by Broadridge by 2:00 p.m. (Mountain Time) on Monday, January 11, 2021 or, in the case of any adjournment or postponement of the Meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting. A person appointed as a proxyholder need not be a shareholder. See the Circular for further instructions.

Non-Registered Shareholders

A holder of Class A Shares who holds the shares through an account in the name of a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a non-registered (or beneficial) shareholder. Non-registered holders of Class A Shares are asked to return their voting instruction form using one of the following methods at least one business day before the proxy deposit date noted in the voting instruction form.

Internet:	Telephone:	Mail:
www.proxyvote.com	1-800-474-7493 (English) or 1-800-474-7501 (French)	Data Processing Centre P.O. Box 3700 STN Industrial Park Markham, ON L3R 9Z9

Right to Attend

In light of the COVID-19 pandemic and to mitigate the risks to the health and safety of our community, shareholders and employees, Shaw will be holding its the Meeting in a virtual-only format. A virtual Meeting means that shareholders and proxyholders will participate by way of webcast accessed at www.virtualshareholdermeeting.com/shaw2021 and no physical or in-person Meeting will be held.

Registered and non-registered shareholders and their duly appointed proxyholders will be able to attend and speak at the virtual Meeting.

Registered and non-registered Class A shareholders who have appointed themselves as proxyholder can also vote via the live webcast by completing a ballot online during the virtual Meeting.

Guests will be able to listen to the Meeting but will not be able to ask questions or vote.

Instructions to Attend Online Meeting

•	Log in online at: www.virtualshareholdermeeting.com/shaw2021. We recommend that you log in at least 15 minutes before the Meeting starts.
•	Enter the 16-digit control number found on the form of proxy or voting instruction form into the Shareholder login section.
•	If you are a proxyholder or an appointee, enter the exact “Appointee Name” and eight-character “Appointee Identification Number” provided by the shareholder who appointed you.
•	If you are a guest, complete the “Guest” login information.

If you participate in the virtual Meeting, it is important that you are connected to the internet at all times during the Meeting. It is your responsibility to ensure connectivity for the duration of the virtual Meeting. You should allow ample time to check into the virtual Meeting and complete the above procedure.

For any technical difficulties experienced during the check-in process or during the meeting, please contact Broadridge at (800) 586-1548 (toll free in North America) or (303) 562-9288 (international) for assistance. If you have any questions regarding this notice or the Meeting, please contact Broadridge via email at proxy.request@broadridge.com or, in the case of a non-registered shareholder, your nominee (bank, securities broker, trustee, trust company or other institution).

2	Shaw Communications Inc.

Notice of Meeting

Submitting Questions

Following the Meeting, we will hold a live Q&A session to answer the questions submitted through the live webcast during the Meeting. Only holders of Class A Shares, holders of Class B Non-Voting Shares or their duly appointed proxyholders (i.e., not guests) may submit questions.

To ask a question during live Q&A session following the Meeting, you may do so in writing through the live webcast at www.virtualshareholdermeeting.com/shaw2021. After logging-in, type your question into the “Ask a Question” field and click “Submit”.

Guests will not be able to submit questions during the Meeting.

To ensure the Meeting is conducted in a manner that is fair to all shareholders, the Chair of the Meeting may exercise broad discretion in responding to the questions including the order in which the questions are answered, the grouping or editing of the questions and the amount of time devoted to any question.

Websites Where Meeting Materials are Posted

Electronic copies of the proxy-related materials and the 2020 Annual Report may be found and downloaded at http://www.meetingdocuments.com/astca/sjr or at Shaw’s profile at www.sedar.com.

Shareholders are reminded to review the Circular before voting.

Paper Copies of Meeting Materials

Should you wish to receive paper copies of the proxy materials for the Meeting or Shaw’s 2020 Annual Report, or if you have any questions about notice-and-access, please contact the Company’s transfer agent, AST Trust Company (Canada), at 1-888-433-6443 or fulfilment@astfinancial.com.

Shaw expects that a request for materials will need to be received prior to December 25, 2020 in order to receive paper copies in advance of the deadline for submission of proxies or voting instruction forms for the virtual Meeting. Materials will be sent within three business days of requests received before the date of the virtual Meeting.

By Order of the Board of Directors,

(signed)	Peter A. Johnson
Executive Vice President, Chief Legal and Regulatory Officer

Calgary, Alberta

November 24, 2020

Shaw Communications Inc.	3

SHAW COMMUNICATIONS INC.

Proxy Circular

This management proxy circular (the “Proxy Circular”) is dated November 24, 2020, and the information contained herein is provided in connection with the solicitation of proxies by and on behalf of management of Shaw Communications Inc. (“Shaw” or the “Company”) for use at the annual general meeting of shareholders of the Company to be held on January 13, 2021 (the “Meeting”), and any adjournments thereof, as set forth in the Notice of Annual General Meeting of Shareholders and Availability of Materials (the “Notice of Meeting”).

The Company uses the notice-and-access model for delivery of Meeting materials. This model supports Shaw’s environmental goals by reducing paper usage and the cost of printing and mailing materials for the Meeting.

Registered and non-registered holders of Class A Participating Shares (“Class A Shares”) will receive a proxy or voting instruction form and a copy of the Notice of Meeting that sets out how to access the Proxy Circular online. Holders of Class B Non-Voting Participating Shares (“Class B Non-Voting Shares”) will also receive a copy of the Notice of Meeting. A paper copy of the Proxy Circular by mail can be requested by contacting the Company’s transfer agent, AST Trust Company (Canada), at 1-888-433-6443 or fulfilment@astfinancial.com.

Meeting materials will be sent to registered shareholders by Broadridge Investor Communications Corporation (“Broadridge”). Meeting materials will also be sent to non-registered shareholders by Broadridge, who acts on behalf of intermediaries to send proxy materials. The Company will pay intermediaries to send Meeting materials, including a voting instruction form, if applicable, to objecting non-registered shareholders.

It is expected that solicitation of proxies for the Meeting will primarily be by mail, but may also be made by telephone or other means of telecommunication by directors, officers or employees of the Company. The cost of the solicitation will be borne by the Company.

Unless otherwise noted, the information contained in the Proxy Circular is given as of November 24, 2020. All amounts are expressed in Canadian dollars. The terms “we,” “us,” “our,” “Shaw” and “the Company” refer to Shaw Communications Inc. or, as applicable, Shaw Communications Inc. and its direct and indirect subsidiaries as a group.

4	Shaw Communications Inc. Proxy Circular

Voting Procedures

1.	Voting Shares

Holders of Class A Shares of record at the close of business on November 24, 2020 (the “Record Date”) are the only shareholders entitled to vote at the Meeting. Holders of Class B Non-Voting Shares are entitled to attend and speak (i.e. ask questions) at the virtual Meeting, but are not entitled to vote on any matter proposed for consideration at the Meeting.

2.	Registered Shareholders

Holders of Class A Shares who hold shares directly in their own names and not through a nominee (such as a bank, securities broker, trustee, trust company or other institution) are registered shareholders. Registered shareholders will receive a proxy form containing the relevant details concerning the business of the meeting, including a 16-digit control number required to access the virtual Meeting.

If you wish to vote during the virtual Meeting, you do not need to complete or return your form of proxy.

If you do not plan to attend the virtual Meeting, you can either mark your voting instructions on the form of proxy or appoint another person (a proxyholder) to attend the virtual Meeting and vote your shares for you. In either case, you will need to complete and return your form of proxy.

Voting by Proxy

Registered holders of Class A Shares may vote their Class A Shares by appointing a proxy. The Shaw representatives named in the form of proxy mailed to registered shareholders are each a director and/or officer of the Company.

A registered holder of Class A Shares who wishes to appoint some other person to represent them at the virtual Meeting should follow the instructions on their form of proxy and are encouraged to appoint such other person online at www.proxyvote.com as this will reduce the risk of any mail disruptions and will allow the shareholder to share the necessary information with their appointed proxyholder more easily. To provide the appointed proxyholder access to the virtual Meeting, a registered holder of Class A Shares must create a unique eight-character “Appointee Identification Number” and specify the “Appointee Name” in the spaces provided in the form of proxy or online at www.proxyvote.com. The shareholder must then provide the proxyholder with the unique eight-character Appointee Identification Number along with the specified Appointee Name to allow the proxyholder access to the virtual Meeting.

If an eight-character Appointee Identification Number is not created by the registered shareholder, the appointed proxyholder will not be able to access the virtual Meeting.

Voting Online at the Meeting

Registered holders of Class A Shares may vote their Class A Shares online at the virtual Meeting by following the instructions set out below in “Right to Attend – Instructions to Attend Online Meeting.” If voting online, a registered holder of Class A Shares should not complete and file a form of proxy as described above.

Proxyholder Discretion

Where instructions are specified, the Shaw representatives named in the form of proxy mailed to registered shareholders will vote the Class A Shares in respect of which they are appointed in accordance with those instructions. In the absence of an instruction, it is intended that such Class A Shares be voted for the adoption of all resolutions referred to in the Notice of Meeting.

The form of proxy mailed to registered shareholders confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Proxy Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. If any such amendment, variation or other matter which is not now known should properly come before the Meeting, then the Shaw representatives named in the proxy form will vote on such matters in accordance with their best judgment with respect to the Class A Shares represented by the proxy.

Proxy Circular Shaw Communications Inc.	5

Voting Procedures

Filing a Proxy

Registered holders of Class A Shares are encouraged to file their proxy or vote in advance with Broadridge by using one of the following methods:

Internet:	Telephone:	Mail:
www.proxyvote.com	1-800-474-7493 (English) or 1-800-474-7501 (French)	Data Processing Centre P.O. Box 3700 STN Industrial Park Markham, ON L3R 9Z9

To file their proxy or vote by internet or telephone, a registered holder of Class A Shares will require the control number that is printed on the form of proxy mailed to that shareholder.

To be valid and acted upon at the Meeting, completed proxies or votes must be received by Broadridge by 2:00 p.m. (Mountain Time) on Monday, January 11, 2021 or, in the case of any adjournment or postponement of the virtual Meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed virtual Meeting. The Chair of the Meeting can waive or extend the time limit for depositing proxies at his discretion without notice.

Revocation of Proxy

A shareholder who has given a proxy may revoke it, in any manner permitted by law, including by signing a form of proxy bearing a later date or a notice of revocation and, in either case, delivering it to the attention of the Corporate Secretary of the Company at its registered office up to the day before the Meeting or to the Chair of the Meeting on the day of the Meeting.

3.	Non-Registered Holders

A holder of Class A Shares through an account in the name of a nominee (such as a bank, securities broker, trustee, trust company or other institution) is a non-registered shareholder. In this case, the nominee is listed on a register maintained by the Company’s transfer agent and the non-registered shareholder would not be listed on that register. Non-registered shareholders of Class A Shares will receive a voting instruction form, rather than a form of proxy, that contains the relevant details concerning the business of the meeting, including a 16-digit control number required to access the virtual Meeting.

If you wish to vote during the virtual Meeting, you must appoint yourself as proxyholder by following the instructions set out below in “Voting Online at the virtual Meeting.”

If you do not plan to attend the virtual Meeting, you can either mark your voting instructions on the voting instruction form, or appoint another person (a proxyholder) to attend the Meeting and vote your shares for you. In either case, you will need to complete and return your voting instruction form.

Voting Online at the virtual Meeting

Non-registered holders of Class A Shares may vote their Class A Shares online at the virtual Meeting. In order to vote at the virtual Meeting, a non-registered holder of Class A Shares must first appoint themselves as proxyholder, which they may do by (i) following the instructions on the voting instruction form, completing the voting instruction form and returning it to the intermediary specified on such voting instruction form; or (ii) visiting www.proxyvote.com and logging in with the 16-digit control number provided on the voting instruction form. Second, the non-registered holder of Class A Shares must insert their own name as the “Appointee Name” and designate an eight-character “Appointee Identification Number” in the spaces provided in the voting instruction form or online at www.proxyvote.com. Such appointee information is required to vote at the virtual Meeting.

If an eight-character Appointee Identification Number is not created by the non-registered shareholder, the non-registered shareholder will not be able to vote at the virtual Meeting.

6	Shaw Communications Inc. Proxy Circular

Voting Procedures

Voting Instruction Form

Non-registered holders of Class A Shares may vote their Class A Shares by appointing a proxy. The Shaw representatives named in the voting instruction form mailed to non-registered shareholders are each a director and/or officer of the Company.

A non-registered holder of Class A Shares who wishes to appoint some other person to represent them at the Meeting should follow the instructions on their voting instruction form and is encouraged to appoint such other person online at www.proxyvote.com as this will reduce the risk of any mail disruptions and will allow the shareholder to share the necessary information with the appointed nominee more easily. To give the appointed proxyholder access to the virtual Meeting, a non-registered holder of Class A Shares must create a unique eight-character “Appointee Identification Number” and specify the “Appointee Name”, either in the spaces provided in the voting instruction form or online at www.proxyvote.com. The shareholder must then provide the proxyholder with the unique eight-character Appointee Identification Number along with the specified Appointee Name to allow the proxyholder access to the virtual Meeting.

If an eight-character Appointee Identification Number is not created by the non-registered shareholder, the appointed proxyholder will not be able to access the virtual Meeting.

Filing a Voting Instruction Form

Non-registered holders of Class A Shares are encouraged to file their voting instruction form or votes at least one business day before the proxy deposit date noted in the voting instruction form by carefully following the instructions on the voting instruction form provided to the non-registered shareholder and using one of the following methods:

Internet:	Telephone:	Mail:
www.proxyvote.com	1-800-474-7493 (English) or 1-800-474-7501 (French)	Data Processing Centre P.O. Box 3700 STN Industrial Park Markham, ON L3R 9Z9

4.	Right to Attend

In light of the COVID-19 pandemic and to mitigate the risks to the health and safety of our community, shareholders and employees, Shaw will be holding its Meeting in a virtual-only format. A virtual Meeting means that shareholders and proxyholders will participate by way of live webcast accessed at: www.virtualshareholdermeeting.com/shaw2021 and no physical or in-person Meeting will be held.

Registered and non-registered shareholders and their duly appointed proxyholders will be able to attend and speak at the virtual Meeting.

Registered holders of Class A Shares and non-registered holders of Class A Shares who have duly appointed themselves as proxyholder can also vote via the live webcast by completing a ballot online during the virtual Meeting.

Guests will be able to listen to the Meeting but will not be able to ask questions or vote.

Instructions to Attend Online Meeting

•	Log in online at: www.virtualshareholdermeeting.com/shaw2021. We recommend that you log in at least 15 minutes before the Meeting starts.
•	Enter the 16-digit control number found on the form of proxy or voting instruction form, as applicable, into the Shareholder login section.
•	If you are a proxyholder, enter the exact “Appointee Name” and eight-character “Appointee Identification Number” provided by the shareholder.
•	If you are a guest, complete the Guest login information.

If you participate in the virtual Meeting, it is important that you are connected to the Internet at all times during the Meeting. It is your responsibility to ensure connectivity for the duration of the virtual Meeting. You should allow ample time to check into the virtual Meeting and complete the above procedure.

Proxy Circular Shaw Communications Inc.	7

Voting Procedures

For any technical difficulties experienced during the check-in process or during the meeting, please contact Broadridge at (800) 586-1548 (toll free in North America) or (303) 562-9288 (international) for assistance. If you have any questions regarding the Notice of Meeting or the Meeting, please contact Broadridge via email at proxy.request@broadridge.com or, in the case of a non-registered shareholder, your nominee (bank, securities broker, trustee, trust company or other institution).

Submitting Questions

Following the Meeting, we will hold a live Q&A session to answer the questions submitted through the live webcast during the Meeting. Only holders of Class A Shares, holders of Class B Non-Voting Shares or their duly appointed proxyholders (i.e., not guests) may submit questions.

To ask a question during the live Q&A session following the Meeting, you may do so in writing through the live webcast at www.virtualshareholdermeeting.com/shaw2021. After logging-in, type your question into the “Ask a Question” field and click “Submit”.

To ensure the Meeting is conducted in a manner that is fair to all shareholders, the Chair of the Meeting may exercise broad discretion in responding to the questions including the order in which the questions are answered, the grouping or editing of the questions and the amount of time devoted to any question.

5.	Voting Shares and Principal Holders Thereof

Only the holders of Class A Shares of record at the close of business on the Record Date will be entitled to vote at the Meeting. Each holder of Class A Shares is entitled to one vote for each share held. As of the Record Date, there were 22,372,064 outstanding Class A Shares.

Voting control of the Company is held by Shaw Family Living Trust (SFLT) and its subsidiaries. As at November 24, 2020, SFLT and its subsidiaries held 17,562,400 Class A Shares, representing approximately 79% of the issued and outstanding Class A Shares, for the benefit of the descendants of the late JR Shaw and Carol Shaw. The sole trustee of SFLT is a private company controlled by a board consisting of seven directors, including as at November 24, 2020, Bradley S. Shaw, four other members of his family and two independent directors.

The Class A Shares are the only shares entitled to vote in all circumstances. Accordingly, SFLT and its subsidiaries are able to elect a majority of the Board of Directors (the “Board”) of the Company and to control the vote on matters submitted to a vote of the Company’s Class A Shares.

The Company has been advised that all such Class A Shares will be voted in favour of the resolutions referred to in the Notice of the Meeting and therefore anticipates that these resolutions will be approved.

To the knowledge of the directors and executive officers of the Company, no other person beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the Class A Shares.

6.	Restricted Shares

Holders of Class B Non-Voting Shares are not entitled to vote at meetings of shareholders of the Company, except as provided by law, and will not be entitled to vote on any matter at the virtual Meeting. In the event of a take-over bid, in certain circumstances which are described in the Company’s 2020 Annual Information Form, a holder of Class B Non-Voting Shares may be entitled to convert such shares into Class A Shares for purposes of tendering to the take-over bid. As of November 24, 2020, there were 488,429,298 outstanding Class B Non-Voting Shares.

8	Shaw Communications Inc. Proxy Circular

Business of the Meeting

1.	Consolidated Financial Statements

The Company’s audited consolidated financial statements for the year ended August 31, 2020 and the related management’s discussion and analysis are included in the Company’s 2020 Annual Report which was mailed to those shareholders who have requested a copy. Electronic copies of the 2020 Annual Report may be found and downloaded at http://www.meetingdocuments.com/astca/sjr, the Company’s profile on www.sedar.com or on the Company’s website at www.shaw.ca. A paper copy by mail can also be requested by contacting AST Trust Company (Canada) at 1-888-433-6443 or fulfilment@astfinancial.com.

Other information concerning the Company, including the Company’s Business Conduct Standards and 2020 Annual Information Form, may be found and downloaded from the Company’s profile on www.sedar.com or the Company’s website at www.shaw.ca, or may be obtained by request and without charge from the Corporate Secretary of the Company, Suite 900, 630 – 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 4L4, Telephone (403) 750-4500. Copies of any documents referred to in the Proxy Circular as being available on the Company’s website may also be obtained from the Corporate Secretary of the Company.

2.	Election of Directors

The number of directors to be elected to the Board of the Company is 13. Directors will hold office until the next annual meeting of shareholders of the Company or until their successors are elected or appointed.

The name of each nominee and his or her municipality of residence, age, year first elected or appointed a director, biography, meeting attendance record, ownership of securities of the Company, as applicable, and other information are set out below.

Management of the Company recommends voting in favour of each nominee listed below.

Majority Voting Policy

Under the Company’s majority voting policy, in an uncontested election, a director nominee who does not receive the support of a majority of the votes cast will tender his or her resignation. The Board will promptly accept the resignation unless there are exceptional circumstances that justify a delay in accepting the resignation or rejection of it. The Board may refer the matter to the Corporate Governance and Nominating Committee for consideration and recommendation to the Board. The Board will make a decision within 90 days after the relevant meeting and issue a press release announcing the resignation or explaining why it has not been accepted.

Advance Notice By-Laws for the Nomination of Directors

The Company’s amended and restated By-Law 1A (“Amended By-Law 1A”) contains an advance notice bylaw relating to the nomination of directors (the “Advance Notice By-Law”).

The purpose of the Advance Notice By-Law is to make sure all voting shareholders (including those participating by proxy) receive adequate notice and information about nominated directors, so that they can make informed voting decisions. It also ensures orderly and efficient shareholder meetings by providing a structured and transparent framework for nominating directors.

The Advance Notice By-Law requires voting shareholders to give the Company advance notice of any director they propose to nominate. Director nominees are not eligible to become elected directors of the Company unless they are nominated in accordance with the Advance Notice By-Law.

The advance notice must be in written form and shall include (among other things) certain prescribed information about the proposed director. This information is similar to the information the Company is required to disclose about director nominees in the management proxy circular, including information about their relevant education and

Proxy Circular Shaw Communications Inc.	9

Business of the Meeting

experience, and whether they are independent of the Company. For annual shareholder meetings, the Company must receive notice of proposed director nominees at least 30 days before the date of the meeting; provided that if the meeting is to be held less than 50 days after the initial public announcement of the meeting date, the advance notice must be received on or before the 10th day following the initial public announcement. For special shareholder meetings (unless the special meeting is also an annual meeting), the Company must receive notice not later than 15 days after it files its notice of meeting and record date on SEDAR. If, however, the Company uses notice-and-access to deliver its proxy materials, it must receive notice at least 40 days (and not more than 75 days) before the date of the annual or special meeting. The Board plans to review the Advance Notice By-Law from time to time and update it when needed to reflect changes in regulatory or stock exchange requirements or to meet industry standards. The Board has the power to waive any requirement of the Advance Notice By-Law at any time, in its sole discretion.

For purposes of the Advance Notice By-Law, “public announcement” shall mean disclosure in a news release reported by a national news service in Canada, or in a document publicly filed by the Company under its issuer profile on SEDAR at www.sedar.com.

10	Shaw Communications Inc. Proxy Circular

Business of the Meeting

About the Nominee Directors

Peter J. Bissonnette
	Calgary, AB, Canada Age: 73 Director Since: 2009 Independent(16)

Peter Bissonnette is a member of the Company’s Human Resources and Compensation Committee. Peter has over 50 years of experience in the communications sector. He joined the Company in 1989 as Vice President, Operations for the B.C. Lower Mainland and Vancouver Island and held a succession of senior positions during his 25 years with the Company, culminating with his role as President of the Company. Peter retired as President of the Company on August 31, 2015. Peter served as a director of Corus Entertainment Inc. from April 2016 until January 2019. Peter has previously served as a director of Cable Television Laboratories, Inc. (“CableLabs”), a not-for-profit research development consortium dedicated to pursuing new cable telecommunications technologies. Peter is a graduate in Business Administration from Vancouver Community College, holds an Executive Management Certificate from the University of British Columbia, and is a graduate of the Executive Management Program at Queens University. In 2013, Peter was appointed Honorary Captain of the Royal Canadian Navy.

2020 AGM Vote results votes for votes withheld		20,125,059 4,167
Fiscal 2020 Meeting Attendance Board of Directors		9 of 9 (100%)
Human Resources & Compensation Committee		6 of 6 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Internet, Video and/or Phone • Human Resources and Executive Compensation

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	40,000	374,909	Nil	Nil	17,941	$10,067,622
2019	40,000	374,909	Nil	Nil	8,692

Adrian I. Burns, LLD
	Ottawa, ON, Canada Age: 74 Director Since: 2001 Independent

Adrian Burns is a member of the Company’s Human Resources and Compensation Committee and its Executive Committee. Effective January 2021, Adrian will assume the role of Chair of the Human Resources and Compensation Committee. She served as a commissioner of the Canadian Radio-television and Telecommunications Commission (CRTC) from 1988 to 1995. Following her time at the CRTC, Adrian was a member of the Copyright Board of Canada and also held many positions with CFCN-TV in Calgary, including as business editor, anchor, writer and producer. Adrian is currently President and Chief Executive Officer of Western Limited, a private Saskatchewan real estate company, Chair of the Board of Trustees of the National Arts Centre and a board member of several business and community organizations, including the Carthy Foundation. Adrian holds a degree in Art History from the University of British Columbia. Adrian was granted an honorary doctorate from Carleton University in 2016 and the University of Regina in 2012. She serves as an Honorary Captain of the Royal Canadian Navy.

2020 AGM Vote Results votes for votes withheld		20,115,059 14,167
Fiscal 2020 Meeting Attendance Board of Directors Human Resources & Compensation Committee		9 of 9 (100%) 6 of 6 (100%)
Skills: • Strategic Planning Leadership • Corporate Governance • Human Resources and Executive Compensation • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	2,600	6,000	Nil	Nil	71,802	$1,856,008
2019	2,600	6,000	Nil	Nil	68,366

Proxy Circular Shaw Communications Inc.	11

Business of the Meeting

Hon. Christina J. Clark
	Vancouver, BC, Canada Age: 55 Director Since: 2018 Independent

The Honourable Christy Clark was appointed as a director of the Company on June 28, 2018 and is a member of the Corporate Governance and Nominating Committee. Christy is the former Premier of British Columbia from 2011-2017 and the longest serving female premier in Canadian history. Before becoming Premier, Christy served as an MLA for nine years, and held Cabinet positions for four of those years and worked in broadcasting. Christy is currently a Senior Advisor for Bennett Jones LLP as part of the firm’s governmental affairs and public policy team. She serves as a director of Constellation Brands, Inc. (NYSE) and as a director and member of the governance compensation and nominating committee of Recipe Unlimited Corporation (TSX). Christy attended Simon Fraser University, the Sorbonne in France and the University of Edinburgh in Scotland. Christy has received several awards, including the YWCA Woman of Distinction Award and the 2009 Woman of the Year and is a member of the Women’s Executive Network Hall of Fame. Christy volunteers her time with Vancouver’s Seaport Highlands and serves as chair of Roots of Empathy.

2020 AGM Vote Results votes for votes withheld		20,129,087 139
Fiscal 2020 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee		9 of 9 (100%) 5 of 5 (100%)
Skills: • Strategic Planning Leadership • Corporate Governance • Risk Evaluation and Management • Government and Regulatory

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	Nil	Nil	70,000	Nil	13,691	$314,756
2019	Nil	Nil	70,000	Nil	6,743

Dr. Richard R. Green(14)
	Boulder, CO, USA Age: 83 Director Since: 2010 Independent

Dr. Richard Green is a member of the Company’s Audit Committee. From 1988 to 2008 he was President and CEO of CableLabs where he oversaw the development of DOCSIS technology, the establishment of common specifications for digital voice and the deployment of interactive television, among other technologies for the cable industry. He was also Senior Vice President at PBS and director of CBS’s Advanced Television Technology Laboratory. Dick is a director and member of the nominating and corporate governance committee of Liberty Global, Inc. (NASDAQ), the largest international cable company with operations in 14 countries, a director and member of the audit, compensation and nominating and governance committees of Liberty Broadband Corporation (NASDAQ), and a director of Jones/NCTI, a workforce performance solutions company for individuals and broadband companies. He is a member of the Federal Communications Commission’s Technical Advisory Council, a fellow of the Society of Motion Picture and Television Engineers and a professor of Engineering at the University of Denver. Dick holds a Bachelor of Science from the Colorado College, a Master of Physics from the State University of New York in Albany and a doctorate from the University of Washington. Dick’s honours include receiving the Charles F. Jenkins Lifetime Achievement Emmy Award in 2012 and being inducted into the Cable Hall of Fame in 2008.

2020 AGM Vote results votes for votes withheld		20,125,159 4,067
Fiscal 2020 Meeting Attendance Board of Directors Audit Committee		9 of 9 (100%) 6 of 6 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Corporate Governance • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	Nil	Nil	Nil	4,389	75,765	$1,842,740
2019	Nil	Nil	30,000	2,560	72,139

12	Shaw Communications Inc. Proxy Circular

Business of the Meeting

Gregg Keating
	Porters Lake, N.S., Canada Age: 57 Director Since: 2007 Independent

Gregg Keating is a member of the Company’s Corporate Governance and Nominating Committee. Gregg is the Chairman and Chief Executive Officer of Altimax Venture Capital, the privately-held parent company of the Keating Group. Headquartered in Nova Scotia, the Keating Group comprises a diverse portfolio of business interests, including Altimax Network Service Ltd., a satellite direct sales, installation and service business; Altimax Courier, a national transportation courier service; and Landmark Developments, a diverse real estate company. Gregg has over 30 years of experience in the cable and satellite sectors, including as Vice President, Operations and later President and Chief Executive Officer of Access Communications, a privately held family business having approximately 85,000 subscribers at the time of its sale to the Company in 1999, and as former director of cable and communications industry associations, including the Canadian Cable Television Association, the Canadian Cable Small Systems Alliance and the Cable Public Affairs Channel (CPAC). Gregg has also been active in numerous not-for-profit organizations and community fund-raising efforts. Gregg holds a Bachelor of Arts (honours) from Saint Francis Xavier University.

2020 AGM Vote results votes for votes withheld		20,119,198 10,028
Fiscal 2020 Meeting Attendance Board of Directors Corporate Governance and Nominating Committee		9 of 9 (100%) 5 of 5 (100%)
Skills: • Strategic Planning Leadership • Finance and Accounting • Operations Experience in Internet, Video and/or Phone • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	2,500	70,182	Nil	Nil	76,735	$3,442,372
2019	2,500	70,182	Nil	Nil	73,062

Michael W. O’Brien(14)
	Toronto, ON, Canada Age: 75 Director Since: 2003 Independent

Michael O’Brien is currently the Chair of the Company’s Audit Committee and a member of the Executive Committee. Effective January 2021, Mike will be a member of the Audit Committee and the Executive Committee. He also served on the Company’s COVID-19 Pandemic Response Committee and served as the Company’s Lead Director from 2009 to January 2015. Mike held a number of senior executive management positions during his 27 year tenure with integrated energy company, Suncor Energy Inc. (TSX, NYSE), including various positions with responsibility for planning, business development, refining and marketing, finance, and mining and extraction, retiring as Executive Vice President, Corporate Development and Chief Financial Officer in 2002. Mike also served on the Board of Directors of Suncor from 2002 until 2018. Until his retirement, Mike was a member of both the Suncor audit and governance committees. Mike holds a Bachelor of Arts from the University of Toronto and an MBA from York University.

2020 AGM Vote results votes for votes withheld		20,125,159 4,067
Fiscal 2020 Meeting Attendance Board of Directors Audit Committee – Chair COVID-19 Pandemic Response Committee		9 of 9 (100%) 6 of 6 (100%) 2 of 2 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Corporate Governance

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	10,000	24,798	Nil	4,018	77,222	$2,696,814
2019	10,000	24,250	Nil	2,338	73,526

Proxy Circular Shaw Communications Inc.	13

Business of the Meeting

Paul K. Pew
	Toronto, ON, Canada Age: 56 Director Since: 2008 Lead Director Since 2015 Independent

Paul Pew is the Chair of the Company’s Corporate Governance and Nominating Committee and a member of the Executive Committee. He also served on the Company’s COVID-19 Pandemic Response Committee. Paul was appointed as the Company’s Lead Director on January 14, 2015 and continues to serve in that role. Paul is the Co-Founder and Co-Chief Executive Officer of G3 Capital Corp., a Toronto based alternative asset manager that focuses on public capital markets and, to a lesser extent, private investment opportunities. Paul was with GMP Securities Ltd., a leading Canadian independent investment dealer, from 1997 to 2007. He joined GMP as Partner and Senior Financial Analyst to establish GMP’s presence in the telecom, cable and media sectors. Throughout Paul’s years in GMP’s research department he was a top-rated analyst for the sectors he covered. In 2001, Paul became Head of Research while maintaining his sector coverage responsibilities. At that time, he also joined the firm’s Executive Committee and Compensation Committee. In 2004, Paul became GMP’s Head of Investment Banking for the telecom, cable and media sectors. From 1993 to 1997, Paul was a Partner and Senior Financial Analyst with DFI Securities which was acquired by Deutsche Morgan Grenfell in 1995. Paul is a Chartered Accountant and a Chartered Financial Analyst. He received a Bachelor of Arts, majoring in Business Administration, from the University of Western Ontario.

2020 AGM Vote results votes for votes withheld		20,129,098 128
Fiscal 2020 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee – Chair COVID-19 Pandemic Response Committee		9 of 9 (100%) 5 of 5 (100%) 2 of 2 (100%)
Skills: • Strategic Planning Leadership • Finance and Accounting • Risk Evaluation and Management • Corporate Governance

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	300	128,198	Nil	5,936	118,719	$5,820,860
2019	300	125,557	Nil	8,475	113,036

Jeffrey C. Royer(14)
	Toronto, ON, Canada Age: 65 Director Since: 1995 Independent

Jeffrey Royer is a member of the Company’s Audit Committee. Jeff is a private investor with interests in telecommunications, broadcasting, medical device manufacturing, hospitality, professional sports and real estate. Jeff serves as Chairman of Baylin Technologies Inc. (TSX), a provider of antenna and related systems for the mobile, broadband and wireless infrastructure markets, and (BY) Medimor Ltd., Tiberias, Israel, is a director of RFA Bank of Canada, and RFA Capital Holdings, Inc. in Toronto, Ontario and Massuah Hotels in Jerusalem, Israel. Jeff serves currently on other corporate and non-profit boards, and has served as director of more than thirty private companies and not-for-profit organizations during his career. Jeff is a General Partner of the Arizona Diamondbacks Baseball Club. Jeff holds a Bachelor of Arts in Economics from Lawrence University in Wisconsin.

2020 AGM Vote results votes for votes withheld		20,129,098 128
Fiscal 2020 Meeting Attendance Board of Directors Audit Committee		9 of 9 (100%) 6 of 6 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Risk Evaluation and Management

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	100,000(5)	11,308,416(5)	Nil	Nil	108,698	$3,164,436
2019	100,000	15,549,470	Nil	Nil	103,496

14	Shaw Communications Inc. Proxy Circular

Business of the Meeting

Bradley S. Shaw(9)(10)
	Calgary, AB, Canada Age: 56 Director Since: 1999 Non-Independent

Bradley S. Shaw assumed the role of Executive Chair of the Board and the Chair of the Executive Committee upon the passing of JR Shaw in March 2020. Brad has been Chief Executive Officer of the Company since November 2010 and is a member of the Company’s COVID-19 Pandemic Response Committee. Since 2010, Brad has led the transformation of the Company from a Western-based cable company to a leading Canadian connectivity company. Brad joined the Company in 1987 as a customer service representative in the call centre where he learned the importance of listening to customers, responding to their needs and delivering an exceptional customer experience. This philosophy of customer service has guided him throughout his career as he assumed senior management and executive responsibilities. Brad was instrumental in building Shaw Direct into one of North America’s leading direct-to-home satellite television providers and he played a key role in the launch of the Company’s digital home phone service in 2005. In 2016, Brad spearheaded the following two transformational transactions: the acquisition of Freedom Mobile and divestiture of Shaw Media to reposition Shaw as a leading Canadian connectivity company. Brad is a director and a member of the executive committee of CableLabs. Brad is also a director for several private companies. Brad is a director of Shaw Family Foundation and managing director of The HOP Foundation, both non-profit organizations. Active in his community, Brad sits on the Patrons’ Council of the Alberta Children’s Hospital Foundation and was instrumental in the success of Calgary’s Shaw Charity Classic, a pre-eminent stop on the PGA Champions Tour. Brad is not considered to be an independent director because he is a senior officer of the Company and is deemed to be related to its controlling shareholder (as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof”).

2020 AGM Vote results votes for votes withheld		20,129,098 128
Fiscal 2020 Meeting Attendance Board of Directors COVID-19 Pandemic Response Committee		9 of 9 (100%) 2 of 2 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Operations Experience in Internet, Video and/or Phone • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	PSUs(3)	DSUs(4)	Equity Value(13)(15)
2020	46,400(6)	9,201,946(7)	240,000	158,226	33,938	8,313	$145,374,186
2019	46,400	9,194,956	240,000	105,279	15,178	7,915

Mike Sievert
	Kirkland, WA, USA Age: 51 Director Since: 2018 Independent

Mike Sievert is the President and Chief Executive Officer, and serves as a director, of T-Mobile, the fastest growing wireless company in the U.S. With over 98 million branded customers nationwide, T-Mobile recently surpassed AT&T to become the #2 provider in the States. Prior to being CEO, Mike served as President and COO, and as CMO of T-Mobile, starting with the company in 2012. Prior to joining T-Mobile, Mike had a nearly 25-year career in marketing, technology and entrepreneurship, and has held leading executive positions in companies including service as Chief Commercial Officer at Clearwire Corporation, a broadband and communications provider, as co-founder and Chief Executive Officer of Switchbox Labs, Inc., a consumer technologies developer, Corporate Vice President of the worldwide Windows group at Microsoft Corporation and Executive Vice President and Chief Marketing Officer at AT&T Wireless. Mike holds a Bachelor’s degree in Economics from the Wharton School at the University of Pennsylvania.

2020 AGM Vote results votes for votes withheld		20,129,198 28
Fiscal 2020 Meeting Attendance(11) Board of Directors		9 of 9 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Wireless Operations Experience • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	Nil	Nil	70,000	Nil	17,755	$408,187
2019	Nil	Nil	70,000	Nil	11,228

Proxy Circular Shaw Communications Inc.	15

Business of the Meeting

Carl E. Vogel(14)
	Cherry Hills Village, CO, USA Age: 63 Director Since: 2006 Independent

Carl Vogel is a member of the Audit Committee and served on the Company’s COVID-19 Pandemic Response Committee. Effective January 2021, Carl will assume the role of Chair of the Audit Committee and will become a member of the Executive Committee. He is a private investor and an industry advisor focused on media and communications for Kohlberg Kravis Roberts & Co. L.P., an alternative asset management firm. He is also a senior advisor of DISH Network Corporation. From February 2008 until March 2009 Carl served as Vice Chairman of DISH Network Corporation (formerly Echostar Communications Corporation, a satellite delivered digital television services provider) and Echostar Corp. (a developer of set-top boxes and other electronic technology). Carl was the President of EchoStar Communications Corporation from September 2006 and Vice Chairman from June 2005 until February 2008. Prior to that, Carl was President, Chief Executive Officer and a director of Charter Communications, a broadband service provider in the U.S. He is a director of AMC Networks Inc. (audit committee chair), DISH Network Corporation, Sirius/XM Corporation (compensation committee chair) and Universal Electronics Inc. (audit committee member) (each NASDAQ listed). Carl is also a director of several private companies. Carl holds a Bachelor of Science degree in Finance and Accounting from St. Norbert College in Wisconsin and was formerly an active Certified Public Accountant.

2020 AGM Vote Results votes for votes withheld		20,129,098 128
Fiscal 2020 Meeting Attendance Board of Directors Audit Committee COVID-19 Pandemic Response Committee		9 of 9 (100%) 6 of 6 (100%) 2 of 2 (100%)
Skills: • Senior Executive Leadership • Strategic Planning Leadership • Finance and Accounting • Operations Experience in Internet, Video and/or Phone

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	Nil	35,000(8)	Nil	Nil	44,771	$1,029,285
2019	Nil	35,000	Nil	Nil	42,628

Sheila C. Weatherill, C.M.
	Edmonton, AB, Canada Age: 75 Director Since: 2009 Independent

Sheila Weatherill is a member of the Corporate Governance and Nominating Committee. Sheila is the former President and Chief Executive Officer of the Capital Health Authority, the Edmonton region health administrative authority. Sheila is also a former director of Epcor Utilities Inc. where she served as vice chair and chair of the corporate governance and nominating committee until May 2019. She was also a director of Canada Health Infoway, Inc. until July 2017. Sheila holds a nursing degree from the University of Alberta. Sheila’s honours include receiving an honorary doctorate from the University of Lethbridge, an honorary Bachelor of Arts from MacEwan University, the Alberta Centennial Medal and was appointed a Member of the Order of Canada. Sheila is also a Distinguished Executive in Residence in the School of Business, University of Alberta and is a member of several philanthropic and community organizations. Sheila was formerly a member of the Prime Minister’s Advisory Committee on the Public Service and was the Independent Investigator of the 2008 Listeriosis Outbreak.

2020 AGM Vote Results votes for votes withheld		20,125,087 4,139
Fiscal 2020 Meeting Attendance Board of Directors Corporate Governance & Nominating Committee		9 of 9 (100%) 5 of 5 (100%)
Skills: • Senior Executive Leadership • Human Resources and Executive Compensation • Government and Regulatory • Corporate Governance

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	Nil	Nil	Nil	Nil	87,813	$2,018,821
2019	Nil	Nil	Nil	Nil	75,220

16	Shaw Communications Inc. Proxy Circular

Business of the Meeting

Steven A. White
Cherry Hills Village, CO, USA Age: 60 Nominee Director Independent

Steve White will become a member of the Human Resources and Compensation Committee when he joins the Board in January 2021. Steve has served as President, Comcast West Division, of Comcast Corporation since 2009. In this role, Steve has led Comcast’s cable division in the western United States, with a team of 28,000 employees serving more than 10 million customers and generating annual revenue of approximately US$18 billion. Steven is currently assuming new responsibilities as President, Special Counsel to the CEO of Comcast Cable where he will focus on diversity and inclusion, leadership development and strategic initiatives. Prior to joining Comcast in 2002, Steve held senior leadership positions in AT&T Broadband and Telecommunications, Inc., and has over 30 years of relevant experience in sales, marketing, operations and management. He also has experience in diversity and inclusion, human resources and executive compensation, and corporate governance matters and serves as a director and member of the compensation and corporate governance committees of Hormel Foods Corporation (NYSE) and W.W. Grainger, Inc. (NYSE). Steve also serves on the board of directors of the Comcast Foundation, is a member of the Executive Leadership Council which focuses on C-Suite diversity within corporations, and serves on the board of Delta Eta Boulé which supports getting diverse young leaders into higher education institutions. Steve holds a Bachelor of Arts from Indiana University.

2020 AGM Vote Results votes for votes withheld		N/A N/A
Fiscal 2020 Meeting Attendance Board of Directors		N/A
Skills: • Senior Executive Leadership • Human Resources and Executive Compensation • Operations Experience in Internet, Video and/or Phone • Technology

Securities Owned / Controlled(1)
Year	Class A Shares	Class B Non-Voting Shares	Options(2)	RSUs(3)	DSUs(4)	Equity Value(12)(13)
2020	Nil	Nil	Nil	Nil	Nil	Nil
2019	N/A	N/A	N/A	N/A	N/A	N/A

Notes:

(1)

The information as to the securities beneficially owned, or over which control or direction is exercised, or as noted in Notes 5, 6, 7, 8 and 9, was furnished by the nominees as of November 26, 2019 and November 24, 2020, respectively.

(2)

Prior to 2019, the Company awarded stock options to acquire Class B Non-Voting Shares (“Options”) to new directors upon their election or appointment to the Board. For further details, please see the information under the heading “Statement of Compensation – Compensation of Directors.”

(3)

“RSUs” means restricted share units, which were granted under the amended and restated Plan for Restricted Share Units & Performance Share Units approved on October 25, 2018 (the “RSU/PSU Plan”). “PSUs” means performance share units which are granted under the RSU/PSU Plan. For further details, please see the information under the heading “Statement of Compensation – Medium Term Incentives – RSU and PSU Plan.”

(4)

“DSUs” means deferred share units, which are granted pursuant to the Directors’ Deferred Share Unit Plan (the “DDSU Plan”), adopted effective January 1, 2004 and amended and restated as of November 27, 2018. For further details, please see the information under the heading “Statement of Compensation – Compensation of Directors – DDSU Plan.”

(5)

Jeffrey C. Royer beneficially owns 28,946 Class B Non-Voting Shares. Associates of Mr. Royer own 100,000 Class A Shares and 11,279,470 Class B Non-Voting Shares. Mr. Royer does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide additional disclosure to shareholders. The equity value of Mr. Royer’s holdings excludes the 100,000 Class A Shares and 11,279,470 Class B Non-Voting Shares owned by his associates.

(6)

Bradley S. Shaw beneficially owns or controls 6,400 Class A Shares. Shaw Family Living Trust (SFLT) and its subsidiaries, associates of Mr. Shaw, exercise control or direction over 40,000 Class A Shares. Mr. Shaw does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide additional disclosure to shareholders. The equity value of Mr. Shaw’s holdings excludes the 40,000 Class A Shares over which SFLT and its subsidiaries exercise control or direction.

(7)

Bradley S. Shaw beneficially owns or controls 6,115,679 Class B Non-Voting Shares. SFLT and its subsidiaries, associates of Mr. Shaw, exercise control or direction over 3,086,267 Class B Non-Voting Shares. Mr. Shaw does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide additional disclosure to shareholders. The equity value of Mr. Shaw’s holdings excludes the 3,086,267 Class B Non-Voting Shares over which SFLT and its subsidiaries exercise control or direction.

(8)

The Vogel Family 2012 Irrevocable Family Trust, an associate of Mr. Vogel, holds the indicated 35,000 Class B Non-Voting Shares. Mr. Vogel does not beneficially own, directly or indirectly, or exercise control or direction over, such shares. This information is included solely to provide additional disclosure to shareholders. The equity value of Mr. Vogel’s holdings excludes the 35,000 Class B Non-Voting Shares held by The Vogel Family 2012 Irrevocable Family Trust.

Proxy Circular Shaw Communications Inc.	17

Business of the Meeting

(9)

SFLT and its subsidiaries hold 17,562,400 Class A Shares (representing approximately 79% of the outstanding Class A Shares). The sole trustee of SFLT is a private company controlled by a board consisting of seven directors, including as at November 24, 2020, Bradley S. Shaw, four other members of his family and two independent directors. SFLT and its subsidiaries hold these shares for the benefit of the descendants of the late JR Shaw and Carol Shaw. For further details see “Voting Procedures – Voting Shares and Principal Holders Thereof.”

(10)	In fiscal 2020, Bradley S. Shaw elected not to receive director fees.
(11)	Mike Sievert did not serve on a committee of the Board during fiscal 2020.
(12)

Equity value is calculated using $25.90 per Class A Share and $22.99 per Class B Non-Voting Share, being the closing prices on the Toronto Stock Exchange (TSX) on November 24, 2020. Equity value includes Class A Shares, Class B Non-Voting Shares, RSUs and DSUs (but excludes Options). The equity value for Jeffrey C. Royer and Carl E. Vogel is calculated based on the shares beneficially owned by each of them (see, respectively, notes 5 and 8).

(13)

Each of the nominee directors meet the share ownership guidelines (see “Statement of Compensation – Compensation of Directors – Share Ownership Guideline”), except Mike Sievert and Christy J. Clark, both of whom became directors in fiscal 2018, and Steven A. White, who will stand for election at the January 13, 2021 Meeting. As of November 24, 2020, Ms. Clark, Mr. Sievert and Mr. White require an additional $185,244, $91,813 and $500,000, respectively in Class A Shares, Class B Non-Voting Shares, DSUs and RSUs to meet the share ownership guidelines.

(14)

Each member of the Audit Committee is independent and financially literate as defined in National Instrument 52-110 – Audit Committees and each of Michael W. O’Brien, Jeffrey C. Royer and Carl E. Vogel qualifies as a “financial expert” under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and other applicable regulatory requirements.

(15)

The equity value of Bradley S. Shaw’s holdings is calculated based on the shares he beneficially owns (see notes 6 and 7) and consists of $165,760 for Class A Shares, $140,599,460 for Class B Non-Voting Shares, $3,637,616 for RSUs, $780,235 for PSUs (assuming 100% payout) and $191,116 for DSUs. Equity value is calculated using $25.90 per Class A Share and $22.99 per Class B Non-Voting Share, being the closing prices on the TSX on November 24, 2020.

(16)	Peter Bissonnette became an independent director as of September 1, 2018.

3.	Appointment of Auditors

Ernst & Young LLP, Chartered Accountants has been nominated to serve as auditors of the Company to hold office until the next annual general meeting of shareholders of the Company. Upon recommendation of the Audit Committee, the Board and management recommend to shareholders the re-appointment of Ernst & Young LLP as the Company’s auditors.

Audit Fees

The aggregate amounts paid or accrued by the Company with respect to fees payable to Ernst & Young LLP, the auditors of the Company, for audit (including separate audits of wholly-owned and non-wholly owned entities, and Sarbanes-Oxley Act-related services), audit-related (including financings and regulatory reporting requirements), tax and other services in the fiscal years ended August 31, 2020 and 2019 were as follows:

Type of Service	Fiscal 2020	Fiscal 2019

Audit Fees	$3,582,840	$3,734,424

Audit-Related Fees	$231,045	$127,020

Tax Fees	$78,250	$145,554

Total	$3,892,135	$4,006,998

Audit-related fees for fiscal 2020 and 2019 relate to services performed in conjunction with senior note and securities offerings and assurance services in respect of an environmental and regulatory report. The tax fees for fiscal 2020 and 2019 relate to general tax advisory services.

The Audit Committee considered and agreed that the above fees are compatible with maintaining the independence of the Company’s auditors. Further, the Audit Committee determined that, in order to ensure the continued independence of the auditors, only limited non-audit services will be provided to the Company by Ernst & Young LLP and in such case, only with the prior approval of the Audit Committee. The Chair of the Audit Committee has been delegated authority to approve the retainer of Ernst & Young LLP to provide non-audit services in extraordinary circumstances where it is not feasible or practical to convene a meeting of the Audit Committee, subject to an aggregate limit of $150,000 in fees payable to Ernst & Young LLP for such services at any time until ratified by the Audit Committee. The Chair of the Audit Committee is required to report any such services approved by him to the Audit Committee.

18	Shaw Communications Inc. Proxy Circular

Statement of Corporate Governance

The Board and management of the Company recognize that effective corporate governance is central to the prudent direction and operation of the Company in a manner that ultimately enhances shareholder value.

The Company’s corporate governance practices and policies have been developed under the stewardship of the Corporate Governance and Nominating Committee of the Board in response to evolving laws and best practices. Such practices and policies conform with applicable corporate governance standards and take into account the following:

Source	Reason for Conforming

Sarbanes-Oxley Act of 2002 (US)	The Company is a foreign private issuer in the U.S.

The New York Stock Exchange (NYSE)	The Company has shares listed on the NYSE

The Toronto Stock Exchange (TSX)	The Company has shares listed on the TSX

Canadian Securities Administrators	The Company is a reporting issuer in various Canadian jurisdictions

The Board monitors corporate governance developments and is committed to enhancing the Company’s corporate governance practices in response to changing laws and evolving best practices. The following discussion outlines the Company’s approach toward corporate governance policies and practices in accordance with disclosure required by National Policy 58-201 – Corporate Governance Guidelines and National Instrument 58-101 – Disclosure of Corporate Governance Polices.

1.	Foundation of Corporate Governance Practices

On March 24, 2020, Shaw announced the passing of its founder, Executive Chair and former Chief Executive Officer, JR Shaw, a true pioneer of Canadian business and a visionary of the Canadian telecommunications sector. For over 50 years, JR established himself as a network builder, growing the Company into one of Canada’s leading connectivity providers, serving over 7 million subscribers with cable, internet, voice, satellite and wireless services. The growth and success of Shaw is a direct reflection of JR’s commitment and passion for delivering excellent customer service.

In addition to his significant contributions to the growth of the Company and to Canadian business, JR leaves behind a legacy of sound corporate governance culture that continues to live through Bradley S. Shaw, who assumed the role of Executive Chair while also maintaining his position as Chief Executive Officer. This long-standing commitment to sound and effective corporate governance and disclosure practices has been woven into Shaw’s corporate culture through the leadership of Bradley S. Shaw and the independent directors who are charged with the overall responsibility for the stewardship of the Company. This is further complemented by the Company’s Lead Director, Paul K. Pew, who plays a critical role on Shaw’s Board by serving as an independent contact for, and providing leadership to, the independent directors, all of which helps to maintain and enhance the quality of the Company’s corporate governance and disclosure practices. It is through JR’s legacy and the culture he established that Shaw is driven to continuously review and enhance its corporate governance and disclosure practices to achieve higher standards and greater transparency and integrity, today and in the future.

Proxy Circular Shaw Communications Inc.	19

Statement of Corporate Governance

2.	Board & Committee Membership and Independence

As of the date hereof, the Board consists of 13 directors, which number will remain the same if all of the director nominees are elected. The Board members and their committee memberships are identified in the table below.

The Board defines a director to be “independent” if he or she has no direct or indirect material relationship with the Company, as determined by the Board in consultation with the Corporate Governance and Nominating Committee. A “material relationship” is a relationship which, in the Board’s view, could reasonably be expected to interfere with the exercise of a director’s independent judgment. Based on a review of the applicable factual circumstances, including financial, contractual and other relationships, the Board, in consultation with the Corporate Governance and Nominating Committee, has determined that 12 Board members, being 92% of the current Board (12 out of 13 Board members), and 92% of the director nominees (12 out of 13 director nominees), are independent as set out in the table below.

Director(1)(2)(3)	Audit Committee	Corporate Governance & Nominating Committee	Human Resources & Compensation Committee	Executive Committee	Independence Analysis

Peter J. Bissonnette	–	–	●	–	Independent(4)

Adrian I. Burns	–	–	●	●	Independent

Christy J. Clark	–	●	–	–	Independent

Richard R. Green	●	–	–	–	Independent

Gregg Keating	–	●	–	–	Independent

Michael W. O’Brien(7)	Chair	–	–	●	Independent

Paul K. Pew	–	Chair	–	●	Independent

Jeffrey C. Royer	●	–	–	–	Independent

Bradley S. Shaw	–	–	–	Chair	Not Independent(5)(6)

Mike Sievert(8)	–	–	–	–	Independent

Carl E. Vogel(7)	●	–	–	–	Independent

Sheila C. Weatherill	–	●	–	–	Independent

Willard H. Yuill(9)	–	–	Chair	–	Independent

Steven A. White(10)	N/A	N/A	N/A	N/A	Independent

Notes:

(1)

JR Shaw, the founder of the Company, served as Executive Chair of the Board until his passing on March 23, 2020. Since then, Bradley S. Shaw has assumed the role of Executive Chair of the Board while also maintaining his position as Chief Executive Officer.

(2)	JC Sparkman, who was an independent director and member of the Human Resources and Compensation Committee, passed away on July 16, 2020.
(3)

Further details about each nominee for election to the Board at the January 13, 2021 Meeting is provided under the heading “Business of the Meeting – Election of Directors – About the Nominee Directors.”

(4)	Peter J. Bissonnette served as the President of the Company until August 31, 2015. The Board determined that Mr. Bissonnette became an independent director as of September 1, 2018.
(5)	Bradley S. Shaw is the Executive Chair of the Board and Chief Executive Officer of the Company.
(6)

Bradley S. Shaw is deemed to be, or is related to, the Company’s controlling shareholder through the Shaw Family Living Trust and its trustee as described under the heading “Voting Procedures – Voting Shares and Principal Holders Thereof.” Bradley S. Shaw is considered to be a non-independent director due to his relationship with the controlling shareholder and because he holds the position of Chief Executive Officer of the Company.

(7)

Effective January 2021, Carl Vogel will assume the role of Chair of the Audit Committee and will become a member of the Executive Committee. Effective January 2021, Michael O’Brien will be a member of the Audit Committee and the Executive Committee.

(8)	Mike Sievert is not a member of any Board committee.
(9)

Willard H. Yuill, who is independent and the current Chair of the Human Resources and Nominating Committee, will not stand for election as a director at the January 13, 2021 Meeting. Adrian I. Burns will assume the role of Chair of the Human Resources and Nominating Committee upon Mr. Yuill’s departure from the Board.

(10)

Steven A. White, who is independent, will stand for election at the January 13, 2021 Meeting. Mr. White will become a member of the Human Resources and Compensation Committee when he joins the Board in January 2021.

20	Shaw Communications Inc. Proxy Circular

Statement of Corporate Governance

3.	Board Skills Matrix

The Corporate Governance and Nominating Committee maintains a skills matrix which indicates each director nominee’s expertise level in certain strengths and competencies that it considers necessary for the Board to carry out its mandate effectively. Each director indicates the degree to which they possess these skills and competencies through director disclosure questionnaires administered by the Company that are used to develop the skills matrix which is reviewed by the Corporate Governance and Nominating Committee. The table below lists the top four competencies for each of the director nominees together with their gender, age and the year each joined the Board.

Name(1)	Gender	Age	Director since	Top Four Competencies

Peter J. Bissonnette	M	73	2009	●	●			●	●

Adrian I. Burns	F	74	2001		●	●		●		●

Christy J. Clark	F	55	2018		●	●	●			●

Richard R. Green	M	83	2010	●	●	●						●

Gregg Keating	M	57	2007		●				●		●	●

Michael W. O’Brien	M	75	2003	●	●	●					●

Paul K. Pew	M	56	2008		●	●	●				●

Jeffrey C. Royer	M	65	1995	●	●		●				●

Bradley S. Shaw	M	56	1999	●	●				●			●

Mike Sievert	M	51	2018	●	●							●	●

Carl E. Vogel	M	63	2006	●	●				●		●

Sheila C. Weatherill	F	75	2009	●		●		●		●

Steven A. White(12)	M	60	Nominee	●				●	●			●

Notes:

(1)	Willard H. Yuill will not stand for election as a director at the January 13, 2021 Meeting
(2)	CEO or senior executive experience at a major public company or other major organization
(3)	Strategic planning experience at a major public company or other major organization
(4)	Experience in corporate governance principles and practices at a major organization
(5)	Experience in, or understanding of, internal risk controls, risk assessment, risk management and/or reporting
(6)	Experience in, or an understanding of, compensation plans, leadership development, talent management, succession planning and human resource principles and practices generally
(7)	Senior executive operations experience in video, internet and/or voice at a major organization
(8)	Experience in, or understanding of, government, relevant government agencies and/or public policy in Canada
(9)	Experience with, or understanding of, financial accounting and reporting, corporate finance and familiarity with internal controls and Canadian GAAP and IFRS
(10)	Senior executive experience in the technology sector particularly related to communications and wireless sectors
(11)	Senior executive operations experience in wireless at a major organization
(12)	Steven A. White, who is independent, will stand for election at the January 13, 2021 Meeting

The Corporate Governance and Nominating Committee actively engages in a board renewal process with a long-term view when making recommendations to the Board to nominate or appoint new Board members. Over the past three years, the Company has added two new members to the Board, each with unique experiences and expertise that complement the Board to carry out its mandate effectively. As part of its ongoing board renewal process, the Corporate Governance and Nominating Committee considers the level of representation of women and other diverse candidates by overseeing the selection process to ensure diverse candidates are included and considered in the pool of potential director nominees.

Proxy Circular Shaw Communications Inc.	21

Statement of Corporate Governance

The Company does not have a mandatory retirement policy or term limit policy for members of the Board and rather assesses board succession as part of its annual board and committee assessments. The Company considers it important to retain directors with significant and unique business experience in the industry and believes that directors who hold significant investments in the Company are strongly motivated to engage in independent thinking and analysis and bring a long-term perspective which is beneficial to the Company and all of its shareholders. The Company has an established practice of retaining the benefit of director insight from related industry, regulatory or technological experience. This is particularly significant for the Company given the narrow field of candidates who have experience in this unique, regulated sector in Canada. The Company considers that a director term limit in the context of a controlled corporation where a controlling shareholder, or its representatives, would be required to step down as a director after serving for a stipulated period of time is inappropriate. The relationship between the Company and its controlling shareholder is unique and a valuable element of the Company’s leadership, culture and governance.

4.	Board of Directors

The Board has established a written Board mandate which is reviewed on a regular basis and updated as considered appropriate by the Corporate Governance and Nominating Committee and the Board. A copy of the Board mandate is included as Exhibit A to this Proxy Circular.

Duties

The Board has responsibility for supervising and overseeing management of the business and affairs of the Company. The Board’s duties include to:

•	appoint senior management;
•	review performance of senior management and approve compensation of the Executive Chair, Vice Chair, Chief Executive Officer and Shaw family members who are executive officers of the Company;
•	monitor plans for succession, training and development;
•	satisfy itself as to the integrity of senior management and ensure that senior management maintains a culture of integrity throughout the Company;
•	approve the Company’s strategic objectives, business plans and budgets as discussed below;
•	approve significant strategic transactions, including significant acquisitions, dispositions and financings;
•

identify and assess the principal risks inherent in the business activities of the Company and ensure that management takes reasonable steps to implement appropriate systems to manage such risks, including oversight over the Company’s business continuity/resumption, disaster recovery and external threats/hazards monitoring plans;

•

ensure that the operational and financial performance of the Company, as well as any developments that may have a significant and material impact on the Company, are adequately reported to shareholders, regulators and stakeholders on a timely and regular basis; and

•	develop, implement and oversee a disclosure policy to enable the Company to communicate effectively with its shareholders and other stakeholders.

Certain responsibilities and powers of the Board have been delegated to committees of the Board as outlined below.

Strategic Planning

With respect to strategic planning, the Board establishes strategic objectives for the Company, reviews and approves management’s strategic plans and budgets, and reviews emerging trends, opportunities, risks and issues with management. The Board reviews adjustments to management’s budgets, plans and objectives as may be required during the year.

The Board receives regular updates from management on strategic developments. Presentations are given at quarterly Board meetings where topics that are strategic to the Company’s performance and prospects are explored in depth. In fiscal 2020, strategic sessions of the Board were undertaken at each of the quarterly Board meetings. For further details see “Corporate Governance and Nominating Committee – Orientation and Continuing Education” below.

Executive Chair

JR Shaw served as the Executive Chair until his passing on March 23, 2020. Since then, Bradley S. Shaw has assumed the role of Executive Chair (while also maintaining his position as Chief Executive Officer of the Company) and, as such, he has overall responsibility for the stewardship of the Company.

22	Shaw Communications Inc. Proxy Circular

Statement of Corporate Governance

The Executive Chair fulfills the role of Chair of the Board, which position is described in the Company’s Board mandate. Responsibilities of the Executive Chair include to:

•	facilitate effective operation and management of, and provide leadership to, the Board;
•	act as Chair of meetings of the Board;
•	assist in setting the agenda for each meeting of the Board and otherwise bring forward for consideration matters within the mandate of the Board;
•	facilitate the Board’s interaction with management;
•	act as a resource and mentor and provide leadership for other members of the Board; and
•	perform such other duties and responsibilities as may be delegated to the Executive Chair by the Board.

Lead Director

Paul K. Pew, an independent director, was appointed in January 2015 as the Company’s third Lead Director since the position was created in 2004. The Lead Director provides leadership to the Company’s independent directors, serves as an independent leadership contact for the directors and maintains and enhances the quality of the Company’s corporate governance practices by promoting best practices and high standards of corporate governance. As such, the Lead Director also serves as Chair of the Corporate Governance and Nominating Committee and communicates frequently with the Executive Chair & Chief Executive Officer on matters related to the independent directors. A Lead Director serves for a term of five to seven years.

The terms of reference for the Lead Director are set out in the Company’s Board mandate and include:

•	in conjunction with the Corporate Governance and Nominating Committee, provide leadership to ensure that the Board functions independently of management;
•	chair all in camera meetings of the independent directors;
•	recommend, where necessary, the holding of special meetings of the Board;
•	review with the Executive Chair & Chief Executive Officer items of importance for consideration by the Board;
•

as may be required from time to time, consult and meet with any or all of the independent directors at the discretion of either party and with or without the attendance of the Executive Chair & Chief Executive Officer, and represent such independent directors in discussions with management on corporate governance issues and other matters;

•	serve as Board ombudsman, to ensure that questions or comments of individual directors are heard and addressed;
•

with the Corporate Governance and Nominating Committee, ensure that the Board, committees of the Board, individual directors and senior management understand and discharge their duties and obligations under the Company’s system of corporate governance;

•	mentor and counsel new members of the Board to assist them in becoming active and effective directors;
•	with the Corporate Governance and Nominating Committee, facilitate the process of conducting director evaluations;
•	with the Corporate Governance and Nominating Committee, promote best practices and high standards of corporate governance; and
•	perform such other duties and responsibilities as may be delegated to the Lead Director by the Board.

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Statement of Corporate Governance

Attendance Record

The Board attendance record for fiscal 2020 is outlined below.

Director	Audit Committee	Corporate Governance & Nominating Committee	Human Resources & Compensation Committee	COVID-19 Pandemic Response Committee(1)	Committees(2) (Total)	Board	Overall Attendance

Peter J. Bissonnette	–	–	6/6	–	6/6	9/9	15/15	(100%)

Adrian I. Burns	–	–	6/6	–	6/6	9/9	15/15	(100%)

Christy J. Clark	–	5/5	–	–	5/5	9/9	14/14	(100%)

Richard R. Green	6/6	–	–	–	6/6	9/9	15/15	(100%)

Gregg Keating	–	5/5	–	–	5/5	9/9	14/14	(100%)

Michael W. O’Brien	6/6	–	–	2/2	8/8	9/9	17/17	(100%)

Paul K. Pew	–	5/5	–	2/2	7/7	9/9	16/16	(100%)

Jeffrey C. Royer	6/6	–	–	–	6/6	9/9	15/15	(100%)

Bradley S. Shaw	–	–	–	2/2	2/2	9/9	11/11	(100%)

JR Shaw(3)	–	–	–	–	–	5/7	5/7	(71%)

Mike Sievert(4)	–	–	–	–	–	9/9	9/9	(100%)

JC Sparkman(5)	–	–	5/6	–	5/6	7/9	12/15	(80%)

Carl E. Vogel	6/6	–	–	2/2	8/8	9/9	17/17	(100%)

Sheila C. Weatherill	–	5/5	–	–	5/5	9/9	14/14	(100%)

Willard H. Yuill(6)	–	–	6/6	2/2	8/8	8/9	16/17	(94%)

Notes:

(1)

A special ad hoc committee, the COVID-19 Pandemic Response Committee, was formed to oversee the Company’s response to the outbreak of the COVID-19 pandemic. For further details see “COVID-19 Pandemic Response Committee” below.

(2)	No Executive Committee meetings were required in fiscal 2020.
(3)

JR Shaw, the founder of the Company, served as Executive Chair until his passing on March 23, 2020. Since then, Bradley S. Shaw has assumed the role of Executive Chair of the Board while also maintaining his position as Chief Executive Officer.

(4)	Mike Sievert is not a member of any Board committees.
(5)	JC Sparkman, who was a member of the Human Resources and Compensation Committee, passed away on July 16, 2020.
(6)

Willard H. Yuill, who is the current Chair of the Human Resources and Compensation Committee, will not stand for election as a director at the January 13, 2021 Meeting. Adrian I. Burns will assume the role of Chair of the Human Resources and Compensation Committee upon Mr. Yuill’s departure from the Board.

In Camera Sessions

The Board mandate provides that the Board shall hold, in conjunction with each Board meeting, “in camera” sessions at which non-independent directors and members of management are not in attendance. At each in camera session the independent directors meet with the Executive Chair & Chief Executive Officer without any other member of management present, and subsequently without any member of management or the Executive Chair & Chief Executive Officer present. The Lead Director chairs the independent directors’ in camera sessions.

The committees of the Board met in camera in fiscal 2020 as follows:

Audit Committee	6 times

Corporate Governance and Nominating Committee	5 times

Human Resources and Compensation Committee	6 times

Interlocking Directorships

The Board addresses interlocking directorships on a case-by-case basis. The Corporate Governance and Nominating Committee considers the effect of interlocking directorships on director independence when considering nominees as new directors. Existing directors are subject to the Company’s outside directorship guidelines. There are currently no directors of the Company who sit on the same external public company board.

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Statement of Corporate Governance

Committees of the Board

Subject to applicable law, the Board delegates certain of its powers, duties and responsibilities to committees of the Board. The Board has established four standing committees and one special ad hoc committee, as discussed below.

5.	Audit Committee

As of the date hereof, the Audit Committee consists of Michael W. O’Brien (Chair), Richard R. Green, Jeffrey C. Royer and Carl E. Vogel. Each member of the Audit Committee is an independent director and is financially literate. Effective January 2021, Mr. Vogel will assume the role of Chair of the Audit Committee. Each of Michael W. O’Brien, Jeffrey C. Royer and Carl E. Vogel also qualify as a “financial expert” under the Sarbanes-Oxley Act and other applicable regulatory requirements.

A copy of the Audit Committee charter is included in the Company’s 2020 Annual Information Form and is available on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance.

Duties

The Audit Committee is responsible for overseeing the integrity of the Company’s financial reporting process. In this regard, the Audit Committee duties include oversight of:

•	the integrity of the Company’s financial statements and related information;
•	management’s assessing and reporting on the effectiveness of internal controls;
•

the external and internal auditors (including review of the audit plan with the external auditors and the Company’s senior management) and evaluation of the qualification, effectiveness and independence of the external and internal auditors;

•	the Company’s compliance with legal and regulatory requirements relating to public disclosure and financial reporting; and
•	the Company’s processes for identifying, assessing and managing risks and the Company’s financing strategy, including the Company’s Enterprise Risk Management (ERM) program.

With respect to internal controls over financial reporting, the Company has conducted an evaluation of the effectiveness of its system of internal controls over financial reporting and concluded that the Company’s system of internal controls over financial reporting was effective as of August 31, 2020 and that the Company is in compliance with the requirements of Section 302 of the Sarbanes-Oxley Act.

Internal Audit and Advisory Services

The Audit Committee is also responsible for overseeing the work of the Company’s Internal Audit and Advisory Services department whose mandate is to provide independent and objective audit and advisory services in order to evaluate and improve the effectiveness of the Company’s governance, internal controls, disclosure processes and risk management activities. In that regard, the Audit Committee oversees the work of the Internal Audit and Advisory Services department and all reports issued by the Internal Audit and Advisory Services department.

Risks

The Audit Committee reviews:

•	the Company’s long-term financing strategy, annual financing plan and specific proposed financings (not otherwise considered the annual financing plan);
•	management’s processes for identifying, assessing and managing the principal risks to the Company and its businesses;
•	the major risk exposures and trends identified by the Company’s management and its implementation of risk policies and procedures to monitor and manage such exposure, including:
•	oversight over the Company’s ERM program and coordinating annual reporting to the Board; and
•	reviewing, monitoring and coordinating reporting to the Board on the Company’s business continuity/resumption plans, disaster recovery plans and external threats/hazards monitoring;
•	annually, the insurance coverage maintained by the Company; and
•	the Company’s risk disclosure in its annual and interim materials.

As part of this process, the Audit Committee regularly reviews reports and discusses significant financial statement or audit risks with the Company’s external auditors. The Audit Committee undertakes a further review of the significant corporate level risks through the ERM program. The ERM program is a performance focused process designed to identify, monitor and manage significant corporate level risks that could impact the achievement of the Company’s strategic objectives. The Company’s executives meet periodically to: (i) review and update significant corporate level risks;

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Statement of Corporate Governance

(ii) assess such corporate level risks in terms of likelihood and magnitude of impact, (iii) review the response strategy and (iv) monitor progress. The last ERM update was provided to the Audit Committee in October 2020, with the Audit Committee coordinating updates to the Board at least annually.

In fiscal 2020, the Company completed its voluntary departure program, or VDP, which was a key component of the Company’s multi-year Total Business Transformation, or TBT, introduced in the second quarter of fiscal 2018. The TBT was designed to reinvent Shaw’s operating model to better meet the evolving needs and expectations of consumers and businesses by optimizing the use of resources, maintaining and ultimately improving customer service, and by reducing staff. With the completion of VDP, approximately 3,140 employees exited the Company between the second quarter of fiscal 2018 and the end of fiscal 2020. For further detail on the TBT initiative and the VDP, see “Statement of Compensation – Operating Highlights.”

The significant risks and uncertainties affecting the Company and its business are discussed in the Company’s Management’s Discussion and Analysis for the year ended August 31, 2020 (“2020 Annual MD&A”) under the heading “Known Events, Trends, Risks and Uncertainties.”

Whistleblower and Fraud

As part of its oversight of the integrity of the Company’s internal controls, the Audit Committee specifically reviews and addresses fraud prevention and other procedures. Under the Company’s Business Conduct Standards, the Company has implemented procedures to ensure that concerns and complaints with respect to accounting, auditing, internal control and public disclosure matters, among others, are brought to the attention of the Chair of the Audit Committee.

Chair

The mandate of the Audit Committee outlines the Chair’s responsibilities, which include: organizing the Committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the Audit Committee’s work.

6.	Corporate Governance and Nominating Committee

As of the date hereof, the Corporate Governance and Nominating Committee consists of Paul K. Pew (Chair),

Christy J. Clark, Gregg Keating and Sheila C. Weatherill. Each member of the Corporate Governance and Nominating Committee is an independent director.

A copy of the Corporate Governance and Nominating Committee charter is available on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance.

Duties

The Corporate Governance and Nominating Committee is responsible for developing and monitoring the Company’s approach to corporate governance in accordance with good corporate practice and applicable regulatory requirements. In particular, the Corporate Governance and Nominating Committee is responsible for overseeing the role, composition, structure and effectiveness of the Board and its committees. In this regard, the Corporate Governance and Nominating Committee’s duties include to:

•	establish and review the mandate of the Board and the charters of its committees;
•	identify and evaluate candidates for nomination to the Board;
•	oversee the orientation and education programs for directors;
•	assess the effectiveness of the Board, its committees and individual directors;
•

establish and review general corporate policies and practices, including corporate codes of conduct, securities trading and share ownership guidelines, continuous disclosure and communications policies, related party transaction policies and similar matters; and

•	manage the orderly succession of directors to maintain an appropriate complement of experience and skills on the Board.

Nomination of Directors

In consultation with the Executive Chair & Chief Executive Officer, the Corporate Governance and Nominating Committee identifies potential candidates for the Board, reviews their qualifications and makes recommendations on candidates to the Board. The Corporate Governance and Nominating Committee believes that the Board should be composed of directors with a broad range of experiences and expertise. When evaluating potential Board candidates, the Corporate Governance and Nominating Committee assesses, among other factors, industry experience, functional expertise, financial literacy, diversity in experience and

26	Shaw Communications Inc. Proxy Circular

Statement of Corporate Governance

background, and leadership abilities, all within the context of the Company’s strategic direction, opportunities and risks.

Together with the Executive Chair & Chief Executive Officer, the Corporate Governance and Nominating Committee uses a skills matrix to identify director strengths and competencies, and conducts a gap analysis to identify areas that would complement the Board in carrying out its mandate effectively. The skills matrix is used by the Corporate Governance and Nominating Committee, with the support of external consultants, to create model director profiles to help identify and target potential director candidates who possess the capabilities and personal attributes that complement, diversify and further strengthen the Board. Candidates undergo an interview process with the Executive Chair & Chief Executive Officer, the Chair of the Corporate Governance and Nominating Committee and other Board members before the Corporate Governance and Nominating Committee, with the support of external consultants, makes a formal recommendation to appoint or nominate a new candidate to the Board.

Board Diversity & Inclusion

The Company believes that diversity sparks creativity, stimulates discussion and disrupts the status quo, ultimately leading to innovative thoughts and ideas. To that end, the Corporate Governance and Nominating Committee considers diversity in all its forms, including gender, visible minority groups, work and life experience when evaluating board candidates, to ensure the Board has a broad range of perspectives and experience. Diversity considerations, including the representation of women and visible minority groups, form an integral part of the Company’s nomination process and in addition to the skills matrix analysis (discussed above), are an important factor in the selection process for new directors.

At this time, the Board has not adopted a formal diversity policy or targets for director positions. The Company is continuing to identify diverse candidates for its Board through the ordinary course of its director nomination and selection process. As a long-standing diverse employer that promotes and supports a culture of inclusion, it fully appreciates the benefits of leveraging a diverse range of skills and perspectives. As part of its ongoing board succession process, the Corporate Governance and Nominating Committee, with the support of external consultants, considers the level of representation of diversity on the Board by overseeing the selection process to ensure that diverse candidates are included and considered in the pool of potential director candidates.

The Corporate Governance and Nominating Committee believes the 13 nominees standing for election to the Board possess the experience and expertise to serve the best interests of the Company and its stakeholders, and include:

•	3 women out of the 12 independent director nominees (25%);
•	3 women out of the 13 total director nominees (23%);
•	4 candidates of diverse background out of the 12 independent director nominees (33%); and
•	4 candidates of diverse background out of the 13 total director nominees (31%).

Orientation and Continuing Education

The Corporate Governance and Nominating Committee is responsible for the orientation of new directors and ongoing education initiatives for all members of the Board. The Company’s orientation program is tailored to the needs of new directors and, depending on their unique circumstances, background and experience, may include information on the Company’s history and operations, strategic plan and direction, business units, financial position, investor relations initiatives, technology and network, and regulatory environment. The orientation program may also include meetings with the Executive Chair & Chief Executive Officer or the Lead Director to discuss the roles and expectations of Board members, and to review the Company’s Board committee charters, policies, guidelines and governance practices.

All directors have regular access to senior management to discuss Board presentations and matters of interest as the senior management team is invited to attend Board meetings and engage in active discussion with Board members on topics presented. Most of the directors also sit on other boards, which enables them to bring that experience to the Company’s Board table.

Board members are expected to be informed about issues affecting the Company’s business, governance and other related issues. In this regard, the Company undertakes ongoing education initiatives at the Board level. Director education requirements are overseen by the Corporate Governance and Nominating Committee.

Proxy Circular Shaw Communications Inc.	27

Statement of Corporate Governance

In recognition of the rapidly changing technology and competitive environment, the Board receives regular updates from management on strategic developments and presentations are given at regularly scheduled quarterly Board meetings. Presentation topics are proposed by management or requested by Board members. The presentations are made by internal and external experts on a wide range of topics relevant to the current and future direction of the Company. Topics covered in fiscal 2020 included the competitive landscape in the Company’s Wireline and Wireless divisions; the Company’s business continuity/resumption and disaster recovery plans; the evolving regulatory environment and the Company’s approach to regulatory changes and other corporate initiatives; wireless and wireline network planning, optimization and converged network strategy; Wireless growth initiatives, spectrum acquisition strategy and deployment plan; the updated strategic plan; and capital structure and capital markets initiatives.

Site visits to the Company’s facilities are arranged periodically (but were suspended in the second half of fiscal 2020 to reduce the spread of COVID-19). The Company also has a director education policy by which funding can be made available for directors to attend external programs.

A list of meetings in fiscal 2020 where educational and strategic topics were covered on a quarterly basis are set out in the table below.

Educational and Strategic Topics	Attendees

Senior management presentation on performance and emerging issues	Full Board

Corporate governance updates on new requirements and emerging issues and practices	Corporate Governance and Nominating Committee

Changes in generally accepted accounting principles	Audit Committee

Compensation trends and benchmarking	Human Resources and Compensation Committee

Strategic Planning	Full Board

Topics covered included:

• the competitive landscape in the Company’s Wireline and Wireless divisions;

• the evolving regulatory environment and the Company’s approach to regulatory changes and other corporate initiatives;

• the Company’s business continuity/resumption and disaster recovery plans;

• Wireless and Wireline network planning, optimization and converged network strategy;

• Wireless growth initiatives, spectrum acquisition strategy and deployment plan;

• the updated strategic plan; and

• capital structure and capital markets initiatives.

Board and Committee Assessments

The Corporate Governance and Nominating Committee reviews the effectiveness of the Board, its committees and individual directors. As part of its assessment of the effectiveness of the Board, board renewal is considered. The Corporate Governance and Nominating Committee conducts an annual survey of each of the directors by a confidential questionnaire that addresses the effectiveness of the operation of the Board and the committee(s) of which the director is a member, board culture and director self-evaluation. The survey results are compiled and analyzed by an external consultant. The Corporate Governance and Nominating Committee reviews the consultant’s recommendations and makes recommendations to the Board for improvement as it considers appropriate. The results of the survey are also shared with the Board.

Review of Charters

Each of the Audit Committee and the Human Resources and Compensation Committee annually review their committee charters and recommend any changes to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee considers these recommendations and annually reviews the charters for each of the Board committees and the mandate of the Board and recommends any changes to the Board for consideration and approval.

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Statement of Corporate Governance

Chair

The mandate of the Corporate Governance and Nominating Committee outlines the Chair’s responsibilities, which include organizing the Committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the Committee’s work.

7.	Human Resources and Compensation Committee

As of the date hereof, the Human Resources and Compensation Committee consists of Willard H. Yuill (Chair), Peter Bissonnette and Adrian I. Burns.1 Each member of the Human Resources and Compensation Committee is an independent director. Mr. Yuill, who is the current Chair of the Human Resources and Compensation Committee, will not stand for election at the Meeting and Ms. Burns will become the Chair of the Committee upon Mr. Yuill’s departure from the Board. Steve White, who is independent, will become a member of the Human Resources and Compensation Committee when he joins the Board in January 2021.

A copy of the Human Resources and Compensation Committee charter is available on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance.

Duties

The Human Resources and Compensation Committee is responsible for overseeing the Company’s significant human resource strategies and annually reviewing the Company’s compensation philosophy and material strategies and policies and the effectiveness thereof. The Human Resources and Compensation Committee also approves the appointment of senior management recruited from outside the Company, as well as the promotion of senior management within the Company. In this regard, the Human Resources and Compensation Committee’s duties include to:

•	review and approve responsibilities, performance criteria and incentive compensation targets and assess performance for senior executives;
•	periodically review the linkage of executive team compensation to the execution of the Company’s business strategies and overall business performance;

•	assess the long-term and short-term incentive plans to ensure that they do not incent risk-taking beyond the Company’s risk tolerance;
•	review and approve employee benefits plans, equity-based plans and retirement plans;
•	review the succession planning and talent management program and ensure that appropriate programs are in place to manage succession, recruitment and retention of senior management;
•	review and approve the terms of engagement of compensation consultants;
•	review and monitor occupational health and safety programs; and
•	review programs to address employment equity, employee engagement and employee relations.

Compensation of Management

The Human Resources and Compensation Committee is responsible for ensuring that appropriate and effective human resource recruitment, development, compensation, retention, succession planning (including appointing, training and monitoring senior management) and performance evaluation programs are developed and implemented in conformity with the Company’s strategic objectives and with a view to attracting and retaining the best qualified management and employees. The Human Resources and Compensation Committee annually reviews, approves and reports to the Board on the compensation of the senior executives of the Company and recommends for approval by the Board the compensation of the Executive Chair & Chief Executive Officer and any other Shaw family member who is an executive of the Company. The performance of the Company and its individual executive officers during the fiscal year is taken into consideration when the Human Resources and Compensation Committee conducts its annual executive compensation review. The Human Resources and Compensation Committee also takes into consideration the compensation of similar positions within the Company’s peer groups to ensure that the level of executive compensation is competitive and effective in attracting and retaining outstanding executive talent.

Chief Executive Officer

The Human Resources and Compensation Committee: (i) reviews and approves the specific responsibilities of

[1]	JC Sparkman, who was an independent director and member of the Human Resources and Compensation Committee, passed away on July 16, 2020.

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Statement of Corporate Governance

the Chief Executive Officer; and (ii) monitors the corporate objectives that the Chief Executive Officer is responsible for meeting on an annual basis and regularly reviews whether such objectives are being met in alignment with the Company’s objectives and strategic plan.

The Chief Executive Officer has responsibility for the management of the business and affairs of the Company. The Chief Executive Officer provides day-to-day leadership and is responsible for the achievement of the overall objectives and policies established by the Board. In particular, the Chief Executive Officer is expected to lead the Company and formulate strategies and policies, agreed upon by the Board. The Chief Executive Officer is directly accountable to the Board for all activities of the Company.

The terms of reference for the Chief Executive Officer are set out in the Company’s Board mandate which is attached hereto as Exhibit A.

Succession Planning

At least annually, the Human Resources and Compensation Committee reviews with management its program for succession planning. This program identifies high performers as well as successors for key positions for all roles from director level to the Chief Executive Officer. The Human Resources and Compensation Committee also oversees the Company’s talent development, formal leadership and employee well-being programs. For further details see “Statement of Compensation – Retention, Talent Development & Succession Planning.”

Compensation of the Board

In respect of the Board, the Human Resources and Compensation Committee is charged with the responsibility of reviewing the adequacy and form of the compensation of directors. It considers time commitment, responsibilities and fees paid by the Company’s peer group in determining remuneration to ensure the Company continues to retain and attract the best individuals. In fiscal 2020, directors could elect to receive their compensation in cash, DSUs, RSUs or a combination thereof. For further details see “Statement of Compensation – Director Compensation.”

Compensation Consultants

The Human Resources and Compensation Committee retains independent human resources consultants to provide expert advice and opinions on compensation and other matters. In fiscal 2020 and 2019, the Company retained Willis Towers Watson Public Limited Company (“Willis Towers Watson”) to provide director and senior executive compensation services. For further details, including the fees paid by the Company to Willis Towers Watson, see “Statement of Compensation – Compensation Discussion and Analysis – Role of Compensation Consultant.”

Diversity & Inclusion in Executive Officer Positions

The Company believes a diverse workforce that is reflective of the communities it serves keeps the Company in tune with the needs of its customers and leads to strong financial and operational performance. When evaluating candidates for employment and promotion, the Company considers gender and cultural diversity, recognizing the advantage of having a diverse team with a multitude of experiences and perspectives. The Company has embedded principles of diversity and inclusion into its talent management programs and strives to be a champion of diversity across all levels of the organization. By broadening diversity and inclusion initiatives across the Company and into business plans and strategies, the Company strives to be an industry leader in diversity and inclusion while achieving operational excellence.

The Company’s diversity philosophy focuses on the under-representation of employees that are women, visible minorities, Indigenous peoples and people with disabilities. The Company’s current initiatives are: (i) the hiring and retention of talented employees through work placement programs and establishing recruitment partnerships to attract diverse candidates, (ii) incorporating diversity awareness through the Company’s leadership development, on-boarding and other programs, and (iii) enhancing the Company’s internal communications to raise diversity awareness and remove unconscious biases. To monitor the programs’ effectiveness, the Company uses diversity metrics to measure its progress quarterly and strives to ensure the Company is an equitable workplace that is representative of the customers and communities it serves in Canada.

As part of the Company’s ongoing strategies to create a more diverse and inclusive culture, the Company continues to support its employee led resource groups (i.e. Spectrum@Shaw, Pride@Shaw and Women@Shaw). In fiscal 2020, the Company also launched an internal survey as part of its regular employee listening to gain a deeper understanding of how diverse and inclusive Shaw

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is and to help grow and reflect its needs and the needs of its customers. This information not only helps the Company to inform its evolving priorities, but to also inform areas of opportunity to ensure the Company is reflective of its employee base and the communities it serves. Shaw is the proud recipient of Canada’s Best Diversity Employers award for 2020.

Shaw has not adopted a formal diversity policy or targets for the representation of women at the executive officer level. Shaw believes arbitrary targets are a weak substitute for a consistently applied recruitment policy that encourages a diverse and inclusive workplace which includes considering the representation of women in executive officer positions. When considering potential candidates for executive officer positions, the Company considers gender and cultural diversity, as well as the candidate’s core competencies, skills and leadership capabilities. Currently, women comprise 6 out of 21, or 29% of the Company’s senior leadership team (senior vice president level and above).

Chair

The mandate of the Human Resources and Compensation Committee outlines the Chair’s responsibilities, which include organizing the Committee’s affairs, chairing its meetings, providing guidance to the members, retaining outside experts as required and reporting to the Board on the Committee’s work.

8.	Executive Committee

As of the date hereof, the Executive Committee consists of Bradley S. Shaw (Chair), Adrian I. Burns, Michael W. O’Brien and Paul K. Pew. Each of Adrian I. Burns, Michael W. O’Brien and Paul K. Pew is an independent director. Effective January 2021, Carl E. Vogel will become a member of the Executive Committee.

A copy of the Executive Committee charter is available on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance.

The Executive Committee carries out all matters that may be specifically and lawfully delegated to it by the Board. In particular, the Executive Committee exercises the powers of the Board in circumstances where, following initial approval of a matter by the full Board, the Board delegates approval of certain aspects to the Executive Committee. Matters reviewed and approved by the Executive Committee are in most circumstances referred back to the full Board for ratification, confirmation and approval at the next meeting of the Board.

Chair

The mandate of the Executive Committee outlines the Chair’s responsibilities, which include organizing the Committee’s affairs, chairing its meetings, facilitating the Executive Committee’s interaction with management, the Board and other committees of the Board and providing guidance to the members.

9.	COVID-19 Pandemic Response Committee

The Company appointed a special ad hoc committee (the “Special Committee”) to oversee the Company’s response to the outbreak of the COVID-19 pandemic in order to address the impacts of the pandemic on the Company, its networks, business operations and financial results. In this regard, the Special Committee’s duties include to:

•	review/assess the Company’s business continuity/resumption plans and disaster recovery plans;
•	review the performance metrics developed by management to assess the impact and emerging risks of the pandemic on the Company’s business units, networks, operations and financial performance;
•	review/assess the impact of various governments’ emergency measures on the Company’s business, operations and/or financial results; and
•	review/assess the changing consumer behaviours in each of the Company’s business units in response to the COVID-19 pandemic.

The Special Committee was constituted on May 14, 2020 and consists of Bradley S. Shaw (Chair), Michael W. O’Brien, Paul K. Pew, Carl E. Vogel and Willard H. Yuill. Each of Michael W. O’Brien, Paul K. Pew, Carl E. Vogel and Willard H. Yuill is an independent director. The Special Committee met two times during the initial onset of the COVID-19 pandemic between the April and July Board meetings.

The Chair’s responsibilities include organizing the Committee’s affairs, chairing its meetings, facilitating the Special Committee’s interaction with management, the Board and other committees of the Board.

10.	Environmental, Social and Governance Practices

Shaw recognizes the importance of developing and implementing strong environmental, social and governance (ESG) practices in order to create value for its shareholders and other stakeholders. For years, Shaw has been a leader in the communities in which it

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Statement of Corporate Governance

operates with numerous philanthropic initiatives and job-creating investments to its name. Shaw brings the same level of commitment and energy to the broader global community in terms of acting in a socially and environmentally responsible manner. The Company’s continued success depends on its ability create value for shareholders while living up to its obligations to its communities, employees and the environment.

The Board has overall authority and oversight over the Company’s ESG program, with specific matters reviewed at the Board committee level. The development of the ESG program at the corporate level is led by the ESG Steerco which is composed of management representatives from various business units and corporate functions. The ESG Steerco is responsible for the roll-out of the corporate strategies and initiatives that will be embedded in the ESG report and used to develop the pillars, and ultimately support the conduct of the business in a socially responsible and ethical manner. In fiscal 2020, the Company continued to make progress on its ESG initiatives and expects to provide additional transparency and details in the forthcoming ESG report which will include, among other things, the critical role ESG plays in shaping its strategy.

11.	Corporate Governance Policies

Business Conduct Standards

The Company has adopted a set of Business Conduct Standards, which apply to all directors, officers and employees of the Company. The Business Conduct Standards are available on SEDAR at www.sedar.com and on the Company’s website at www.shaw.ca/corporate/investor-relations/corporate-governance. The Corporate Governance and Nominating Committee, with the assistance of the Company’s Business Conduct Standards Committee (a committee of management representatives from each of the Company’s business units and corporate functions), is responsible for monitoring compliance with the Business Conduct Standards and for approving waivers of such standards. As of the date hereof, no waivers have been granted to any directors or officers of the Company.

The Company’s Business Conduct Standards address matters such as conflicts of interest, confidential information and the protection and proper use of the Company’s assets. The Business Conduct Standards also include procedures for the submission of complaints or concerns that employees may have regarding compliance with the Business Conduct Standards, applicable laws or regulations, or with respect to accounting, internal control and auditing matters. All new directors, officers, employees and certain contractors are required to receive an orientation about the Business Conduct Standards when they commence their engagement with the Company. The Company also requires employees, officers and certain contractors to maintain their knowledge by periodically re-certifying that they understand the Business Conduct Standards.

The Board monitors compliance with the Business Conduct Standards through the Corporate Governance and Nominating Committee and the Audit Committee, with the assistance of the Company’s Business Conduct Standards Committee. Each such Board committee receives updates on matters relating to the Business Conduct Standards that are relevant to it.

No material change reports have been filed since the beginning of the Company’s most recently completed financial year that pertain to any conduct of a director or executive officer that constitutes a departure from the Business Conduct Standards.

Related Party Transaction Policy

Transactions or agreements in respect of which a director or executive officer of the Company has a material interest are subject to the Related Party Transaction Policy. For any such transactions or agreements, the director or officer is required to disclose his or her interest in accordance with the Related Party Transaction Policy, the Business Conduct Standards, the Company’s by-laws and the Business Corporations Act (Alberta). When applicable, he or she is required to recuse him or herself from any consideration or vote relating to such transaction or agreement.

At each quarterly meeting, each of the Audit Committee and the Corporate Governance and Nominating Committee reviews the fairness of any potential transactions in which a director or officer of the Company may be involved or connected, if any.

Corporate Disclosure Policy

The Company has adopted a corporate disclosure policy with respect to the public dissemination of material information in a timely manner in accordance with applicable securities laws. Under such policy, the Board, upon recommendation of the Audit Committee, approves annual and quarterly reports to shareholders, as well as other material public communications.

All quarterly and annual financial statements, material press releases, investor presentations and other

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corporate governance-related materials are posted immediately on the Company’s website. With respect to the release of its quarterly financial results, the Company provides Internet and telephone conference call access to interested parties.

Investor enquiries receive a response through the Investor Relations team of the Company or through an appropriate officer of the Company.

Insider Trading Policy

As a reporting issuer, the Company has adopted an insider trading policy to ensure its employees comply with securities laws. This policy prohibits insiders, including directors and executive officers as well as employees, from buying or selling securities of the Company with knowledge of a material fact or material change that has not been generally disclosed. Among other things, the policy restricts securities transactions during quiet or blackout periods, prohibits tipping and derivative transactions such as buying or selling options while possessing undisclosed material information, and explains exceptions for participation in employee benefit plans.

12.	Engagement with Shareholders

The Board values the feedback and views of the Company’s shareholders. Shaw continues to take measures to improve communications with its shareholders through the following means:

•	the Company’s website contains a section devoted to providing current information and maintaining relations with the Company’s investors, including a means to ask questions and express concerns;
•	conference calls with financial analysts and institutional investors in which the Company’s quarterly results are presented and discussed;
•	investor presentations and news releases;
•	ongoing investor relations initiatives and participation in sector-related conferences; and
•

members of the Board meeting with shareholder advocacy groups (e.g., Canadian Coalition for Good Governance) to discuss matters such as risk oversight, governance practices and other topics of mutual interest.

The Board and its committees continuously seek to strengthen the Company’s engagement with its shareholders in order to promote feedback on governance, compensation and other topics. The Company believes that such engagement helps it fulfill its responsibilities to shareholders and other relevant stakeholders.

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Statement of Compensation

1.	Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to articulate the philosophy, design and administration of Shaw’s executive compensation program and sets out the significant elements of compensation awarded to the following “named executive officers” (NEOs):

Named Executive Officers

Bradley S. Shaw Executive Chair & Chief Executive Officer

Paul McAleese President, Shaw Communications Inc.

Trevor English Executive Vice President, Chief Financial & Corporate Development Officer

Zoran Stakic Chief Operating Officer & Chief Technology Officer

Katherine Emberly President, Business

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Biographical information for Paul McAleese, Trevor English, Zoran Stakic and Katherine Emberly is set out below. Biographical information for Bradley S. Shaw is included under the heading “Business of the Meeting – Election of Directors.”

Paul McAleese – President, Shaw Communications Inc.

Paul McAleese serves as President, Shaw Communications Inc., a position he has held since April 10, 2020. Paul is responsible for overseeing all sales, marketing, base management and customer facing areas of the business, including the Wireline and Wireless divisions. He is also responsible for the development and execution of the annual operating plan. Paul has been with the Company since February 3, 2017, and previously held the positions of President, Wireless and Chief Operating Officer, Freedom Mobile where he demonstrated a strong track record of delivering profitable Wireless growth, instilling operational discipline and building high performing teams. Prior to joining the Company, Paul held executive-level positions with leading telecommunications operators in the United States, Europe and Canada for over two decades.

Trevor English – Executive Vice President, Chief Financial & Corporate Development Officer

Trevor English serves as Executive Vice President, Chief Financial & Corporate Development Officer, a position he has held since May 4, 2018. In addition to his financial accountabilities, Trevor is responsible for strategic planning, business development, investor relations and investment initiatives. Trevor has been with the Company since 2004 and prior to joining Shaw he worked for CIBC World Markets Inc. in Canada and the United Kingdom. Trevor has over 20 years of experience in corporate finance, mergers & acquisitions, investor relations, business development and financial analysis. Trevor holds a Bachelor of Commerce degree from the University of Calgary and a Chartered Financial Analyst designation.

Zoran Stakic – Chief Operating Officer and Chief Technology Officer

Zoran Stakic serves as Chief Operating Officer & Chief Technology Officer, a position he has held since May 4, 2018. Mr. Stakic is responsible for leading Shaw’s networks, technology, operations, security and supply chain teams, providing an end-to-end view of service delivery, operation and support for Shaw. Mr. Stakic has been with the Company since 2004 and has held a number of roles, including Executive Vice President & Chief Technology Officer and Senior Vice President, Technology and Network Operations, where he successfully led the creation of a new centralized technology organization for the Company. Mr. Stakic holds Bachelor and Master of Science degrees in Engineering from the University of Belgrade as well as an MBA from Queen’s University.

Katherine Emberly – President, Business

Katherine Emberly serves as President, Business where she is responsible for leading the go-to-market strategy—including all sales channels, pricing, promotions and packaging sales, marketing and customer care for the Shaw Business division. Katherine has been at Shaw since 2004 and has held a variety of roles across the organization, including President, Business, Brand Marketing & Communications; Senior Vice President, Marketing; Vice President, Operations and Vice President, Communications and Public Relations. Prior to joining Shaw, Katherine worked at several top advertising agencies in Canada and holds a Bachelor of Science in Home Economics degree from the University of Alberta.

Fiscal 2020 Overview

The Board recognizes the significant contribution of the executive team to the growth and success of the Company. In support of this, the Company takes a comprehensive and strategic approach to executive compensation which is designed to attract, retain, motivate and reward the executive team by aligning management’s interest with the Company’s objectives and performance.

Fiscal 2020 was a unique and challenging year as every aspect of our lives was upended with the emergence of COVID-19. As the pandemic evolves, Shaw continues to focus on supporting its employees, customers and communities during these unpredictable and uncertain times. With the majority of Canadians relying more than ever on video and voice interactions to remain connected for social and business purposes, to access education and enjoy entertainment, fiscal 2020 saw significant increases in traffic on Shaw’s wireline and wireless networks. Due to substantial facilities-based investments, the Company’s network performance continues to be exceptional even with the pandemic-related surge in demand, which increased by as much as 50% and included peak period usage extending to over 12 hours a day, 7 days a week. In fact, recently Ookla named Shaw the fastest and most consistent internet provider in western Canada. It is because of the significant long-term investments in its facilities-based networks that Shaw could meet the surge in demand from its customers, while at the same time, expand its product suite with innovative and affordable wireline and wireless options for Canadians during their greatest time of need, including our Fibre+ Gig Internet speeds and a momentous achievement with the launch of Shaw Mobile.

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Statement of Compensation

Long before the COVID-19 environment emerged, where we must practice social distancing, the Company recognized the need to evolve towards a digital-first organization and continued to advance initiatives that quickly became a strategic differentiator for Shaw. A key tenet of this strategy was to drive the adoption of customer self-install, which increased significantly, reaching 79% in the last quarter of fiscal 2020 compared to 45% in the prior year, allowing new and existing customers to get the latest broadband technology from Shaw without having to schedule an appointment. Shaw remains committed to building, transitioning and supporting a digital operating service model and improving the customer experience with a focus on continued reductions to its cost structure.

Through continued thoughtful and strategic investments, spectrum deployment and a growing number of distribution points, the Company continues to create a stronger, higher quality wireless network that enables it to deliver an improving customer experience that balances profitability and customer growth. Shaw’s Wireless operating footprint now covers over 19 million people, or approximately 50% of the Canadian population, in some of Canada’s largest urban centres, as well as many smaller communities throughout British Columbia, Alberta and Ontario. These developments are made possible through the continued investment in our critical infrastructure to stay ahead of customer expectations, including the deployment of 600 MHz spectrum and advancing our 5G capabilities in fiscal 2021.

In addition to strengthening the long-term strategic positioning of the Company over the last several years, Shaw has maintained a solid balance sheet that along with a growing free cash flow profile support the significant level of investment required for long-term sustainable growth. The Company remains committed to the maintenance of its investment grade credit rating and focus on free cash flow growth. Despite the significant uncertainty arising from the COVID-19 pandemic and commodity price challenges, the Company’s business demonstrated resilience thus allowing us to deliver pre-IFRS 16 adjusted EBITDA2 growth of 3.7%, fund its planned capital investments of over $1 billion and achieve free cash flow2 growth of almost 40% in fiscal 2020. Moreover, during the same period, the Company returned approximately $750 million to its shareholders as part of its enhanced return of capital initiatives, consisting of regular monthly dividends and share repurchases under its normal course issuer bid (NCIB) program, the latter of which was introduced during fiscal 2020 and resulted in the repurchase for cancellation of approximately 5.6 million Class B Non-Voting Shares for a total cost of approximately $140 million.

Fiscal 2020 Developments

Corporate

•

In fiscal 2020, the Company completed its voluntary departure program, or VDP, which was a key component of the Company’s multi-year Total Business Transformation, or TBT, introduced in the second quarter of 2018. The TBT was designed to reinvent Shaw’s operating model to better meet the evolving needs and expectations of consumers and businesses by optimizing the use of resources, maintaining and ultimately improving customer service, and by reducing staff. With the completion of VDP, approximately 3,140 employees exited the Company between the second quarter of fiscal 2018 and the end of fiscal 2020.

•

For the twelve months ended August 31, 2020, no additional restructuring charges related to the Company’s TBT initiative have been recorded, with a total of $437 million in restructuring charges recorded since the beginning of the program, of which $425 million has been paid up to and including August 31, 2020. In the third quarter of fiscal 2020, the Company announced the substantial completion of the TBT initiative with the fiscal 2020 cost savings related to VDP substantially in line with the previous estimate. For further details see “Total Business Transformation” in the Company’s 2020 Annual MD&A.

•	On March 23, 2020, JR Shaw, Executive Chair and founder of Shaw, passed away. Brad Shaw succeeded JR Shaw as Executive Chair while also maintaining his position as Chief Executive Officer of Shaw.

[2]

Adjusted EBITDA and free cash flow are non-GAAP financial measures and should not be considered substitutes or alternatives for GAAP measures. These are not defined terms under IFRS and do not have a standard meaning, and therefore may not be a reliable way to compare us to other companies. See “Key Performance Drivers” in the Company’s 2020 Annual MD&A for information about these measures, including how they are calculated.

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Financing Activities

•	On October 1, 2019, the Company repaid $1.25 billion principal amount of 5.65% senior notes at maturity.
•

On October 25, 2019, in accordance with the terms of its Dividend Reinvestment Plan (DRIP), the Company announced that in lieu of issuing shares from treasury, it will satisfy its share delivery obligations under the DRIP by purchasing Class B Non-Voting Shares on the open market. In addition, the Company announced it will reduce the DRIP discount from 2% to 0% for the Class B Non-Voting Shares delivered under the DRIP. These changes to the DRIP first applied to the dividends payable on November 28, 2019 to shareholders of record on November 15, 2019.

•

On October 29, 2019, the Company announced that it had received approval from the TSX to establish a NCIB program. The program commenced on November 1, 2019 and remained in effect until October 31, 2020. As approved by the TSX, the Company had the ability to purchase for cancellation up to 24,758,127 Class B Non-Voting Shares, representing 5% of all of the issued and outstanding Class B Non-Voting Shares. During the year the Company repurchased for cancellation approximately 5.6 million Class B Non-Voting Shares for a total cost of approximately $140 million; however, due to the COVID-19 pandemic, the Company suspended share repurchases under its NCIB program in April 2020.

•

On November 1, 2019, the Company drew an additional $80 million under its accounts receivable securitization program with a Canadian financial institution, bringing the total amount drawn under the program to $120 million.

•

On November 21, 2019, the Company extended the term of its five-year $1.5 billion bank credit facility from December 2023 to December 2024. This credit facility is used for working capital and general corporate purposes.

•

On December 9, 2019, the Company closed its offering of $800 million of senior notes, comprising $500 million principal amount of 3.30% senior notes due 2029 and $300 million principal amount of 4.25% senior notes due 2049.

•

On December 12, 2019, the Company drew an additional $80 million under its accounts receivable securitization program with a Canadian financial institution, bringing the total amount drawn under the program to its maximum of $200 million.

•	On December 24, 2019, the Company redeemed $500 million principal amount of 5.50% senior notes due 2020 and $300 million principal amount of 3.15% senior notes due 2021.
•	On April 22, 2020, the Company closed its offering of $500 million principal amount of 2.90% senior notes due 2030.
•

On November 2, 2020, the Company announced that it had received approval from the TSX to renew its NCIB program to purchase up to 24,532,404 Class B Non-Voting Shares, representing 5% of all of the issued and outstanding Class B Non-Voting Shares as at October 22, 2020. The program commenced on November 5, 2020 and will remain in effect until November 4, 2021.

Wireless – Shaw Mobile and Freedom Mobile

•

In fiscal 2020, the Company added over 160,000 Wireless subscribers for a total customer base of over 1.8 million, which was complemented, on an annual basis, by ABPU improvement of 5.9% (to $44.13), ARPU improvement of 2.7% (to $38.95), and service revenue growth of approximately 17.4% (to $815 million) compared to fiscal 2019.

•

In fiscal 2020, wireless network investments to improve customer experience continued to be a priority, including the deployment of 700 MHz spectrum, which is now virtually complete in western Canada and approximately 70% deployed across the Company’s Wireless operating footprint. While the network enhancements and lower subscriber activity due to the COVID-19 pandemic have contributed to a trend of improving postpaid churn results, the increased competitive activity, including the launch of unlimited plans and other aggressive offers in the market, resulted in postpaid churn of 1.40% in fiscal 2020, which is an 8-basis point increase over the previous year.

•

In February 2020, the Canadian Radio-television and Telecommunications Commission (CRTC) conducted public hearings in connection with its broad review of the regulatory framework for mobile wireless services in Canada. The scope of the hearings included the issues of whether the CRTC should mandate wholesale mobile virtual network operators (MVNOs) access to the networks of the national incumbents, possible pricing and other retail regulatory interventions in certain segments of the wireless market, as well as regulations relating to passive infrastructure access. The CRTC’s determinations on these and other questions at the public hearings could affect Shaw’s ability to compete in the mobile wireless market. For further details see “Government Regulations and Regulatory Developments – CRTC Wireless Review” in the Company’s 2020 Annual MD&A.

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Statement of Compensation

•

On March 15, 2020, Freedom Mobile announced the temporary closure of its retail locations nationally (with the exception of a certain number of street front stores that remained open to provide urgent customer support) as a response to the threat of the COVID-19 pandemic. As of the date of this Proxy Circular, all of Freedom Mobile’s retail stores have been reopened.

•

On July 30, 2020, the Company launched Shaw Mobile, a new wireless service in western Canada that leverages Shaw’s LTE and Fibre+ networks, along with Canada’s largest WiFi network, to provide Shaw Internet customers with an innovative wireless experience that can reduce their monthly wireless data bill.

•

Shaw Mobile gives customers the ability to customize their mobile data allotment with two rate plans – By The Gig and Unlimited Data – that can be mixed and matched to meet the needs of as many as six household members.

•	Shaw Mobile is currently available in 30 Shaw branded stores and, combined with its national retail partner stores, approximately 150 locations in Alberta and British Columbia.

Wireline – Consumer & Business

•	In the first quarter of fiscal 2020, Shaw launched BlueCurve Total, bundling a premium Internet and Video experience for high value customers.
•	The rollout of Internet protocol television, or IPTV, is now largely complete across Shaw’s western Canadian Wireline operating footprint.
•	On May 27, 2020, the Company launched its Fibre+ Gig Internet service, a new Internet product that offers residential customers up to gigabit download speeds.
•

Fibre+ Gig is the most broadly available Internet plan for up to gigabit download speeds in all of western Canada – now available to more than 99% of Shaw’s residential customers in its western Canadian Wireline operating footprint.

•

Along with Fibre+ Gig Internet, the Company introduced a new line-up of Internet tiers, including an entry-level Internet plan, to give customers a full range of choices depending on their connectivity needs.

•

In fiscal 2020, the Company continued to invest and expand the capacity of its Fibre+ network by increasing the spectrum usable in its cable plant and completing its industry leading Mid-Split program in its major markets, which allowed it to increase the upstream and downstream capacities and launch its

Fibre+ Gig service to more than 99% of Shaw’s residential customers in its western Canadian Wireline operating footprint.
•

On August 11, 2020, the Company launched its Smart Remote Office service, a teleworking gateway that brings the security and functionality of working in the office into the homes of employees of Shaw Business Customers. With Smart Remote Office, businesses can offer their employees a secure, reliable connection directly to the company’s internal network, allowing employees to access the internal applications they need to do their jobs effectively from home.

•

On August 15, 2019, the CRTC issued Telecom Order 2019-288 (the “Order”), which set the Company’s final aggregated wholesale high speed service rates. The final rates were significantly lower than the interim rates set in October 2016, and retroactive to January 31, 2017. In response, the Company took the following actions:

•

On September 13, 2019, the Company jointly with Cogeco, Eastlink, Rogers and Videotron (the “Cable Carriers”) filed a motion for leave to appeal the Order with the Federal Court of Appeal (FCA), as well as a motion to stay the Order, pending the final judgment on the appeal. On November 22, 2019, the motion for leave to appeal the Order and the motion to stay the Order pending final judgement on the appeal were granted.

•	On November 13, 2019, the Cable Carriers filed a Petition requesting that the federal Cabinet order the CRTC to reconsider the Order.
•

On December 13, 2019, the Cable Carriers filed an application with the CRTC to review and vary the rate-setting methodology and the resulting rates, as well as the requirement to make retroactive payments (the “R&V Proceeding”).

•

On August 15, 2020, pursuant to the Petition to the federal Cabinet, the Governor in Council, or GiC, determined that the final rates set by the Order did not appropriately balance the objectives of the wholesale services framework set by the federal government, but declined to vary or refer the Order back to the CRTC for reconsideration due to the ongoing R&V Proceeding. For further details see “Government Regulations and Regulatory Developments – Third Party Internet Access” in the Company’s 2020 Annual MD&A.

•

On September 10, 2020, the FCA dismissed the Cable Carriers’ appeal of the Order, which was based on questions of law and jurisdiction. On November 12, 2020, the Cable Carriers filed an application to the Supreme Court of Canada for leave to appeal the FCA’s decision.

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•

On September 21, 2020, the Company launched SmartTarget for its Shaw Business customers, an all-in-one marketing and advanced insights solution which provides business owners with a better understanding of their customers’ wants and needs to help increase traffic at their locations, boost revenue and build stronger relationships with their customers.

•

On November 5, 2020, the Company launched its Fibre+ Gig 1.5 Internet, offering customers download speeds of up to 1.5 Gbps in the vast majority of neighbourhoods in Vancouver and Victoria, British Columbia; Calgary and Edmonton, Alberta; and Winnipeg, Manitoba.

Executive Compensation Guiding Principles & Philosophy

The Company takes a comprehensive and strategic approach to executive compensation. The Company’s compensation program is designed to attract, retain, motivate and reward the executive team by aligning management’s interest with the Company’s objectives and performance.

The Company’s executive compensation philosophy is grounded on three guiding principles outlined below.

1.	Align executive compensation with the execution of the Company’s business strategies and overall business performance.

This principle is achieved by:

• encouraging executives to build value for shareholders, customers, employees and community stakeholders over the short, medium and long-term;

• considering both quantitative and qualitative performance factors to maintain a balanced approach to assessing individual and team performance; and

• rewarding performance to ensure that all employees are focused on accelerating performance and results that contribute to Shaw’s overall success.

Success requires the achievement of Shaw’s strategic initiatives and business objectives, investments in its network and other technology developments, regulatory compliance, management of talent and leadership, and navigating through competition challenges and the general economic environment. This requires:

• annually reviewing and assessing compensation practices to ensure that they align with the business strategy and performance;

• assuring management maintains its focus, knowledge, stability and experience in order to execute business strategies in an intensely competitive environment with rapidly evolving technologies; and

• making capital allocation decisions involving long-term capital investments which shape and determine future growth and profitability.

2.

Provide a combination of compensation elements, including fixed elements that provide security and enable the Company to attract and retain key employees including senior leaders and “at risk” elements that reflect their ability to influence business outcomes and performance.

These elements include:

• base salaries, which provide a fixed level of compensation to attract, retain and motivate top executives;

• incentive programs that reflect corporate and individual performance to motivate Shaw’s leaders to deliver results based on corporate strategies and sustain long-term success;

• a perquisite package, which includes annual executive medical exams; and

• retirement plans that help attract and retain Shaw’s senior leaders.

3.	Ensure that Shaw’s executive compensation practices are market competitive and designed to attract, retain and motivate high calibre leaders.
• Shaw measures total compensation (including “at risk” performance pay) relative to a group of comparators (see discussion of peer groups under the heading “Benchmarking Compensation”).

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Statement of Compensation

Compensation Governance

The Human Resources and Compensation Committee assists the Board with oversight of human resources policies, executive compensation and succession. More specifically, the Human Resources and Compensation Committee is responsible for ensuring that effective human resource programs and philosophies are developed and implemented in conformity with the Company’s vision, values and strategic objectives to ensure the recruitment, retention and engagement of high-quality talent at all levels.

As of November 24, 2020, the Human Resources and Compensation Committee consists of three independent and qualified directors: Willard H. Yuill (Chair), Peter Bissonnette and Adrian I. Burns.3 Mr. Yuill, who is the current Chair of the Human Resources and Compensation Committee, will not stand for election at the Meeting and Ms. Burns will become the Chair of the Committee upon Mr. Yuill’s departure from the Board. Steve White, who is independent, will become a member of the Human Resources and Compensation Committee when he joins the Board in January 2021. The members of the Human Resources and Compensation Committee have:

•	a thorough understanding of policies, principles and governance related to human resources and executive compensation; and
•	many years of board, executive and other diverse business experience gained through involvement with public and private enterprises that are involved in telecommunications and other industries in Canada and/or the United States.

The Human Resources and Compensation Committee is governed by a charter which details its mandate, composition and responsibilities. The responsibilities of the Human Resources and Compensation Committee are described under “Statement of Corporate Governance – Human Resources and Compensation Committee.” A copy of the Human Resources and Compensation Committee charter is also available at www.shaw.ca/Corporate/investor-relations/Corporate-Governance/.

Role of Compensation Consultant

In fiscal 2020, the Human Resources and Compensation Committee used two advisors with specialized expertise to assist the Committee in carrying out its duties: Willis Towers Watson was retained for executive and board of director compensation advice and Mercer (Canada) Limited (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc., was retained to provide pension consulting and actuarial advice for defined benefit plans. Willis Towers Watson has served as the Company’s consultant since August 2014. In fiscal 2020, the only services Willis Towers Watson provided the Company, its directors and management were executive and director compensation consulting services. The Human Resources and Compensation Committee is not required to pre-approve such other services that Mercer or its affiliates provide to the Company at the request of management.

	Fiscal 2020		Fiscal 2019

Advisor	Executive Compensation Related Fees $	All Other Fees(1) $	Executive Compensation Related Fees $	All Other Fees(1) $

Mercer	–	278,790	–	263,177

Willis Towers Watson	101,274	–	207,707	–

Notes:

(1)	All Other Fees are related to pension administration and actuarial valuations (excluding any insurance-related administration fees).

[3]	JC Sparkman, who was an independent director and member of the Human Resources and Compensation Committee, passed away on July 16, 2020.

40	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Benchmarking Compensation

The Human Resources and Compensation Committee annually reviews the total compensation of the Company’s executives and compensation practices of the Company. As part of that process, the Human Resources and Compensation Committee selects and reviews the peer groups used for benchmarking purposes with input from Willis Towers Watson and management.

Recognizing the competitiveness of executive talent in the North American telecommunications industry, a primary and two supplementary peer groups were developed with the objective to provide more specificity and clarity and align with the importance of each role.

The primary peer group, as detailed below, consisted of five Canadian and five US large publicly traded companies which was determined to be the most relevant market from which to draw comparative data. The companies were selected based on revenue and market capitalization levels, and to ensure representation from the cable and satellite, media and entertainment, or integrated telecommunications industries. The primary peer group (and its composition) remained unchanged from fiscal 2019 to fiscal 2020.

To determine the appropriate compensation levels and mix of pay elements, the Company also reviews the pay practices of two supplementary peer groups. The first supplementary peer group, composed of the Company’s three largest peers in the Canadian telecommunications industry (which also form part of the primary peer group), remained unchanged from fiscal 2019 to fiscal 2020. The second supplementary peer group, composed of similarly sized Canadian companies with annual revenues exceeding $2 billion to ensure cross-industry representation, may change from year-to-year based on survey participation.

A description of the primary and supplementary peer groups, along with their respective selection criteria, is set out below:

Peer Group	Reason for Inclusion	Selection Criteria	Companies
Primary Peer Group: North American Industry-Specific	Provides a view of pay levels at similarly sized North American organizations in similar industries

Large publicly-traded companies in the cable & satellite, media & entertainment, or integrated telecommunications industries

50% Canadian/50% US

Median revenue and market capitalization of approximately $9.0 and $17.7 billion respectively

BCE Inc., DISH Network Corporation, Rogers Communications Inc., TELUS Corporation, Quebecor Inc., Cogeco Communications Inc., Altice USA, Inc., Frontier Communications Corp., Sirius XM Holdings Inc. and Telephone and Data Systems, Inc.
Supplementary Peer Group #1: Large Canadian Telecommunications	Provides a very focused reference of pay levels at industry peers within Canada with a comparable mix of products and services	Shaw’s three largest peers in the Canadian telecommunications industry	BCE Inc., Rogers Communications Inc. and TELUS Corporation
Supplementary Peer Group #2: Canadian General Industry	Provides a more general view of pay levels at similarly sized Canadian companies irrespective of industry	Sourced from Willis Towers Watson’s Executive Compensation Survey and reflects participants with revenue greater than $2.0 billion	Companies are not chosen by name and may change year-over-year based on survey participation

The Human Resources and Compensation Committee considers compensation levels and pay mix for various peer groups along with other relevant factors including retention risk, experience, performance, internal equity, strength of successor and the strategic importance of the role to determine the appropriate level and mix of compensation for each NEO. Further, the Human Resources and Compensation Committee uses their judgment and experience to inform its compensation decisions.

Proxy Circular Shaw Communications Inc.	41

Statement of Compensation

Risk Considerations

The Human Resources and Compensation Committee is responsible for overseeing the Company’s compensation practices to ensure they do not encourage executives to take risks that could have a material adverse effect on the Company.

The Human Resources and Compensation Committee reviews compensation annually to ensure competitive positioning consistent with the Company’s compensation philosophy. In addition, the Human Resources and Compensation Committee, with assistance from Willis Towers Watson, conducts a more comprehensive review to ensure the Company’s compensation program and practices remain effective and competitive with the market and to mitigate excessive or inappropriate risk taking.

The Human Resources and Compensation Committee also consults with Willis Towers Watson as to the level of risk in the Company’s compensation program and focuses on the Company’s executive compensation philosophy, comparator groups, benchmarking analysis and review. Components of the Company’s compensation program are designed to address risk as follows:

•	base salary is fixed to provide steady income regardless of share price and therefore does not encourage excessive risk-taking;
•	the pay mix is set to balance short, medium and long-term rewards;
•

short-term incentive plan payout amounts are linked to performance, and are only paid out on the achievement of pre-determined financial and individual performance metrics and on the approval of the Human Resources and Compensation Committee and the Board where required; and

•	equity awards vest over an extended period which helps to ensure that performance aligns with shareholders’ interests.

The Human Resources and Compensation Committee has considered the risk profile of the Company’s compensation program and confirmed that it believes that the compensation program does not encourage excessive or inappropriate risk taking.

Anti-hedging Policy

The Company has adopted a formal policy restricting reporting insiders (which includes NEOs and directors) from purchasing financial instruments, such as prepaid variable forward contracts, puts, calls, equity swaps, collars or units of exchange funds, that are designed to hedge or offset a decrease in the market value of their equity based securities granted as compensation (stock options, RSUs, PSUs and DSUs) or held, directly or indirectly, by the NEO or director.

Clawbacks

Pursuant to the Sarbanes-Oxley Act, the Chief Executive Officer and Executive Vice President, Chief Financial & Corporate Development Officer of Shaw are subject to a statutory clawback in the event of misconduct which results in a required restatement of any financial reporting required under applicable securities laws.

Retention, Talent Development & Succession Planning

The Company’s success is substantially dependent upon the retention and continued performance of our executive officers. Many of these executive officers are uniquely qualified in their areas of expertise, making it difficult to replace their services in the short to medium- term. The loss of the services of any key executives and/or employees in critical roles or inadequate processes designed to attract, develop, motivate and retain productive, engaged employees could have a material adverse effect on Shaw, its operations and/or financial results.

To mitigate this risk and retain the current executive team, the Board approved retention payout amounts in fiscal 2019 for certain executive officers. Factors considered in determining the retention payout amounts included the executives’ direct impact to the business, compensation level, succession pipeline and desired retention period. Retention payout amounts are to be payable in the form of (i) RSUs, (ii) an enhancement to the executives’ Executive Retirement Plan (ERP) or (iii) a combination of both. Awards are not payable if the executive resigns or is terminated prior to the payment dates. In this regard, each of Mr. English and Mr. Stakic will receive $8 million and Ms. Emberly will receive $4 million, all through enhancements to their respective ERPs. Mr. McAleese will receive an equivalent value of $8 million through a combination of RSUs and ERP enhancements.

The Company focuses on identifying, assessing and developing high-potential individuals to prepare them for broader and more complex roles within the organization. This focus on developing internal capabilities helps to retain talent and provides greater options in succession for key roles. The Company supplements the practice of promoting from within by

42	Shaw Communications Inc. Proxy Circular

Statement of Compensation

hiring externally to benefit from diverse experience and to further promote diversity in the workplace. The Human Resources and Compensation Committee oversees the Company’s senior leader succession planning activities and reviews results with the Board regularly. This formal process reviews potential successions and gaps for senior leadership roles together with detailed action plans to support the ongoing development of high potential talent within the Company.

Through the Company’s short-term incentive program, eligible employees prepare a performance management plan with clear business objectives, measurable individual performance metrics and a personal development plan.

The development, retention and acquisition of key leadership talent is a focus at all levels. The Company has an ongoing commitment to employee engagement to identify initiatives that it can take to better motivate its employees to perform, which are measured through a recurring, real-time employee listening program.

Performance Graph

The following graph compares the cumulative five-year return of the Class B Non-Voting Shares (assuming $100 is invested in Class B Non-Voting Shares and dividends are reinvested) with the S&P/TSX Composite Total Return Index for the period from August 31, 2015 to August 31, 2020. On August 31, 2020 the closing price of the Class B Non-Voting Shares on the TSX was $24.39. The Class B Non-Voting Shares are listed on the TSX under the symbol SJR.B.

Relative Total Return Performance

Shaw Communications Inc. vs. S&P/TSX Composite Total Return Index

August 31, 2015 to August 31, 2020

Proxy Circular Shaw Communications Inc.	43

Statement of Compensation

The NEO total direct compensation (base salary plus short, medium and long-term incentive awards) is intended to broadly reflect the performance of the Class B Non-Voting Shares. The total return on the Class B Non-Voting Shares increased from fiscal 2015 to 2016 while NEO total direct compensation declined as a result of a new mix of NEOs, a 20% voluntary reduction in base salary by the late JR Shaw, Bradley S. Shaw and Jay Mehr (who was President of the Company at that time) as well as a bonus reduction for the late JR Shaw for a number of reasons, including the divesture of the former Media division which resulted in lower free cash flow as the Company repositioned itself for growth with its new mix of assets. In fiscal 2017, the total return on the Class B Non-Voting Shares increased and the NEO total direct compensation was relatively flat. In fiscal 2018, the total return on the Class B Non-Voting Shares was negative and NEO total direct compensation for the year decreased by approximately 15%, resulting primarily from a new mix of NEOs as well as a voluntary reduction in short-term incentive plan payouts by the late JR Shaw, Bradley S. Shaw and Jay Mehr. For fiscal 2019, the total return on the Class B Non-Voting Shares was relatively flat and NEO total direct compensation for the year increased by approximately 9% due to a combination of delivering upon short-term incentive plan targets and additional medium-term incentive awards. In fiscal 2020, the total return on the Class B Non-Voting Shares marginally increased and NEO total direct compensation declined by approximately 30%, primarily from a new mix of NEOs due to the passing of JR Shaw and the retirement of Jay Mehr.

Overall, the Human Resources and Compensation Committee believes that the current executive compensation program and associated pay levels for its NEOs are well aligned with the Company’s performance over the past five-year period.

44	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Compensation Elements

The Company’s executive compensation program consists of the following elements:

Compensation Elements	Form of Payment	Performance Period	Key Features	Objectives

Base Salary (Fixed)	Cash	1 year	• Assessed annually, considering scope and responsibilities of the role, experience and the competitive market • Set in employment contracts	• Attract and retain high calibre executives

Short-Term Incentives (Variable)	Cash	1 year

•  Annual variable compensation is based on performance against pre-determined financial, operating and individual performance targets

•  Performance measures, threshold, target and maximum performance are established by the Human Resources and Compensation Committee, considering management’s performance projections for the fiscal period

•  NEOs receive 80% of their annual short-term incentive plan award in cash and 20% in RSUs

• Align executive pay with the achievement of short-term business objectives • Reward individual contribution by the Company’s executives

Medium-Term Incentives (Variable)	Restricted Share Units (RSUs) Performance Share Units (PSUs)	3 years – vests 1/3 each year Cliff vest after 3 years

•  Notional units (i.e. RSUs or PSUs) are granted annually based on target level of compensation and track the Class B Non-Voting Share price

•  The value of dividends on Class B Non-Voting Shares are accrued over the vesting period

•  RSUs vest 33 1/3% per year starting on the first anniversary of the grant

•  PSU grants vest 100% at end of three years and subject to performance achieved against predetermined criteria

•  Final payment is made in cash or Class B Non-Voting Shares, which is determined by the Human Resources and Compensation Committee at the time of the grant

•  NEOs receive 20% of their annual short-term incentive plan award in RSUs and 80% in cash

•  NEOs receive an amount equal to 20% of their base salary in PSUs

RSUs

•  Align executive compensation with the achievement of the medium-term performance as supported by the Company’s share price

•  Promote retention of the Company’s executives

PSUs

•  Align executive compensation with the key drivers of medium-term company performance as supported by the Company’s share price

•  Promote retention of the Company’s executives

Long-Term Incentives (Variable)	Stock Options	10-year term (with vesting over 5 years)	• Options may be granted from time to time on a discretionary basis • Options vest 20% per year starting on the first anniversary of grant	• Align executive compensation with long term company performance and changes in the Company’s share price

Pension(1)	Company Defined Contribution Plan (CDCP)	On-going	• Mr. Shaw is a member of the SERP, and Mr. McAleese, Mr. English, Mr. Stakic and Ms. Emberly are members of the ERP	• Promote the health, wellness and financial security of the Company’s executives • Attract and retain key executives

	Executive Retirement Plan (ERP)	On-going	• Paid in a lump sum or in equal payments over a period of time

	Supplemental Executive Retirement Plan (SERP)	Closed to new members

Share Ownership	Employee Share Purchase Plan (ESPP)	On-going	• Can contribute up to 5% of base salary with a Company match of 25% (for <10 years of service) or 33 1/3% (>10 years of service)	• Support long-term share ownership and provide an incentive to increase the profitability and success of the Company

Benefits	Same as employee benefits(2)	On-going	• Includes health and benefits	• Promote health and wellness of the Company’s executives

Perquisites	Executive health benefits(2)	Annual	• Includes executive medical	• Attract and retain key executives

Notes:

(1)	See discussion under “Retirement Plans and Benefits.”
(2)	With the exception of Bradley S. Shaw who is a member of the Shaw Family Group benefits plan.

Proxy Circular Shaw Communications Inc.	45

Statement of Compensation

Base Salary

Base salaries for the NEOs are reviewed annually by the Human Resources and Compensation Committee. The Committee considers changes in market conditions and changes in level and scope of responsibility and accountabilities of each role. The Committee also considers positioning against peers, the competitive market and the executive’s experience and performance prior to making salary adjustments.

Base salaries for the NEOs are generally at or above the 75th percentile of the primary peer group. The Company and the Human Resources and Compensation Committee has determined to pay above the median of the peer groups to ensure that the Company attracts and retains high calibre executives in the communications industry.

The following table outlines changes to base salary earned from the previous fiscal year.

Named Executive Officer	Fiscal 2020 $		Fiscal 2019 $

Bradley S. Shaw, Executive Chair & Chief Executive Officer	2,000,000		2,000,000

Paul McAleese, President, Shaw Communications Inc.	1,036,553	(1)	900,000

Trevor English, Executive Vice President, Chief Financial & Corporate Development Officer	1,250,000		1,157,954	(2)

Zoran Stakic, Chief Operating Officer & Chief Technology Officer	1,250,000		1,157,954	(2)

Katherine Emberly, President, Business	900,000		900,000

Notes:

(1)

Effective April 10, 2020, Paul McAleese’s base salary was increased from $900,000 to $1,250,000 to reflect his increased accountabilities in his new role as President, Shaw Communications Inc. The base salary of $1,036,553 reported for fiscal 2020 is a prorated amount.

(2)	Effective April 11, 2019, the base salaries for Trevor English and Zoran Stakic were increased from $1,100,000 to $1,250,000. The fiscal 2019 base salaries of $1,157,954 are prorated amounts.

Short-Term Incentives

The Company’s short-term incentive plan is intended to link short-term incentive plan payout amounts to the achievement of strategic business objectives. Due to the unprecedented impact of the COVID-19 pandemic and the disproportionate effect that it had on certain business divisions, the Human Resources and Compensation Committee elected to remove the divisional metrics (e.g., Business revenue growth, Wireless RGU gains) as they were distorted by externalities and less relevant in fiscal 2020. As such, for fiscal 2020, short-term incentive plan payout amounts were based on the achievement of overall Company and individual performance targets.

For NEOs, the weighting between the overall Company and individual performance varied and was determined by their respective role, as well as their ability to directly influence results. Individual metrics are equally weighted between the achievement of individual commitments and leadership behaviours.

The weighting between overall Company and individual performance for each of the NEOs is set out in the table below.

Named Executive Officer	Company	Individual

Bradley S. Shaw, Executive Chair & Chief Executive Officer	90%	10%

Paul McAleese, President, Shaw Communications Inc.	60%	40%

Trevor English. Executive Vice President, Chief Financial & Corporate Development Officer	60%	40%

Zoran Stakic, Chief Operating Officer & Chief Technology Officer	60%	40%

Katherine Emberly, President, Business	60%	40%

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Statement of Compensation

The following table sets out how the Company and individual performance metrics were evaluated to determine the fiscal 2020 short-term incentive plan payments for the NEOs.

	STIP Payout Range	Fiscal 2020 Payout

Company Performance Measures and Weightings
1. Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA)(1) – 50%	• Maximum payment is 120% of Company performance target • No payment if less than 50% of Company performance target is achieved	88%
2. Free Cash Flow (FCF)(1) – 50%	• Maximum payment is 100% of Company performance target • No payment if less than 50% of Company performance target is achieved	100%

Individual Performance
2-4 metrics as determined by direct leader & overall leadership performance	• Maximum payment is 125% of Individual performance target • No payment if Individual performance targets are not achieved

Notes:

(1)

Adjusted EBITDA and FCF are non-GAAP financial measures and should not be considered substitutes or alternatives for GAAP measures. These are not defined terms under IFRS and do not have a standard meaning, and therefore may not be a reliable way to compare us to other companies. See “Key Performance Drivers” in the Company’s 2020 Annual MD&A for information about these measures, including how they are calculated.

In addition, the Human Resources and Compensation Committee considers various qualitative performance factors including executive performance with respect to specific business initiatives and strategic transactions when considering short-term incentive awards.

Eligible NEOs receive 80% of their total annual short-term incentive award in cash. The remaining 20% is paid in RSUs, which vest annually in equal increments over a three-year period. The Company pays a portion of the short-term incentive award in medium-term RSUs to promote retention, ownership and alignment with shareholder value.

Short-term incentive cash payout amounts (or Non-Equity Annual Incentive Plan Compensation) for fiscal 2020 and fiscal 2019 are illustrated in the table below.

Named Executive Officer	Fiscal 2020 $		Fiscal 2019 $

Bradley S. Shaw, Executive Chair & Chief Executive Officer	5,265,436		5,465,813

Paul McAleese, President, Shaw Communications Inc.	851,534	(1)	752,000

Trevor English, Executive Vice President, Chief Financial & Corporate Development Officer	964,000		872,734

Zoran Stakic, Chief Operating Officer & Chief Technology Officer	964,000		872,734

Katherine Emberly, President, Business	774,400		784,000

Notes:

(1)

Effective April 10, 2020, Paul McAleese was appointed President, Shaw Communications Inc. at which time his annual short-term incentive target was increased to 100% of his new base salary to an annual target of $1,250,000 consisting of a cash component (80%) and RSUs (20%).

Proxy Circular Shaw Communications Inc.	47

Statement of Compensation

Medium-Term Incentives

The purpose of medium-term incentives is to reward executives for their efforts and contributions to the achievement of mid-term business performance and to align the interests of the executives more closely with that of the shareholders of the Company.

RSU and PSU Plan

RSUs and PSUs (the “Units”) are granted pursuant to the amended and restated Plan for RSUs & PSUs, which was approved by the Board on October 25, 2018, and by the shareholders of the Company on January 17, 2019 (the “RSU/PSU Plan”). The RSU/PSU Plan replaced the Plan for RSUs & PSUs adopted effective June 28, 2016 (the “Original RSU/PSU Plan”). The RSU/PSU Plan provides that RSUs may be granted to the directors, officers and employees of the Company, and PSUs may be granted to the officers and employees of the Company.

RSUs and PSUs are granted at the discretion of the Human Resources and Compensation Committee, at a value equal to the five-day average closing price of the Class B Non-Voting Shares on the TSX prior to the grant date for each RSU or PSU (the “Unit Price”). The payment date and the form of settlement of a Unit is set by the Human Resources and Compensation Committee at the time of the grant. The payment date must be on or before December 31st of the third year after the grant date and settlement can be by way of: (i) issuance of Class B Non-Voting Shares from treasury (rounded to the nearest whole share); (ii) delivery of previously issued Class B Non-Voting Shares acquired on behalf of a participant on the TSX (rounded to the nearest whole share); (iii) a cash payment equal to the then current Unit Price or (iv) a combination of the preceding payment methods, each subject to applicable laws and stock exchange rules. On each dividend payment date for the Class B Non-Voting Shares, additional RSUs or PSUs, as applicable, are credited to the holder’s Unit account in an amount equal to the per Class B

Non-Voting Share dividend divided by the then current Unit Price of a Class B Non-Voting Share, provided the holder is still a director of, or employed by, the Company on such date.

For PSUs, the performance criteria is set by the Human Resources and Compensation Committee at the time of grant, and typically requires the achievement of a minimum level of performance, otherwise the payout is zero, while maximum performance is capped at 150%. On settlement of vested PSUs, the number of Class B Non-Voting Shares issued or delivered, or the amount of the cash payment will be multiplied by the applicable performance factor.

Granted Units may not be transferred or assigned, except with approval from the Human Resources and Compensation Committee.

The Original RSU/PSU Plan permitted the grant of cash settled RSUs and PSUs only to employees and officers of the Company. All Units granted under the Original RSU/PSU Plan have been settled.

The maximum number of Class B Non-Voting Shares issuable under the RSU/PSU Plan is 5,000,000 Class B Non-Voting Shares in the aggregate, representing less than 1% of the issued and outstanding Class A Shares and Class B Non-Voting Shares as at August 31, 2020. The total number of Class B Non-Voting Shares issuable to Insiders (as defined in Part I of the TSX Company Manual), at any time, under the RSU/PSU Plan, together with all of the Company’s other Security Based Compensation Arrangements (as defined in Part VI of the TSX Company Manual), may not exceed 10% of the issued and outstanding Class B Non-Voting Shares. The total number of Class B Non-Voting Shares issued to Insiders, within any 12-month period, under all of the Company’s Security Based Compensation Arrangements may not exceed 10% of the issued and outstanding Class B Non-Voting Shares.

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Statement of Compensation

As of August 31, 2020, all outstanding PSUs granted to officers and employees of the Company were cash-settled awards. 14,223 Class B Non-Voting Shares are issuable to certain directors of the Company on the vesting of their outstanding RSUs, and 4,981,271 treasury settled RSUs and PSUs remain available for grant, representing less than 1% of the issued and outstanding Class A Shares and Class B Non-Voting Shares as at August 31, 2020.

	PSU Payout Range	Fiscal 2020 Payout

Performance Criteria and Weightings
1. Three-year cumulative adjusted EBITDA – 50%	• Maximum payment is 150% of Company performance target • No payment if less than 1% three-year compound annual growth rate (CAGR) Company performance target is achieved	95%
2. Three-year cumulative Revenue – 50%	• Maximum payment is 150% of Company performance target • No payment if less than 1% three-year CAGR Company performance target is achieved	97%

Long-Term Incentives

The purpose of the long-term “at-risk” compensation is to provide additional compensation on a periodic basis to ensure a continued balanced performance focus with the overall objective of creating shareholder value. The benefits of stock option awards require sustained performance through effective execution of the Company’s strategic initiatives.

Stock option awards are discretionary and are granted by the Human Resources and Compensation Committee from time to time. When stock options are granted, the Company’s current practice is to award options for terms of ten years with 20% of the options in a grant vesting on each of the first through fifth anniversaries of the grant date.

The Company has preferred to reward executive performance through the short and medium-term incentive programs and, as a result, the use of longer-term incentives such as stock option awards are limited. This decision is, in part, based on the significant equity ownership of the Executive Chair & Chief Executive Officer, who is a member of the Shaw family, which controls the Company through its holdings of Class A Shares and holds a significant interest in Class B Non-Voting Shares (see “Voting Procedures – Voting Shares and Principal Holders Thereof”).

Stock Option Plan

Options to acquire Class B Non-Voting Shares (“Options”) are granted pursuant to the Company’s Stock Option Plan. The Stock Option Plan provides that Options may be granted to directors, officers, employees and consultants of the Company and for such number of Class B Non-Voting Shares as the Board, or a committee thereof, determines in its discretion, at an exercise price not less than the closing price of the Class B Non-Voting Shares on the TSX on the trading day immediately preceding the date on which the Options are granted. An Option is not immediately exercisable, but rather shall be exercisable on vesting dates determined by the Board from time to time. Unless otherwise determined by the Board, Options expire ten years from the date of grant, and subject to limited exceptions, must be exercised while the optionee is a director, officer, employee or consultant of the Company (or within 90 days thereafter). Provision is made in the plan for early termination of Options in the event of death or cessation of employment or service arrangement (other than due to disability or retirement), as the case may be. Options are not transferable or assignable, unless the transfer or assignment is permitted under applicable securities laws and is in respect of Options to purchase 10,000 Class B Non-Voting Shares or greater; and provided further that such transfer or assignment is approved by two senior officers of the Company, one of whom must be either the Chief Executive Officer or the Chief Financial Officer.

The Stock Option Plan provides that: (i) the maximum number of Class B Non-Voting Shares which may be reserved for issuance to Insiders (as defined in Part I of the TSX Company Manual) of the Company under the plan and all other Security Based Compensation Arrangements (as defined in Part VI of the TSX Company Manual) of the Company is limited to 10% of the number of Class B Non-Voting Shares outstanding at the date of grant (on a non-diluted basis) and (ii) the maximum number of Class B Non-Voting Shares which may be issued to Insiders of the Company under the Stock

Proxy Circular Shaw Communications Inc.	49

Statement of Compensation

Option Plan and all other Security Based Compensation Arrangements of the Company within a one year period is limited to 10% of the number of Class B Non-Voting Shares outstanding at the time of the issuance (on a non-diluted basis). Subject to applicable law and approval of the Board, the Company may provide financial assistance in connection with the exercise of an Option, with recourse to the Class B Non-Voting Shares purchased upon such exercise.

The maximum number of Class B Non-Voting Shares issuable under the Stock Option Plan is 62,000,000 (being 12% of the aggregate number of issued and outstanding Class A Shares and Class B Non-Voting

Shares issued as at August 31, 2020). As at August 31, 2020, 7,359,380 Class B Non-Voting Shares were issuable on exercise of outstanding Options (being 1.4% of the aggregate number of Class A Shares and Class B Non-Voting Shares then issued and outstanding) and 15,003,208 Class B Non-Voting Shares were available for future grant under the Stock Option Plan (being 2.9% of the aggregate number of Class A Shares and Class B Non-Voting Shares then issued and outstanding). During fiscal 2020, the Company granted Options to purchase 84,000 Class B Non-Voting Shares (being 0.02% of the aggregate number of Class A Shares and Class B Non-Voting Shares outstanding as at August 31, 2020).

The Stock Option Plan and the RSU/PSU Plan are the only compensation plans under which the Company is authorized to issue equity securities.

Equity Compensation Plan Information

Plan Category	Number of Securities Issuable on Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights $	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders as at August 31, 2020

Options	7,359,380	26.36	15,003,208

RSUs and PSUs	14,223	N/A	4,981,271

Equity compensation plans not approved by security holders as at August 31, 2020	–		–

Total	7,373,603	–	19,984,479

Burn Rate

The following table discloses the annual burn rate for each of the three most recently completed fiscal years for the Stock Option Plan. The rates are calculated by dividing the Options issued by the weighted average number of the aggregate Class A Shares and Class B Non-Voting Shares outstanding during the applicable year.

Fiscal Year	2018	2019	2020

Number of Options Issued	2,790,000	1,540,000	84,000

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding	501,553,723	511,402,128	514,943,155

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding (diluted)(1)	502,410,179	511,799,866	515,034,160

Burn Rate (%)	0.56	0.30	0.02

Burn Rate (diluted)(1) (%)	0.56	0.30	0.02

Notes:

(1)

The burn rate calculation does not take into consideration the potential dilutive effect of certain Options since their impact is anti-dilutive. For the year ended August 31, 2020, 6,380,557 Options were excluded from the diluted earnings per share calculation (fiscal 2019 – 6,126,210; fiscal 2018 – 4,263,940).

50	Shaw Communications Inc. Proxy Circular

Statement of Compensation

The following table discloses the annual burn rate for each of the three most recently completed fiscal years for the RSUs issued under the RSU/PSU Plan. The rates are calculated by dividing the RSUs (i.e. Units) issued by the weighted average number of the aggregate Class A Shares and Class B Non-Voting Shares outstanding during the year.

Fiscal Year	2018(1)(2)	2019(1)	2020(1)

Number of Units Issued	–	13,271	5,457

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding	–	511,402,128	514,943,155

Weighted Average Number of Class A Shares and Class B Non-Voting Shares Outstanding (diluted)	–	511,799,866	515,034,160

Burn Rate (%)	–	0	0

Burn Rate (diluted) (%)	–	0	0

Notes:

(1)	All of the outstanding PSUs are cash-settled and therefore non-dilutive.
(2)	All of the RSUs issued in fiscal 2018 are cash-settled and therefore non-dilutive.

Employee Share Purchase Plan

The employee share purchase plan (ESPP) provides employees of the Company with an incentive to increase the profitability of the Company and a means to participate in that increased profitability.

Generally, all non-unionized full-time or part-time employees of the Company and certain employees of its subsidiaries are eligible to enroll in the ESPP. Executive officers of the Company, including the NEOs, are entitled to participate in the ESPP on the same basis as all other employees of the Company.

Under the ESPP, each participant contributes through payroll deductions up to a maximum of 5% of the participant’s monthly base salary and the Company matches with a contribution equal to one quarter of the participant’s contribution for those participants with less than ten years of service and one third of the participant’s contribution for those participants with greater than ten years of service. Canadian Western Trust Company, as trustee under the ESPP, or its nominee acquires Class B Non-Voting Shares for the benefit of participants through the facilities of the TSX using monies contributed to the ESPP.

As of August 31, 2020, approximately 73% of eligible employees of the Company participated in, and an aggregate of 3.07 million Class B Non-Voting Shares were held under, the ESPP.

Share Ownership Guidelines

Currently, the Company has not adopted guidelines that require minimum levels of share ownership for the NEOs and does not require NEOs to hold Options after they vest for any particular period of time.

Proxy Circular Shaw Communications Inc.	51

Statement of Compensation

2.	Option-Based and Share-Based Awards

The following table sets forth details with respect to Options, RSUs, PSUs and DSUs held by the NEOs as of August 31, 2020.

	Option-based Awards	Option-based Awards	Option-based Awards	Option-based Awards	Share-based Awards		Share-based Awards		Share-based Awards
	Number of Securities Underlying Unexercised Options	Option Exercise Price $	Option Expiration Date	Aggregate Value of Unexercised in-the-money Options(1) $	Number of Shares or Units of Shares that have not Vested(2)		Market or Payout Value of Shares or Units of Shares that have not Vested $		Market or Payout Value of Vested Shares or Units of Shares that have not Paid Out or Distributed $

Bradley S. Shaw	60,000	23.96	31-Aug-2025
Executive Chair & Chief Executive Officer	60,000	26.23	31-Aug-2026
	60,000	27.77	05-Sep-2027		77,202	(3)	1,716,359	(4)
	60,000	26.32	31-Aug-2028	25,800	125,490	(5)	3,060,706	(4)	201,046(6)

Paul McAleese	70,000	28.44	18-Apr-2027
President, Shaw Communications Inc.	30,000	27.77	05-Sep-2027		20,821	(3)	462,883	(4)
	30,000	26.32	31-Aug-2028		154,375	(5)	3,765,212	(4)

Trevor English	70,000	27.39	31-Aug-2024
Executive Vice President, Chief Financial & Corporate Development Officer	20,000	23.96	31-Aug-2025
	30,000	26.23	31-Aug-2026
	30,000	27.77	05-Sep-2027
	75,000	25.78	03-May-2028		22,085	(3)	491,000	(4)
	30,000	26.32	31-Aug-2028	8,600	47,393	(5)	1,155,916	(4)

Zoran Stakic	70,000	27.39	31-Aug-2024
Chief Operating Officer &	20,000	23.96	31-Aug-2025
Chief Technology Officer	30,000	26.23	31-Aug-2026
	30,000	27.77	05-Sep-2027		22,085	(3)	491,000	(4)
	30,000	26.32	31-Aug-2028	8,600	48,458	(5)	1,181,883	(4)

Katherine Emberly	10,000	23.26	16-Jan-2023
President, Business	6,000	23.96	31-Aug-2025
	10,000	26.23	31-Aug-2026
	20,000	27.77	05-Sep-2027		16,805	(3)	373,600	(4)
	30,000	26.32	31-Aug-2028	13,880	28,567	(5)	696,760	(4)

Notes:

(1)

Based on the difference between the market value of $24.39, which is the closing price for the Class B Non-Voting Shares on TSX on August 31, 2020, and the exercise price of the Options (both vested and unvested).

(2)	Includes the notional dividends paid in RSUs and PSUs under the RSU/PSU Plan.
(3)

The number of PSUs and RSUs granted is determined by dividing the fair value of the award on the grant date by the five-day average closing price of the Class B Non-Voting Shares on the TSX preceding the grant date (the “Unit Price”). The Unit Price on the November 9, 2020 grant date was $22.23.

(4)	The market value is based on the closing price of $24.39 per Class B Non-Voting Share on the TSX on August 31, 2020.
(5)

The number of PSUs and RSUs granted is determined by dividing the fair value of the award on the grant date by the Unit Price. The Unit Price for grants dated November 1, 2017, November 1, 2018, November 1, 2019, April 15, 2019 and April 15, 2020 was $28.29, $24.35, $27.28, $26.35, and $22.73, respectively.

(6)	Bradley S. Shaw holds 8,243 DSUs. The market value of the DSUs is based on the closing price of $24.39 per Class B Non-Voting Share on the TSX on August 31, 2020.

During fiscal 2020, the following NEO exercised Options:

	Number of Options Exercised	Realized Benefit $

Katherine Emberly	2,000	7,896

52	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth details on the vesting and payout of awards under the Company’s incentive plans for the NEOs during the fiscal year ended August 31, 2020.

		Option-Based Awards	Share-Based Awards

		Value Vested During the Year(1) $	Value Vested During the Year (including dividend equivalents)(2)(3) $	Non-Equity Incentive Plan Compensation-Value Earned During the Year(4) $

Bradley S. Shaw	Executive Chair & Chief Executive Officer	16,080	1,320,623	5,265,436

Paul McAleese	President, Shaw Communications Inc.	–	29,361	851,534

Trevor English	Executive Vice President, Chief Financial & Corporate Development Officer	5,360	410,168	964,000

Zoran Stakic	Chief Operating Officer & Chief Technology Officer	5,360	410,324	964,000

Katherine Emberly	President, Business	2,680	26,411	774,400

Notes:

(1)

Amounts reported represent the aggregate dollar value that would have been realized if all Options that vested during fiscal 2020 were exercised on the vesting date. The value is calculated as the difference between the closing price of the Class B Non-Voting Shares on the TSX on the vesting date and the exercise price of the Options. The closing price of the Class B Non-Voting Shares on the TSX on September 1, 2019 was $25.30.

(2)

The market value is based on the closing price of $26.35 per Class B Non-Voting Share on the TSX on November 1, 2019; $26.60 on November 4, 2019; $27.34 on November 18, 2019; and $27.30 on December 1, 2019.

(3)

Based on the performance criteria set for the PSUs of three-year cumulative targets for adjusted EBITDA and Revenue (each weighted at 50%), the Human Resources and Compensation Committee approved a performance factor of 96% for the PSUs granted in fiscal 2017 and vesting in fiscal 2020.

(4)	The amount reported is the cash portion of the annual short-term incentive plan payout amount.

3.	Retirement Plans and Benefits

The Human Resources and Compensation Committee approves participation in the Supplemental Executive Retirement Plan (SERP) and the Executive Retirement Plan (ERP) for executives of the organization (including the NEOs). These plans are designed to reflect the significant contributions that executives have made and are expected to make to the Company. The SERP was established in 2002 and closed to new members in 2012. The ERP was established in 2013. The NEOs also participate in the Company Defined Contribution Plan (CDCP) which is available to all eligible employees. The ERP, SERP and CDCP are described in the below sections. These plans reflect the Company’s preference to deliver competitive compensation through elements other than equity-based awards.

The NEOs participate in the same group benefit plans as all other employees with the exception of Bradley S. Shaw.

Company Defined Contribution Plan (CDCP)

The NEOs participate in the CDCP which is available to all eligible employees. Under this registered plan, the Company makes contributions based on a percentage of each employee’s eligible earnings (either 5% or a maximum of 10% for certain senior leaders, including the NEOs) up to the annual income tax maximum. Funds are accumulated under the employee’s name and used on retirement to purchase one of several types of annuities at the option of the employee. As a defined contribution plan, this pension plan of the Company is fully funded and is not subject to surpluses or deficiencies.

Supplemental Executive Retirement Plan (SERP)

Effective September 1, 2002, the Company established a SERP for its most senior executive officers. The SERP is a non-contributory defined benefit pension plan. The SERP was closed to new members in June 2012. The SERP has 1 active and 14 retired members.

Proxy Circular Shaw Communications Inc.	53

Statement of Compensation

Benefits under the SERP are based on the senior executive officer’s SERP-eligible service and their SERP pensionable earnings. SERP pensionable earnings is defined as the sum of the:

(1)	average of the three highest consecutive base salary fiscal years; and

(2)	average of the three consecutive fiscal years where the sum of the cash short-term incentive plan payout and RSU grant values was the highest;

during the members’ eligible years of service with the Company.

For fiscal years 2012 and later, the base salary for purposes of determining SERP pensionable earnings was fixed at the senior executive officer’s fiscal 2012 base salary. The SERP provides for payments equal to 5% of SERP pensionable earnings for each of the first ten years of SERP membership and 1.5% for each year of SERP membership thereafter. The maximum annual pension that a senior executive officer may earn under the SERP is 70% of SERP pensionable earnings. The SERP pension will be subject to an adjustment for early retirement for senior executive officers retiring prior to (i) age 60 and five years of SERP-eligible service or (ii) age 55 and 10 years of SERP-eligible service.

A senior executive officer of the Company must be in a SERP-eligible position for five years to qualify to receive a pension. Senior executive officers who retire at age 60 or later will receive a full pension as will those senior executive officers who retire after age 55 with ten years of SERP-eligible service. Senior executive officers between the ages of 55 and 60 with less than ten years of SERP-eligible service and senior executive officers between the ages of 50 and 55 with 15 years of SERP-eligible service are eligible to retire with a reduced pension.

Executive Retirement Plan (ERP)

Effective January 1, 2013, the Company established the ERP for senior executive officers who are not members of the SERP. The ERP is a non-contributory pension plan with a defined benefit component and a defined contribution component, designed to be market competitive and provide long-term financial security to senior executive officers.

Benefits under the defined benefit component of the ERP are based on the officer’s length of service in the plan and their highest three-consecutive year average rate of ERP eligible earnings (base salary plus annual cash short-term incentive plan payout plus PSU and RSU grant values) during their ten final years of credited service in the ERP. The ERP provides for payments equal to 1% of ERP eligible earnings for each year of credited service in the ERP. Officers who retire at age 62 or later will receive a full pension. Officers between the ages of 55 and 62 are eligible to retire with a discounted pension.

For the defined contribution component of the ERP, the Company makes contributions of 10% of each member’s ERP eligible earnings (base salary plus annual cash short-term incentive plan payout plus RSU and PSU grant values). The defined contribution component of the ERP is fully funded and is not subject to surpluses or deficiencies. An executive officer of the Company must be employed at Shaw for one year to qualify to receive a pension.

54	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Pension Plan Tables

The following table presents the benefits accumulated under the CDCP, the defined contribution component of the ERP and the non-registered savings plan (NRSP) for the NEOs. The actual benefits payable upon retirement will be determined by the size of each participant’s account values (based on the amount of actual contribution and realized investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected.

Name		Pension Plan	Accumulated Value at September 1, 2019 $	Compensatory(1) $	Non- Compensatory(2) $	Accumulated Value at August 31, 2020 $

Bradley S. Shaw	Executive Chair & Chief Executive Officer	CDCP	1,001,905	27,830	89,751	1,119,486

Paul McAleese	President, Shaw	CDCP	88,828	27,830	10,251	126,909
	Communications Inc.	ERP	527,528	366,267	30,475	924,270

Trevor English	Executive Vice President,	CDCP	497,255	27,830	45,688	570,773
	Chief Financial & Corporate	ERP	1,562,298	255,170	76,591	1,894,059
	Development Officer	NRSP(3)	101,144	–	7,080	108,224

Zoran Stakic	Chief Operating Officer &	CDCP	541,935	27,830	49,577	619,342
	Chief Technology Officer	ERP	1,237,403	255,170	60,935	1,553,508
		NRSP(3)	118,402	–	9,916	128,318

Katherine Emberly	President, Business	CDCP	353,312	27,830	33,301	414,443
		ERP	368,441	185,970	17,692	572,103
		NRSP(3)	41,309	–	3,609	44,918

Notes:

(1)	Includes contributions paid by the Company.
(2)	Includes regular investment income credited to the accounts during the financial year and payments to members.
(3)	Includes accumulated NRSP contributions in respect of service prior to joining the ERP.

The following table presents the credited number of years of service at August 31, 2020 and the estimated annual retirement benefits payable to NEOs under the SERP and the defined benefit component of the ERP for service up to August 31, 2020 and at age 65. In addition, the total pension obligation for each NEO is shown along with the changes to the obligation during the financial year ended August 31, 2020.

Name	Pension Plan	Number of Years Credited Service(1)(6) #	Annual Benefits Payable(2)		Accrued Obligation at September 1, 2019(3) $	Compensatory Change(4) $	Non- Compensatory Change(5) $	Accrued Obligation at August 31, 2020(3) $
			At Year End(2) $	At Age 65 $

Bradley S. Shaw	SERP	25	5,991,000	6,497,000	118,470,000	(2,800,000)	24,047,000	139,717,000

Paul McAleese	ERP	3	143,000	679,000	1,519,000	1,200,000	166,000	2,885,000

Trevor English	ERP	8	392,000	1,185,000	4,495,000	1,315,000	395,000	6,205,000

Zoran Stakic	ERP	8	317,000	906,000	5,089,000	1,110,000	378,000	6,577,000

Katherine Emberly	ERP	4	125,000	640,000	1,463,000	861,000	146,000	2,470,000

Notes:

(1)	Rounded to nearest whole year as of August 31, 2020.
(2)

Annual Benefits Payable at year end reflect accrued benefits as of August 31, 2020 assumed to commence at age 62 (Paul McAleese, Trevor English, Zoran Stakic and Katherine Emberly) or age 60 (Bradley S. Shaw). For SERP members, Annual Benefits Payable at year end are calculated using a service prorate method. For ERP members, Annual Benefits Payable at year end include a prorated portion of the unvested enhancements to the executives’ ERP which could include adjustments to credited service, earnings or a combination of both.

(3)

Amounts represent the actuarial value of projected benefits for service to the date indicated. The calculation uses actuarial assumptions and methods which are consistent with those used for calculating pension obligations disclosed in the Company’s consolidated financial statements.

Proxy Circular Shaw Communications Inc.	55

Statement of Compensation

(4)

Amounts represent the projected pension benefit (including enhancements to the ERP, where applicable) for service in the year plus the change in obligation due to differences between actual and assumed compensation for the year.

(5)	Amounts represent the impact of interest on the net obligation, changes in the interest assumption and any other experience gains and losses or assumption changes.
(6)	“Number of Years of Credited Service” is the number of years from the date a NEO entered into the SERP or ERP which may differ from a NEO’s actual years of service at the Company.

The Company’s obligations and related costs of the SERP benefits and the defined benefit component of the ERP are actuarially determined using the projected benefit method, pro-rated on service, and management’s best estimate of salary escalation and retirement ages of officers. The accrued benefit obligation of the SERP at August 31, 2020 was $476 million and the fair value of the SERP assets was $414 million.

In the event of a change of control of, or merger involving, the Company, the SERP and ERP become fully vested and fully funded immediately.

Further information with respect to the SERP and the defined benefit component of the ERP, and the Company’s accounting policy with respect thereto, is set forth in Notes 2 and 28 to the audited annual consolidated financial statements of the Company for the year ended August 31, 2020.

4.	Summary Compensation Table

The following table sets forth compensation earned during the last three financial years of the Company by the NEOs.

NEO	Fiscal Year	Salary $	Share- Based Awards(1) $		Option- Based Awards(2)(3) $	Non-Equity Annual Incentive Plan Compensation(4) $		Pension Value(5) $	All Other Compensation(6) $		Total Compensation $

Bradley S. Shaw(7)	2020	2,000,000	1,916,359		–	5,265,436		(2,772,170)	458,033		6,867,658
	2019	2,000,000	1,766,453		127,715	5,465,813		1,420,230	1,315,555	(10)	12,095,765

	2018	2,000,000	974,050		133,200	3,896,200	(11)	(180,500)	751,223		7,574,173

Paul McAleese	2020	1,036,553	2,052,883	(8)	–	851,534		1,594,097	186,681	(12)	5,721,748

	2019	900,000	1,868,000	(8)	63,858	752,000		1,124,000	56,183		4,764,040

	2018	806,250	257,808		66,480	773,733		568,779	–		2,473,050

Trevor English	2020	1,250,000	616,000		–	964,000		1,598,000	74,724		4,502,724

	2019	1,157,954	468,184		63,858	872,734		1,651,887	542,355	(9)	4,756,972

	2018	964,394	372,879		221,850	720,000		1,100,667	123,495		3,503,285

Zoran Stakic	2020	1,250,000	616,000		–	964,000		1,393,000	75,953		4,298,953

	2019	1,157,954	468,184		63,858	872,734		1,786,550	62,374		4,411,654

	2018	1,083,333	396,667		66,600	720,000		1,324,333	800,441	(13)	4,391,374

Katherine Emberly	2020	900,000	463,600		–	774,400		1,074,800	44,531		3,257,331
	2019	900,000	376,000		63,858	784,000		665,000	25,164		2,814,022

	2018	607,083	250,028		44,400	492,397		713,951	10,017		2,117,876

Notes:

(1)

Amounts reported in fiscal 2018, 2019 and 2020 include the grant date fair value of the award of RSUs and PSUs. The fair value is determined based on the average of the closing prices of the Class B Non-Voting Shares on the TSX for the five trading days preceding the November 1, 2018, November 1, 2019 and November 9, 2020 grant dates, $24.35, $26.35 and $22.23, respectively. RSUs vest equally on the first, second and third anniversaries of the grant date. PSUs vest 100% on the third anniversary of the grant date. For further details see “Compensation Discussion and Analysis – Medium-Term Incentives.”

(2)

Amounts reported in 2019 represent the September 1, 2018 grant date fair value of Options calculated using the Black-Scholes Option Pricing Model, which is a common method for valuing stock options, with the Option grants and assumptions as provided in the “Option Grants & Valuation Assumptions” table below.

(3)

Amounts reported in 2018 represent the September 6, 2017 and May 4, 2018 grant date fair values of Options calculated using the Black-Scholes Option Pricing Model, which is a common method for valuing stock options, with the Option grants and

56	Shaw Communications Inc. Proxy Circular

Statement of Compensation

assumptions as provided in the “Option Grants & Valuation Assumptions” table below.
(4)	Amounts reported represent the cash component of the NEO’s annual short-term incentive plan award. For further details see “Compensation Discussion and Analysis – Short-Term Incentives.”
(5)

Amounts reported include all compensatory amounts related to the Company’s defined contribution and defined benefit plans. The SERP and defined benefit component of the ERP are actuarially determined using the projected benefit method and management’s best estimate of salary escalation and retirement ages of officers. These amounts do not reflect cash figures in the current period (see discussion in “Retirement Plans and Benefits”). Bradley S. Shaw is a SERP member and Paul McAleese, Trevor English, Zoran Stakic and Katherine Emberly are ERP members.

(6)

Amounts reported include ESPP, transportation, notional dividends on RSUs and PSUs, and other benefits. If the value of perquisites does not exceed either $50,000 or 10% of the relevant NEO’s total salary, no amount is reported.

(7)	Bradley S. Shaw served as a NEO and director of the Company from 2017 to 2020 and did not receive any compensation for serving as a director.
(8)

Amounts reported in fiscal 2019 and fiscal 2020 for Paul McAleese include the grant date fair value award of RSUs in the amount of $1,500,000 as stipulated under the terms of a Retention Plan and outlined in Paul McAleese’s employment agreement. The fair value is determined based on the average of the closing prices of the Class B Non-Voting Shares on the TSX for the five trading days preceding the April 15, 2019, and April 15, 2020, grant dates, $27.28 and $22.73, respectively. For further details see “Compensation Discussion and Analysis – Retention, Talent Development & Succession Planning” and “Retirement Plans and Benefits – Pension Plan Tables.”

(9)	In fiscal 2019, Trevor English received a special performance bonus in the amount of $400,000 in recognition of his extraordinary contributions in connection with the 600 MHz spectrum auction.
(10)

In fiscal 2019, the Board approved a one-time bonus of $500,000 for Bradley S. Shaw in recognition of his strategic contributions in connection with the 600 MHz spectrum auction and leadership through the execution of the TBT initiative and VDP.

(11)

In fiscal 2018, Bradley S. Shaw voluntarily reduced his short-term incentive plan payouts from 80% to 70% of target which facilitated the ability to differentiate short-term incentive plan payouts across the Company.

(12)	In fiscal 2020, Paul McAleese received $50,000 in recognition of contributions and for assuming additional responsibilities during his transition period to President, Shaw Communications Inc.
(13)	In fiscal 2018, Zoran Stakic received a special bonus in the amount of $750,000 in recognition of his strategic contributions and increased accountabilities.

Option Grants & Valuation Assumptions

	Fiscal 2019	Fiscal 2018

Grant Date	September 1, 2018	May 4, 2018	September 6, 2017

Vesting Period (Years)	5	5	5

Expected Life (Years)	7.2	7.2	7.2

Risk-Free Interest Rate (%)	2.16	2.21	1.78

Expected Volatility (%)	16.40	16.51	16.41

Dividend Yield (%)	4.50	4.60	4.27

Black-Scholes Value	$2.13	$2.07	$2.22

Options Granted

Bradley S. Shaw	60,000	–	60,000

Paul McAleese	30,000	–	30,000

Trevor English	30,000	75,000	30,000

Zoran Stakic	30,000	–	30,000

Katherine Emberly	30,000	–	20,000

Proxy Circular Shaw Communications Inc.	57

Statement of Compensation

5.	Summary of Termination and Change of Control Benefits

The Company has entered into employment agreements with all of the NEOs to provide for consistent terms and conditions of employment including termination, severance, retirement, resignation, change of control, non-compete, non-solicitation and retention payout amounts. The following table shows the potential payments to the NEOs as at August 31, 2020, as if the officer’s employment had been terminated with or without cause, or the officer had retired or resigned as at August 31, 2020. The table also shows the amounts payable to each such officer on a change of control of the Company. Only incremental payments, payables and benefits that are triggered by or result from the listed events and that arise from contractual obligations, agreements, plans or arrangements between the NEO and the Company are disclosed.

		Severance $		Option-Based Awards $		Share-Based Awards $		Pension $		Total $

Bradley S. Shaw

	Termination Without Cause	18,730,000	(1)	–		1,844,924	(3)	–		20,574,924

	Retirement	–		–		3,034,916	(4)	–		3,034,916

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		25,800	(5)	3,034,916	(6)	–		3,060,716

Paul McAleese

	Termination Without Cause	2,994,167	(2)	–		1,167,512	(3)	–		4,161,678

	Retirement	–		–		3,678,439	(4)	–		3,678,439

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		–		3,678,439	(6)	3,400,000	(7)	7,078,439

Trevor English

	Termination Without Cause	5,515,000	(1)	–		634,967	(3)	–		6,149,967

	Retirement	–		–		1,042,955	(4)	–		1,042,955

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		8,600	(5)	1,042,955	(6)	8,000,000	(8)	9,051,555

Zoran Stakic

	Termination Without Cause	5,515,000	(1)	–		707,945	(3)	–		6,222,945

	Retirement	–		–		1,168,167	(4)	–		1,168,167

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		8,600	(5)	1,168,167	(6)	8,000,000	(9)	9,176,767

Katherine Emberly

	Termination Without Cause	4,175,000	(1)	–		347,010	(3)	–		4,522,010

	Retirement	–		–		696,760	(4)	–		696,760

	Resignation	–		–		–		–		–

	Termination With Cause	–		–		–		–		–

	Change of Control	–		13,880	(5)	696,760	(6)	4,000,000	(10)	4,710,640

Notes:

Termination without Cause:

(1)

Pursuant to their employment agreements, if the employment of Bradley S. Shaw, Trevor English, Zoran Stakic or Katherine Emberly is terminated without cause, their severance will be calculated as a lump sum payment equal to 24 months of earnings including base salary, annual short-term incentive plan target amount, annual PSU grant value as of date of the termination and a lump sum payment of $15,000 for loss of benefits.

58	Shaw Communications Inc. Proxy Circular

Statement of Compensation

(2)

Pursuant to his executive employment agreement, if the employment of Mr. McAleese is terminated without cause, his severance will be calculated as a lump sum payment equal to 13 months of earnings including base salary, annual short-term incentive plan target, annual PSU grant value as of date of termination and a lump sum payment of $15,000 for loss of benefits.

(3)

NEOs hold RSUs and PSUs (collectively, the “Units”) granted under the RSU/PSU Plan. If a participant under the plan (a “Participant”) is terminated without cause, then the Participant’s outstanding Units shall vest on a prorated basis based on the percentage completion of the term of the Unit. The amounts disclosed are based on the market value of $24.39, which was the closing price for the Class B Non-Voting Shares on the TSX on August 31, 2020 and assumes the performance criteria for the PSUs are met at 100% of the payout amount.

Retirement:

(4)

NEOs hold Units granted under the RSU/PSU Plan. If a Participant retires under the RSU/PSU Plan, the Participant’s outstanding Units shall continue to vest in accordance with the terms of such Units. The amounts disclosed are based on the market value of $24.39, which was the closing price for the Class B Non-Voting Shares on the TSX on August 31, 2020 and assumes the performance criteria for the PSUs are met at 100% payout amount.

Change of Control:

(5)

Under the Stock Option Plan, on a change of control, all outstanding Options vest and may be exercised. The amount disclosed is the difference between the market value of $24.39, which is the closing price for the Class B Non-Voting Shares on the TSX on August 31, 2020, and the exercise price of the unvested Options that would become exercisable on a change of control. Options that are not in the money have been excluded.

(6)

NEOs hold Units granted under the RSU/PSU Plan. Under the RSU/PSU Plan, all of the participant’s Units vest immediately prior to a change of control. The amounts disclosed are based on the market value of $24.39, which was the closing price for the Class B Non-Voting Shares on the TSX on August 31, 2020 and assumes the performance criteria for the PSUs are met at 100% of the payout amount.

(7)

Pursuant to his executive employment agreement, upon change of control, Mr. McAleese will receive an equivalent value of $8 million through a combination of RSUs and enhancements to his ERP. For further clarity, Mr. McAleese was granted $1.5 million in RSUs on April 15, 2019 and received an additional $1.5 million RSU grant on April 15, 2020.

(8)	Pursuant to his executive employment agreement, upon change of control, Mr. English will receive $8 million all through enhancements to his ERP.
(9)	Pursuant to his executive employment agreement, upon change of control, Mr. Stakic will receive $8 million all through enhancements to his ERP.
(10)	Pursuant to her executive employment agreement, upon change of control, Ms. Emberly will receive $4 million all through enhancements to her ERP.

Bradley S. Shaw is a member of the SERP and Paul McAleese, Trevor English, Zoran Stakic and Katherine Emberly are members of the ERP. In the event of a change of control of, or merger involving, the Company, the SERP and the ERP become fully vested and fully funded immediately. For further details on the SERP and ERP, see “Retirement Plans and Benefits.”

6.	Compensation of Directors

During fiscal 2019, the Human Resources and Compensation Committee completed a review of director compensation with the assistance of Willis Towers Watson. Based on the review, the Committee approved an all-inclusive retainer to better align with the changing role of directors and to be more reflective of the continuous nature of their contributions throughout the year rather than a fee structure based on an annual retainer and per-meeting fees. The all-inclusive retainer simplifies administration and aligned with best market practice. The annual retainers for the Chairs of the various Board committees were maintained. The change to the all-inclusive retainer was cost neutral.

Type of Retainer	Amount ($)

Board Annual Retainer, including committee service(1)	200,000

Additional Compensation

Lead Director Annual Retainer	75,000

Corporate Governance and Nominating Committee Chair Annual Retainer	15,000

Human Resources and Compensation Committee Chair Annual Retainer(2)	25,000

Audit Committee Chair Annual Retainer	40,000

Proxy Circular Shaw Communications Inc.	59

Statement of Compensation

Notes:

(1)	In October 2020, the Human Resources and Compensation Committee approved an increase in the Board Annual Retainer from $200,000 to $225,000 effective January 1, 2021.
(2)	In April 2020, the Human Resources and Compensation Committee Chair Annual Retainer increased from $15,000 to $25,000.

Director compensation may be paid in cash, RSUs, DSUs, or any combination thereof, subject to meeting the director share ownership guidelines. In accordance with the Company’s DDSU Plan and the Company’s RSU/PSU Plan, each independent director must make this election by December 31st of the prior calendar year or any other time permitted under the DDSU Plan and/or the RSU PSU

Plan. The fees paid to directors of the Company are payable in Canadian dollars for directors resident in Canada and in U.S. dollars for all other directors. The Company also provides a one-time $150,000 DSU grant upon joining the Board and reimburses directors for out-of-pocket expenses incurred in attending Board and committee meetings.

Director Summary Compensation Table

The following table sets out the compensation paid to each of the Company’s directors for the financial year ended August 31, 2020. Fees earned are paid in cash, RSUs, or DSUs as elected by each director. See also “Medium-Term Incentives – RSU and PSU Plan” and “DDSU Plan” below. Directors who are also employees of the Company or its subsidiaries receive no remuneration as directors.

Name(1)(2)	Fees Earned-Paid in Cash(3) $	Share-Based Awards(4) $	Option-Based Awards $	All Other Compensation $(6)	Total $
Peter J. Bissonnette	–	200,000	–	12,747	212,747
Adrian I. Burns	200,000	–	–	82,156	282,156
Christy J. Clark	50,000	150,000	–	9,829	209,829
Richard R. Green	202,069	65,435	–	90,965	358,469
Gregg Keating	200,000	–	–	87,800	287,800
Michael W. O’Brien	180,000	60,000	–	92,220	332,220
Paul K. Pew	220,000	–	–	144,022	364,022
Jeffrey C. Royer	200,000	–	–	124,372	324,372
Mike Sievert	134,713	134,714	–	15,068	284,495
JC Sparkman(5)	269,425	–	–	76,960	346,385
Carl E. Vogel	269,425	–	–	51,258	320,683
Sheila C. Weatherill	–	200,000	–	92,694	292,694
Willard H. Yuill(7)	220,000	–	–	49,284	269,284

Notes:

(1)

Compensation disclosure for Bradley S. Shaw, who was both a NEO and director in fiscal 2020, can be found in the “Summary Compensation Table.” In fiscal 2020, Bradley S. Shaw did not receive compensation for serving as a director of the Company.

(2)

JR Shaw, the founder of the Company, served as Executive Chair of the Board until his passing on March 23, 2020. Brad Shaw succeeded JR Shaw as Executive Chair while also maintaining his position as Chief Executive Officer of Shaw. In fiscal 2020, JR Shaw received compensation for serving as Executive Chair, an executive officer position at the Company, but did not receive compensation for serving as a director of the Company.

(3)

Cash amounts paid to Richard R. Green, JC Sparkman, Carl E. Vogel and Mike Sievert, residents of the U.S., are payable in U.S. dollars and have been translated into Canadian dollars at the applicable monthly average exchange rates.

(4)

DSUs were credited to a director’s account based on dividing the cash value of the compensation by the average of the high and low prices of the Class B Non-Voting Shares on the grant dates. The number of RSUs granted is determined by dividing the fair value of the award on the grant date by the Unit Price. The Unit Price was $26.19 on the February 1, 2020 grant date.

(5)	JC Sparkman served as a director until his passing on July 16, 2020.
(6)	Includes the dollar value of notional dividends paid or payable in DSUs.
(7)	Willard H. Yuill will not stand for election as a director at the January 13, 2021 Meeting.

60	Shaw Communications Inc. Proxy Circular

Statement of Compensation

Outstanding Share-Based and Option-Based Awards

The following table sets forth details with respect to Options, RSUs and DSUs held by the directors of the Company, other than those that are NEOs, as of August 31, 2020.

	Option-Based Awards				Share-Based Awards

Name(1)(2)	Number of Securities Underlying Unexercised Options	Option Exercise Price $	Option Expiration Date	Value of Unexercised In-the-Money Options(3) $	Number of Shares or Units of Shares that have not Vested(4)	Market or Payout Value of Shares or Units of Shares that have not Vested(5) $	Market or Payout Value of Vested Shares or Units of Shares that have not Paid Out or Distributed(4)(5) $

Peter J. Bissonnette	–	–	–	–	–	–	379,148

Adrian I. Burns	–	–	–	–	–	–	1,736,509

Christy J. Clark	70,000	26.78	02-Jul-2028	–	–	–	290,039

Richard R. Green	–	–	–	–	4,352	106,149	1,832,328

Gregg Keating	–	–	–	–	–	–	1,855,799

Michael W. O’Brien	–	–	–	–	3,984	97,181	1,867,588

Paul K. Pew	–	–	–	–	5,886	143,557	2,871,157

Jeffrey C. Royer	–	–	–	–	–	–	2,628,819

Mike Sievert	70,000	27.21	14-Jan-2028	–	–	–	392,826

JC Sparkman(6)	–	–	–	–	–	–	1,625,667

Carl E. Vogel	–	–	–	–	–	–	1,082,753

Sheila C. Weatherill	–	–	–	–	–	–	2,068,971

Willard H. Yuill(7)	–	–	–	–	–	–	1,041,699

Notes:

(1)	Disclosure for Bradley S. Shaw, who was both a NEO and director in fiscal 2020, can be found in the “Outstanding Share-Based and Option-Based Awards” and “Summary Compensation Table.”
(2)

JR Shaw, the founder of the Company, served as Executive Chair of the Board until his passing on March 23, 2020. Brad Shaw succeeded JR Shaw as Executive Chair while also maintaining his position as Chief Executive Officer of Shaw. In fiscal 2020, JR Shaw received compensation for serving as Executive Chair, an executive officer position at the Company, but did not receive compensation for serving as a director of the Company.

(3)	Based on the difference between the market value of $24.39 per Class B Non-Voting Share which is the closing price on the TSX on August 31, 2020 and the exercise price of the Options.
(4)

The number of RSUs granted is determined by dividing the fair value of the award on the grant date by the Unit Price. The Unit Price was $26.19 on the February 1, 2020 grant date and $26.44 on the February 1, 2019 grant date.

(5)	The market value is based on the closing price of $24.39 per Class B Non-Voting Share on the TSX on August 31, 2020.
(6)	JC Sparkman served as a director until his passing on July 16, 2020.
(7)	Willard H. Yuill will not stand for election as a director at the January 13, 2021 Meeting.

Proxy Circular Shaw Communications Inc.	61

Statement of Compensation

Name(1)(2)	Option-Based Awards	Share-Based Awards	Non-Equity Incentive Plan Compensation - Value Earned During The Year $
	Value Vested During the Year(3) $	Value Vested During the Year(4) $

Peter J. Bissonnette	–	200,000	–

Adrian I. Burns	–	–	–

Christy J. Clark	–	150,000	–

Richard R. Green	–	22,482	–

Gregg Keating	–	–	–

Michael W. O’Brien	–	20,527	–

Paul K. Pew	–	74,452	–

Jeffrey C. Royer	–	–	–

Mike Sievert	–	134,714	–

JC Sparkman(5)	–	–	–

Carl E. Vogel	–	–	–

Sheila C. Weatherill	–	200,000	–

Willard H. Yuill(6)	–	–	–

Notes:

(1)	Disclosure for Bradley S. Shaw, who was both a NEO and director in fiscal 2020, can be found in “Outstanding Share-Based and Option-Based Awards” and “Summary Compensation Table.”
(2)

JR Shaw, the founder of the Company, served as Executive Chair of the Board until his passing on March 23, 2020. Brad Shaw succeeded JR Shaw as Executive Chair while also maintaining his position as Chief Executive Officer of Shaw. In fiscal 2020, JR Shaw received compensation for serving as Executive Chair, an executive officer position at the Company, but did not receive compensation for serving as a director of the Company.

(3)

Amounts reported represent the aggregate dollar value that would have been realized if all Options that vested during fiscal 2020 were exercised on the vesting date. The value is calculated as the difference between the closing price of the Class B Non-Voting Shares on the TSX on the vesting date and the exercise price of the Options. The closing price of the Class B Non-Voting Shares on the TSX on January 15, 2020 and July 3, 2020, was $26.14 and $22.32 respectively.

(4)

DSUs were credited to a director’s account based on dividing the cash value of the compensation by the average of the high and low prices of the Class B Non-Voting Shares on the compensation dates. For further details see “DDSU Plan” below.

(5)	JC Sparkman served as director until his passing July 16, 2020.
(6)	Willard H. Yuill will not stand for election as a director at the January 13, 2021 Meeting.

DDSU Plan

The Company has a Directors’ Deferred Share Unit Plan (the “DDSU Plan”) under which directors may elect to receive 25%, 50%, 75% or 100% of their annual cash compensation in the form of deferred share units (“DSUs”), provided that any director who has not met the applicable share ownership guideline is generally required to elect to receive at least 50% of his or her annual compensation in DSUs and/or RSUs (see “Statement of Compensation – Compensation of Directors – Share Ownership Guideline”). The number of DSUs to be credited to a director’s account equals such amount of compensation allocated to the DDSU Plan divided by the then current market value of a Class B Non-Voting Share. On each dividend payment date for the Class B Non-Voting Shares, additional DSUs are credited to the director’s DSU account equal to, for each DSU, the amount of the per Class B Non-Voting Share dividend divided by the then current market value of a

Class B Non-Voting Share. When the director ceases to be a director of the Company, the DSUs will be payable by a cash payment equal to the current market value of a Class B Non-Voting Share for each DSU at the time of payout.

Share Ownership Guideline

The Board supports ownership of the Company’s shares by its directors and has established a related share ownership guideline. On October 23, 2018, the Corporate Governance and Nominating Committee amended the share ownership guideline to increase the level of ownership of Class A Shares, Class B Non-Voting Shares, RSUs and DSUs by each director to an aggregate market value of at least Cdn. $500,000. Any director who has not met the share ownership guideline is generally required to elect to receive at least 50% of his or her annual compensation in DSUs and/or RSUs. Each of the

62	Shaw Communications Inc. Proxy Circular

Statement of Compensation

nominee directors meets the share ownership guideline, except Mike Sievert and Christy J. Clark who joined the board in fiscal 2018, and Steven A. White who will stand for election to the Board at the January 13, 2021 Meeting.

As of November 24, 2020, Ms. Clark, Mr. Sievert and Mr. White require an additional $185,244, $91,813 and $500,000 respectively in Class A Shares, Class B Non-Voting Shares, DSUs and RSUs to meet the share ownership guideline. The directors nominated for election at the Meeting as a group own or control an approximate 1.3% economic interest in the Company’s outstanding share capital, divided as follows:

approximately 1.2% held by Bradley S. Shaw and approximately 0.1% held by those nominee directors who are not members of the Shaw family. The non-controlling nominee directors have an average equity value of approximately $2.7 million.4 The median equity value held by non-controlling nominee directors is approximately $1.9 million.5

For information concerning the shares, RSUs, DSUs and Options held by each director nominated for election at the Meeting, see the tables under “Business of the Meeting – Election of Directors.”

7.	Indebtedness of Directors and Executive Officers

The following table sets forth the aggregate indebtedness outstanding as at October 31, 2020 of all directors, executive officers and employees, current or former, of the Company or any of its subsidiaries.

Purpose	To the Company or its Subsidiaries $	To Another Entity $

Shares Purchases	Nil	Nil

Other	506,737	Nil

Interest of Informed Persons in Material Transactions

Other than as disclosed herein, management of the Company is unaware of any material interest of any director or executive officer of the Company, of any management nominee for election as a director of the Company or of any person who beneficially owns (directly or indirectly) or exercises control or direction over shares carrying more than 10% of the voting rights attached to all voting shares of the Company, or any associate or affiliate of any such person, in any transaction since the beginning of the last completed financial year of the Company or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries.

Additional Information

Additional financial information is provided in the Company’s comparative financial statements for its most recently completed financial year, and management’s discussion and analysis thereon. Copies of such documents may be obtained in the manner set forth above.

Additional information concerning the Company is available through the Internet on SEDAR which may be accessed at www.sedar.com. Copies of such information may also be obtained on the Company’s website at www.shaw.ca, or on request and without charge from the Corporate Secretary of the Company, Suite 900, 630 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4L4, telephone (403) 750-4500.

[4]

The average equity value includes the Class A Shares, Class B Non-Voting Shares, RSUs and DSUs held by the non-controlling nominee directors and is calculated using the closing prices of $25.90 per Class A Share and $22.99 per Class B Non-Voting Share on the TSX on November 24, 2020.

[5]

The median equity value includes the Class A Shares, Class B Non-Voting Shares, RSUs and DSUs held by the non-controlling nominee directors and is calculated using the closing prices of $25.90 per Class A Share and $22.99 per Class B Non-Voting Share on the TSX on November 24, 2020.

Proxy Circular Shaw Communications Inc.	63

Caution Concerning Forward Looking Statements

Statements included in this Proxy Circular, including from documents incorporated by reference herein, that are not historic constitute “forward-looking information” within the meaning of applicable securities laws. They can generally be identified by words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “target,” “goal,” and similar expressions (although not all forward-looking statements contain such words). Forward looking statements in this Proxy Circular include, but are not limited to, statements related to:

•	future capital expenditures;
•	proposed asset acquisitions and dispositions;
•	expected cost efficiencies;
•	financial guidance and expectations for future performance;
•	business and technology strategies and measures to implement strategies;
•	the Company’s equity investments, joint ventures and partnership arrangements;
•	expected growth in subscribers and the products/services to which they subscribe;
•	competitive strengths and pressures;
•	expected project schedules, regulatory timelines and completion/in-service dates for the Company’s capital and other projects;
•	expected number of retail outlets;
•

the expected impact of changes in laws, regulations, decisions by regulators or other actions by governments or regulators on the Company’s business, operations and/or financial performance or the markets in which the Company operates;

•	the expected impact of any emergency measures implemented by governments or regulators;
•	timing of new product and service launches;
•

the deployment of: (i) network infrastructure to improve capacity and coverage and (ii) new technologies, including next generation wireless and wireline technologies such as 5G and IPTV, respectively;

•	the expected growth in the Company’s market share;
•	the cost of acquiring and retaining subscribers and deployment of new services;
•	the sustainability of results/objectives and cost reductions achieved through the TBT initiative and VDP;
•	the impact that the employee exits in connection with VDP will have on Shaw’s business operations;
•	the expansion and growth of Shaw’s business and operations and other goals and plans; and
•	the expected impact of the ongoing commodity price challenges and the COVID-19 pandemic.

All of the forward-looking statements made in this Proxy Circular are qualified by these cautionary statements.

Forward-looking statements are based on assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances as of the current date. The Company’s management believes that its assumptions and analysis in this Proxy Circular are reasonable and that the expectations reflected in the forward looking statements contained herein are also reasonable based on the information available on the date such statements are made and the process used to prepare the information. Considering the ongoing presence of commodity price challenges and the uncertain and changing circumstances surrounding the COVID-19 pandemic and the related response from the Company, governments (federal, provincial and municipal), regulatory authorities, businesses and customers, there continues to be inherently more uncertainty associated with the Company’s assumptions as compared to prior periods. These assumptions, many of which are confidential, include, but are not limited management expectations with respect to:

•	general economic conditions, which includes the impact on the economy and financial markets of (i) fluctuations in commodity prices, and (ii) the COVID-19 pandemic and other health risks;
•	the impact of (i) fluctuations in commodity prices and (ii) the COVID-19 pandemic and other health risks on the Company’s business, operations, capital resources and/or financial results;
•	future interest rates;
•	previous performance being indicative of future performance;
•	future income tax rates;
•	future foreign exchange rates;
•	technology deployment;
•	future expectations and demands of the Shaw’s customers;
•	subscriber growth;
•	incremental costs associated with growth in wireless handset sales;
•	pricing, usage and churn rates;

64	Shaw Communications Inc. Proxy Circular

Caution Concerning Forward Looking Statements

•	availability and cost of programming, content, equipment and devices;
•	the completion of proposed transactions;
•	the integration of acquisitions;
•	industry structure, conditions and stability;
•	regulation, legislation, or other actions by governments or regulators (and the impact or projected impact on the Company’s business);
•	the implementation of any emergency measures by governments or regulators (and the impact or projected impact on the Company’s business, operations and/or financial results);
•	access to key suppliers and third party service providers required to execute on the Company’s current and long term strategic initiatives on commercially reasonable terms;
•	key suppliers performing their obligations within the expected timelines;
•	retention of key employees;
•

the Company being able to successfully deploy (i) network infrastructure required to improve capacity and coverage and (ii) new technologies, including but not limited to next generation wireless and wireline technologies such as 5G and IPTV, respectively;

•

the TBT initiative yielding the expected results and benefits, including: (i) resulting in a leaner, more integrated and agile company with improved efficiencies and execution to better meet Shaw’s consumers’ needs and expectations (including the products and services offered to its customers) and (ii) the sustainability of cost reductions achieved through VDP;

•	the cost estimates for any outsourcing requirements and new roles in connection with VDP;
•

operating expense and capital cost estimates associated with the implementation of enhanced health and safety measures for the Company’s offices, retail stores and employees to reduce the spread of COVID-19;

•	the Company can gain access to sufficient retail distribution channels; and
•	the Company can access the spectrum resources required to execute on its current and long-term strategic initiatives.

You should not place undue reliance on any forward-looking statements. Many factors, including those not within the Company’s control, may cause the Company’s actual results to be materially different from the views expressed or implied by such forward-looking statements, including, but not limited to:

•

changes in general economic, market and business conditions including the impact of (i) fluctuations in commodity prices and (ii) the COVID-19 pandemic and other health risks, on the economy and financial markets which may have a material adverse effect on the Company’s business, operations, capital resources and/or financial results;

•

increased operating expenses and capital costs associated with the implementation of enhanced health and safety measures for the Company’s offices, retail stores and employees in response to the COVID-19 pandemic;

•	changes in interest rates, income taxes and exchange rates;
•	changes in the competitive environment in the markets in which the Company operates and from the development of new markets for emerging technologies;
•	changing industry trends, technological developments and other changing conditions in the entertainment, information and communications industries;
•	changes in laws, regulations and decisions by regulators or other actions by governments or regulators that affect the Company or the markets in which it operates;
•	any emergency measures implemented by governments or regulators;
•	technology, privacy, cyber security and reputational risks;
•	disruptions to service, including due to network failure or disputes with key suppliers;
•	the Company’s ability to execute its strategic plans and complete its capital and other projects by the completion date;
•	the Company’s ability to grow subscribers and market share;
•	the Company’s ability to close key transactions;
•	the Company’s ability to have and/or obtain the spectrum resources required to execute on its current and long-term strategic initiatives;
•	the Company’s ability to gain sufficient access to retail distribution channels;
•	the Company’s ability to access to key suppliers and third party service providers required to executed on its current and long term strategic initiatives on commercially reasonable terms;

Proxy Circular Shaw Communications Inc.	65

Caution Concerning Forward Looking Statements

•	the ability of key suppliers to perform their obligations within expected timelines;
•	the Company ability to retain key employees;
•	the Company’s ability to achieve cost efficiencies;
•	the Company’s ability to sustain the results/objectives and cost reductions achieved through the TBT and VDP;
•	the Company’s ability to the complete employee exits in connection with VDP with minimal impact on operations;
•

the Company’s ability to complete the deployment of (i) network infrastructure required to improve capacity and coverage and (ii) new technologies, including but not limited to next generation wireless and wireline technologies such as 5G and IPTV, respectively;

•	the Company’s ability to recognize and adequately respond to climate change concerns or public and governmental expectations on environmental matters;
•	the Company’s status as a holding company with separate operating subsidiaries; and
•	other factors described in the Company’s 2020 Annual MD&A under the heading “Known Events, Trends, Risks, and Uncertainties.”

The foregoing is not an exhaustive list of all possible factors. Should one or more of these risks materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein.

The Company provides certain financial guidance for future performance as the Company believes that certain investors, analysts and others utilize this and other forward-looking information in order to assess the Company’s expected operational and financial performance and as an indicator of its ability to service debt and return cash to shareholders. The Company’s financial guidance may not be appropriate for this or other purposes.

Any forward-looking statement speaks only as of the date on which it was originally made and, except as required by law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect any change in related assumptions, events, conditions or circumstances. All forward looking statements contained in this Proxy Circular are expressly qualified by this statement.

66	Shaw Communications Inc. Proxy Circular

Director Approval

The contents and sending of this proxy circular have been approved by the Board of Directors of the Company.

(signed) Peter A. Johnson

Executive Vice President, Chief Legal and Regulatory Officer

November 24, 2020

Proxy Circular Shaw Communications Inc.	67

Exhibit A

Shaw Communications Inc.

Board of Directors Mandate

This Mandate of the Board of Directors (the “Board”) of Shaw Communications Inc. (the “Corporation”) was adopted October 29, 2020.

I.	Mandate

The Board has responsibility for supervising and overseeing management of the business and affairs of the Corporation consistent with its powers and obligations under the Business Corporations Act (Alberta) (the “ABCA”) and under other legal and regulatory requirements applicable to a corporation that is a reporting issuer in Canada and the United States and whose securities are listed on the Toronto Stock Exchange and the New York Stock Exchange.

In this regard, the Board shall, in accordance with the Corporation’s Articles and By-laws:

•	manage the business and affairs of the Corporation;
•	act honestly and in good faith with a view to the best interests of the Corporation; and
•	exercise the care, diligence and skill that reasonably prudent people would exercise in comparable circumstances.

The Board will fulfill its mandate primarily by carrying out the responsibilities and duties set forth in Section IV of this Mandate.

II.	Composition

Pursuant to the terms of the Articles of the Corporation, the Board shall consist of a minimum of 8 and a maximum of 20 directors.

The Board shall be comprised of a majority of directors that meet the independence, expertise and other membership requirements under applicable laws, the Corporation’s By-laws, and any other applicable policies established by the Board.

The members of the Board shall be elected annually by shareholders of the Corporation or as otherwise provided by the Corporation’s Articles. Each member of the Board shall serve until the next annual general meeting of shareholders of the Corporation or until his or her earlier resignation or removal from the Board.

The Chair of the Board shall be appointed by the Board from among its members and shall carry out the responsibilities and duties set forth in Section VI of this Mandate.

The Board may also appoint, from time to time, an independent Lead Director from among its members to serve for a term of five to seven years. The Lead Director will provide leadership to the independent directors of the Board and carry out the responsibilities and duties set forth in Section VII of this Mandate.

III.	Meetings

The Board shall meet at least quarterly and more frequently as circumstances require, or as the Chair, the Chief Executive Officer (“CEO”), or the Board may determine.

Notice of each meeting of the Board shall be given to each member of the Board as far in advance of the time for the meeting as practicable, but in any event, not later than 24 hours preceding the time of the meeting (unless waived by all members of the Board). A notice of meeting shall, to the extent practicable or required by the ABCA, state the nature of the business to be transacted at the meeting in reasonable detail and may be accompanied by copies of documentation to be considered at the meeting.

A-1	Shaw Communications Inc. Proxy Circular

Exhibit A

Subject to the By-laws, a quorum for the transaction of business at a meeting shall consist of not less than a majority of the members of the Board. Members of the Board may participate in any meeting by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to hear each other, and a member participating by any such means shall be deemed to be present at that meeting.

Senior management of the Corporation and other parties may attend meetings of the Board, as may be deemed appropriate by the Board. The Board shall schedule in camera independent director sessions to be held in conjunction with each Board meeting. The independent directors may also meet in camera at other appropriate times. The Lead Director shall chair in camera independent director sessions.

Minutes shall be kept of all meetings of the Board (other than in camera sessions) and shall be signed by the Chair and Secretary of the meeting.

IV.	Responsibilities and Duties of the Board

To fulfill its mandate, the Board shall be charged with the specific responsibilities and duties set out in this Section IV. To the extent permissible under applicable law and the Corporation’s Articles and By-laws, the Board may delegate such responsibilities and duties to committees of the Board constituted in accordance with Section V of this Mandate.

While the ABCA and Corporation’s By-laws provide that the Board shall “manage the business and affairs” of the Corporation, the Board operates by delegating certain of its authorities to management of the Corporation and by reserving certain powers to itself.

In this regard, the Board expects management of the Corporation, including the CEO and other senior executives of the Corporation, to provide day-to-day leadership and management of the Corporation and to achieve the overall objectives and policies established by the Board. The Board approves the strategies of the Corporation and the objectives and policies within which it is managed, and then evaluates the performance of the CEO and management. Once the Board has approved the strategies and policies, it shall act in a unified and cohesive manner in supporting and guiding the CEO and senior management of the Corporation.

The Board’s principal responsibilities and duties fall into the general categories described below.

1.	Selection and Oversight of Management

The Board has the responsibility to:

•	select and appoint the CEO and senior management of the Corporation;
•	review the performance of the CEO and senior management;
•

approve the compensation and terms of employment of the Executive Chair, Vice Chair, CEO and Shaw family members who are executives of the Corporation and who hold a title of Executive Vice President and above;

•	ensure that plans have been made for management succession, training and development;
•	provide advice and counsel to the CEO and senior management in the execution of their duties;
•	satisfy itself as to the integrity of the CEO and senior management, and
•	ensure that such officers create a culture of integrity throughout the Corporation.

2.	Strategic Planning

The Board has the responsibility to:

•	review and approve the Corporation’s long-term strategic objectives and monitor the Corporation’s progress in reaching such strategic objectives;
•	review and approve the business plans, consolidated budgets and other similar plans of the Corporation on an annual basis and monitor the implementation of such plans;
•

review and approve significant strategic transactions that are not considered to be in the ordinary course of business as well as other items of significance, including significant acquisitions, dispositions and financings; and

•	identify and review other matters of significance that require approval or input of the Board.

3.	Monitoring and Acting

The Board has the responsibility to:

•

identify and assess the principal risks inherent in the business activities of the Corporation and ensure that management takes all reasonable steps to implement appropriate systems to manage such risks, including oversight over the Corporation’s business continuity, business resumption, disaster recovery, and external threats/hazards monitoring plans;

Proxy Circular Shaw Communications Inc.	A-2

Exhibit A

•	ensure that management implements and maintains effective internal controls over financial reporting, disclosure controls and procedures and management information systems;
•	develop, review and monitor the Corporation’s approach to corporate governance, including developing the Corporation’s corporate governance guidelines and measures for receiving shareholder feedback;
•	develop, review and monitor the Corporation’s Environment, Social, and Governance program; and
•	adopt and monitor compliance with a code of business conduct applicable to directors, officers and employees of the Corporation.

4.	Reporting

The Board has the responsibility to:

•

ensure that the operational and financial performance of the Corporation, as well as any developments that may have a significant and material impact on the Corporation, are adequately reported to shareholders, regulators and stakeholders on a timely and regular basis;

•	ensure that the financial performance of the Corporation is reported fairly and in accordance with the Corporation’s disclosed accounting principles and applicable laws and regulations; and
•	develop, implement and oversee a disclosure policy to enable the Corporation to communicate effectively with its shareholders and other stakeholders.

5.	Legal Requirements

The Board is responsible for ensuring overall compliance with legal and regulatory requirements applicable to the Corporation.

The Board also has the responsibility for considering, as a full Board, the following matters that in law may not be delegated to management of the Corporation or to a committee of the Board:

•	any submission to shareholders of the Corporation of a question or matter requiring their approval;
•	filling of a vacancy among the directors or in the office of auditor of the Corporation;
•	issuance of securities, except in the manner and on the terms authorized by the Board;
•	declaration of dividends;
•	purchase, redemption or any other form of acquisition of shares issued by the Corporation, except in the manner and on the terms authorized by the Board;
•

payment of a commission to any person in consideration of such person purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares;

•	approval of management proxy circulars;
•	approval of any take-over bid circular or directors’ circular;
•	approval of annual financial statements, management discussion and analysis and annual information forms; and
•	adoption, amendment or repeal of the By-laws.

6.	Board Functioning

The Board has the responsibility to:

•	manage its own affairs, including developing its own agendas and procedures;
•	consider, on an annual basis, the composition and size of the Board and its impact, if any, on the Board’s effectiveness;
•	identify and approve prospective nominees to the Board;
•	ensure that there is a comprehensive orientation session for directors, as well as other continuing education opportunities;
•	regularly assess the effectiveness and contribution of the Board, its committees and each individual director;
•	determine the compensation of directors; and
•	otherwise establish and review its own policies and practices from time to time.

V.	Committees of the Board

The Board may establish committees of the Board and delegate its duties and responsibilities to such committees, where legally permissible. The Board shall appoint the members to any such committee and shall oversee their performance.

In accordance with applicable laws, policies and guidelines of securities regulatory authorities, the Board shall appoint the following standing committees, each comprised of at least a majority of independent directors:

•	Audit Committee;
•	Corporate Governance and Nominating Committee; and
•	Human Resources and Compensation Committee.

A-3	Shaw Communications Inc. Proxy Circular

Exhibit A

In addition, the Board has appointed an Executive Committee. The Executive Committee will have not fewer than a majority of independent directors.

VI.	Terms of Reference for the Chair

To fulfill his or her responsibilities and duties, the Chair of the Board shall:

•	facilitate the effective operation and management of, and provide leadership to, the Board;
•	act as chair of meetings of the Board;
•	assist in setting the agenda for each meeting of the Board and in otherwise bringing forward for consideration matters within the mandate of the Board;
•	facilitate the Board’s interaction with management of the Corporation;
•	act as a resource and mentor and provide leadership for other members of the Board; and
•	perform such other duties and responsibilities as may be delegated to the Chair by the Board from time to time.

VII.	Terms of Reference for Lead Director

The Lead Director will facilitate the functioning of the Board independently of the Corporation’s management and will also maintain and enhance the quality of Shaw’s corporate governance practices.

The Lead Director will:

•	in conjunction with the Corporate Governance and Nominating Committee of the Board, provide leadership to ensure that the Board functions independently of management of the Corporation;
•	act as chair of in camera independent director sessions;
•	recommend, where necessary, the holding of special meetings of the Board;
•	review with the Chair and CEO items of importance for consideration by the Board;
•

as may be required from time to time, consult and meet with any or all of Shaw’s independent directors at the discretion of either party and with or without the attendance of the Chair, and represent such directors in discussions with management of the Corporation on corporate governance issues and other matters;

•	serve as Board ombudsman, so as to ensure that questions or comments of individual directors are heard and addressed;
•

with the Corporate Governance and Nominating Committee, ensure that the Board, committees of the Board, individual directors and senior management of the Corporation understand and discharge their duties and obligations under the Corporation’s system of corporate governance;

•	mentor and counsel new members of the Board to assist them in becoming active and effective directors;
•	with the Corporate Governance and Nominating Committee, facilitate the process of conducting director evaluations;
•	with the Corporate Governance and Nominating Committee, promote best practices and high standards of corporate governance; and
•	perform such other duties and responsibilities as may be delegated to the Lead Director by the Board from time to time.

VIII.	Terms of Reference for Individual Directors

As a member of the Board, each director will act honestly and in good faith with a view to the best interests of the Corporation. Each director will exercise the care, diligence and skill of a reasonably prudent person and will fulfil all legal and fiduciary obligations of a director.

1.	General

Each director is expected to:

•	act and speak honestly and with integrity;
•	demonstrate high ethical standards;
•	support principled and ethical business practices and a culture of integrity;
•	maintain a solid understanding of the role, responsibilities and duties of a director;
•	understand conflict of interest issues and declare real or perceived conflicts;
•	be an effective ambassador and representative of the Corporation; and
•	comply with applicable laws, the Corporation’s Articles, By-laws, business conduct standards and other policies.

Proxy Circular Shaw Communications Inc.	A-4

Exhibit A

2.	Skills and Experience

Each director shall:

•	demonstrate skills and experience that are complementary to other directors of the Board and that are valuable in light of the Corporation’s business and strategic direction;
•	develop and maintain a strong understanding of the Corporation’s business, operations, products, financial position, industry and markets;
•	apply his or her knowledge, experience and expertise to issues confronting the Corporation;
•	participate in on-going training and continuing education as may be required or desirable; and
•	serve as a helpful resource to the Board and to management, where necessary or appropriate.

3.	Preparation, Attendance and Availability

Each director shall:

•	maintain an excellent attendance record for meetings of both the Board and committees of the Board;
•

prepare for meetings of the Board and committees of the Board by reading reports and background materials and by otherwise preparing in a manner that will assist the director in evaluating and adding value to meeting agenda items;

•	be available and accessible to other members of the Board and to management of the Corporation, as needed; and
•	have the necessary time and commitment to fulfill all responsibilities as a member of the Board and committees of the Board.

4.	Communication and Interaction

Each director shall:

•	participate fully and frankly in Board deliberations and discussions and contribute meaningfully and knowledgeably to Board discussions;
•	work effectively with, and be collegial and respectful towards, fellow directors and management of the Corporation;
•	encourage free and open discussion by the Board with respect to the business and affairs of the Corporation;
•	communicate with the Chair and CEO of the Corporation, as appropriate, including when planning to introduce significant or new information or material at a meeting of the Board;
•	act and speak independently and exercise independent judgment; and
•	respect confidentiality.

5.	Committee Work

Each director is expected to:

•	participate as a member of a committee of the Board, when requested; and
•	become knowledgeable about the purpose and objectives of any committee of the Board on which the director serves.

IX.	Terms of Reference for the Chief Executive Officer

The CEO has responsibility for the management of the business and affairs of the Corporation. The CEO provides day-to-day leadership and is responsible for the achievement of the overall objectives and policies established by the Board. In particular, the CEO is expected to lead the Corporation and formulate strategies and policies, agreed upon by the Board. The CEO is directly accountable to the Board for all activities of the Corporation.

In collaboration with the Board, the CEO shall:

•

create a corporate culture that: (i) unites and aligns management and employees with the Corporation’s long-term vision, (ii) fosters social responsibility and ethical business conduct, and (iii) ensures compliance with applicable legal and regulatory requirements;

•	formulate corporate strategies and plans that shall be presented to the Board for approval, and, upon approval, lead the development and execution thereof;
•	formulate and oversee the implementation of key corporate policies;
•	develop and monitor annual business and operational plans, consolidated budgets and other similar plans that support the Corporation’s long-term strategic objectives, and lead the execution thereof;
•	in conjunction with the Disclosure Committee and the Chief Financial Officer, ensure appropriate and timely disclosure of material information;

A-5	Shaw Communications Inc. Proxy Circular

Exhibit A

•	together with the Chief Financial Officer:
•	implement and maintain effective internal controls over financial reporting;
•	implement and maintain effective disclosure controls and procedures;
•	develop the process for, and comply with, the certifications to be provided in the Corporation’s public disclosure documents; and
•	identify, and develop plans to mitigate, the principal risks in respect of the Corporation and its businesses;
•	facilitate the interaction between the Board and management of the Corporation;
•	keep the Board fully informed, in a timely and candid manner, of:
•	the Corporation’s progress towards achievement of the goals, objectives and policies established by the Board;
•	any major developments relating to the Corporation or its businesses; and
•	any information required to enable the Board to fulfill its mandate, including the oversight of the Corporation’s risk management;
•	act as the Corporation’s chief spokesperson to stakeholders, government and regulatory bodies and the public; and
•	perform such other duties and responsibilities as may be delegated to the CEO by the Board from time to time.

X.	Resources

The Board shall have the authority to retain legal, accounting and other outside consultants and advisors to advise it. The Board shall also implement a system whereby individual directors may engage an outside advisor, at the expense of the Corporation, to provide consultation and advice in appropriate circumstances.

Proxy Circular Shaw Communications Inc.	A-6

Shaw)